UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

ACQUIRED SALES CORP.

(Exact name of registrant as specified in its charter)

Nevada	5900
(State of jurisdiction of Incorporation)	(Primary Standard Industrial Classification)

Acquired Sales Corp.

31 N. Suffolk Lane

Lake Forest, Illinois 60045

(847) 915-2446

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gerard M. Jacobs

Chief Executive Officer

Acquired Sales Corp.

31 N. Suffolk Lane

Lake Forest, Illinois 60045

(847) 915-2446

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with copies to

David S. Hunt, Esq.

222 Main Street, Suite 500

Salt Lake City, Utah 84101

(801) 355-7878

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐ Accelerated filer ☐

Non-accelerated filer ☒ Smaller reporting company ☒

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying  with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed Maximum Offering Price per Security(1)(2)	Proposed Maximum Aggregate Offering Price	Amount of registration fee(3)

Shares of Common Stock issuable upon conversion of Series A Preferred Stock	6,615,000	$6.60	$43,659,000	$5,291.47
Total

(1)Estimated in accordance with Rule 457(c) solely for purposes of calculating the registration fee. The maximum price per Security and the maximum aggregate offering price are based on the average of the $6.70 (high) and $6.50 (low) sale price of the Registrant's common as reported on the OTC Markets on 07/29/2019, which date is within five business days prior to filing this Registration Statement.

(2)Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional securities as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

(3)Calculated by multiplying the proposed maximum aggregate offering price of securities by securities to be registered by 0.00012120 and rounding up to nearest dollar.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION DATED July 26, 2019

6,615,000 Shares of Common Stock

This prospectus relates to the resale of up to 6,615,000 shares (the “Shares”) of our common stock, par value $0.001 (the “Common Stock”) by our security holders (the “selling stockholders”) that acquired securities in our private placement consummated on May 13, 2019 (the “Private Placement”), all of which are issuable upon conversion of preferred stock (the “Preferred Stock”). The 6,615,000 Shares being registered were issued to investors in the Private Placement. Please refer to the section of this prospectus entitled “The Private Placement” for a description of the Private Placement, and the section entitled “Selling Stockholders” for additional information regarding the Selling Stockholders.

We are not selling any Shares in this offering. We, therefore, will not receive any proceeds from the sale of the Shares by the Selling Stockholders. We will, however, receive proceeds upon exercise of the Warrants, if exercised on a cash basis.

We have paid and will pay the expenses incurred in registering the Shares, including legal and accounting fees. See “Plan of Distribution.”

The Selling Stockholders may sell the Shares described in this prospectus in a number of different ways and at varying prices. The prices at which the Selling Stockholders may sell the Shares in this offering will be determined by the prevailing market price for the shares of our common stock or in negotiated transactions. See “Plan of Distribution” for more information about how the Selling Stockholders may sell the Shares being registered pursuant to this prospectus. The Selling Stockholders may be deemed “underwriters” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended. The Selling Stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the Shares.

Our common stock issued is traded on the OTC PINK under the symbol “AQSP”. On July 29, 2019, the last reported sales prices of our common stock on the OTC PINK was $6.70.

Investing in our securities involves various risks. See “Risk Factors” beginning on page 9 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is _________, 2019

Table of Contents

Table of Contents

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS6

INDUSTRY AND MARKET DATA7

PROSPECTUS SUMMARY7

THE OFFERING9

RISK FACTORS9

USE OF PROCEEDS27

DIVIDEND POLICY27

DETERMINATION OF OFFERING PRICE27

THE PRIVATE PLACEMENT27

SELLING STOCKHOLDERS28

PLAN OF DISTRIBUTION29

MANAGEMENT’S DISCUSSION AND ANALYSIS31

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS31

BUSINESS34

MANAGEMENT38

CORPORATE GOVERNANCE40

EXECUTIVE COMPENSATION41

BOARD OF DIRECTORS COMPENSATION41

MARKET FOR REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS44

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS44

PRINCIPAL STOCKHOLDERS46

DESCRIPTION OF CAPITAL STOCK48

LEGAL MATTERS50

EXPERTS50

WHERE YOU CAN FIND MORE INFORMATION51

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the common stock offered under this prospectus. The registration statement, including the exhibits and the documents incorporated herein by reference, can be read on the Securities and Exchange Commission website or at the Securities and Exchange Commission offices mentioned under the heading “Where You Can Find More Information.”

Information contained in, and that can be accessed through, our web site http://www.acquiredsalescorp.com shall not be deemed to be part of this prospectus or incorporated herein by reference and should not be relied upon by any prospective investors for the purposes of determining whether to purchase the Shares offered hereunder.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains, in addition to historical information, certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that includes information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation and availability of resources. Such forward-looking statements include those that express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. These forward-looking statements are based on our current expectations and projections about future events and they are subject to risks and uncertainties known and unknown that could cause actual results and developments to differ materially from those expressed or implied in such statements.

In some cases, you can identify forward-looking statements by terminology, such as “may,” “should,” “would,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “continue,” “plan,” “potential” and similar expressions. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus or incorporated herein by reference.

You should read this prospectus and the documents we have filed as exhibits to the registration statement, of which this prospectus is part, completely and with the understanding that our actual future results may be materially different from what we expect. You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of those documents.

Risks, uncertainties and other factors that may cause our actual results, performance or achievements to be different from those expressed or implied in our written or oral forward-looking statements may be found in this prospectus under the heading “Risk Factors” and in our Annual Report on Form 10-K for the year ended December 31, 2018 under the headings “Risk Factors” and “Business,” as updated in our Quarterly Report(s) on Form 10-Q.

Forward-looking statements speak only as of the date they are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of the information presented in this prospectus particularly our forward-looking statements, by these cautionary statements.

INDUSTRY AND MARKET DATA

This prospectus contains estimates and other statistical data made by independent parties and by us relating to market size and growth and other data about our industry. We obtained the industry and market data in this prospectus from our own research as well as from industry and general publications, surveys and studies conducted by third parties. This data involves a number of assumptions and limitations and contains projections and estimates of the future performance of the industries in which we operate that are subject to a high degree of uncertainty, including those discussed in “Risk Factors”. We caution you not to give undue weight to such projections, assumptions and estimates. Further, industry and general publications, studies and surveys generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that these publications, studies and surveys are reliable, we have not independently verified the data contained in them. In addition, while we believe that the results and estimates from our internal research are reliable, such results and estimates have not been verified by any independent source.

PROSPECTUS SUMMARY

The following summary highlights certain of the information contained elsewhere in this prospectus. Because this is only a summary, however, it does not contain all of the information you should consider before investing in our securities and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information included elsewhere in or incorporated by reference into this prospectus. Before you make an investment decision, you should read this entire prospectus carefully, including the risks of investing in our securities discussed under the section of this prospectus entitled “Risk Factors” and similar headings. You should also carefully read our financial statements, and the exhibits to the registration statement of which this prospectus is a part.

Unless the context otherwise requires, references to “we,” “us,”, “our,” Acquired Sales”, the “Company”, “AQSP”, and “Acquired”,  refer to Acquired Sales Corp.. on a consolidated basis.

_____________________________________________________________________________________

PART I

BUSINESS

Description of the Business of Acquired Sales Corp.

Business Overview

Organized in 1986, we have spent the last decade focusing on the acquisition and development of existing businesses. Currently, our management has been exclusively exploring potential acquisitions of all or a portion of one or more operating businesses involving the manufacture and sale of cannabidiol (CBD)-infused products such as beverages, muscle/joint rubs, oils, crystals, tinctures, bath bombs, isolate, relief balms, elixirs, body washes, med sticks, lotions, vape pens and cartridges, shatter, and gummies (a “CBD-Infused Products Company”). We own a minority interest in CBD-infused beverage maker Ablis Holding Company (“Ablis HC” or “Ablis”), and of craft distillers Bendistillery Inc. d/b/a Crater Lake Spirits and Bend Spirits, Inc. We have letters of intent to acquire CBD Lion LLC and Warrender Enterprise Inc. d/b/a Lifted Liquids.

In order to consummate a particular acquisition of a CBD-Infused Products Company, management of the Company is open-minded to the concept of also acquiring all or a portion of one or more operating businesses and/or assets that are related to such CBD-Infused Products Company, for example, operating businesses and/or assets involving distilled spirits, beer, wine, hemp, paraphernalia, cannabis, tetrahydrocannabinol (THC)-infused products, and real estate.

Corporate Information

Acquired Sales Corp. is a Nevada corporation incorporated on January 2, 1986 that engages in the operation of seeking, structuring and seeking to execute on acquisitions of all or a portion of one or more operating businesses involving the manufacture and sale of cannabidiol (CBD)-infused products.

Our principal headquarters are located at 31 N. Suffolk Lane, Lake Forest, Illinois 60045. Our telephone number is (847) 915-2446. Our corporate website address is http://www.acquiredsalescorp.com. The information contained on our website is not incorporated by reference into this prospectus, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase or sell our securities.

We, or our target acquisitions, have proprietary rights to a number of trademarks, service marks and trade names used in this prospectus which are, or may become, important to our business. Solely for convenience, the trademarks, service marks and trade names in this prospectus are referred to without the ® and TM symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. All other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners.

THE OFFERING

Issuer:	Acquired Sales Corp., a Nevada corporation

Securities offered	This prospectus covers the resale of up to 6,615,000 shares of our common stock issuable upon conversion of Series A Preferred Stock.

Total Common stock outstanding before this offering	2,586,669 shares of common stock

Use of proceeds	We will not receive any proceeds from the sale of the Shares covered by this prospectus. We will not receive proceeds from the exercise of the preferred stock if exercised. See “Use of Proceeds”.

Risk Factors

Investing in our securities involves a high degree of risk. For a discussion of factors to consider before deciding to invest in our securities, you should carefully review and consider the “Risk Factors” section of this prospectus beginning on page 9 of this prospectus.

The number of shares of our common stock that will be outstanding immediately before this offering is based on 2,586,669 shares of common stock outstanding as of July 26, 2019, and does not include, as of that date:

•4,376,869 shares of our common stock issuable upon exercise of outstanding stock options and warrants at a weighted average exercise price of $1.19 per share as of July 26, 2019; and

•        6,615,000 shares of common stock issuable upon exercise of the Preferred Stock.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the following risks, together with all of the other information contained in this prospectus, including our financial statements and related notes, before making a decision to invest in our securities. Any of the following risks could have a material adverse effect on our business, operating results, and financial condition and could cause the trading price of our common stock to decline, which would cause you to lose all or part of your investment.

Risk Factors Relating to Our Company

An investment in the securities offered hereby is highly speculative and involves a high degree of risk and should be made only by investors who can afford to lose their entire investment.  Acquired Sales Corp. expects (but cannot be guaranteed) in 2019 to purchase all of CBD Lion LLC, all of Warrender Enterprise Inc. d/b/a Lifted Liquids (“Lifted Liquids” or “Lifted”), and has the right to acquire up to 19.99% of each of Ablis Holding Company, Bend Spirits, Inc. and Bendistillery Inc. d/b/a Crater Lake Spirits. Acquired Sales Corp. will only be positioned to receive any potential financial benefit from Ablis Holding Company, Bend Spirits, Inc. and Bendistillery Inc. d/b/a Crater Lake Spirits if the equity acquisitions occur and they, in turn, subsequently pay dividends or if they are sold to a third party, neither of which is guaranteed to occur. The description of the Company’s business and financial condition is contained in the Company’s SEC filings at www.sec.gov. This Agreement does not contain all of the risk factors that may relate to the Company’s operations. Other risk factors are set out in Acquired Sales Corp.’s Form 10-K filed on March 13, 2019 and are incorporated by reference herein. Prospective investors, prior to making any investment decision should carefully consider along with other matters referred to herein those risk factors.

Because we have a limited operating history, we may not be able to successfully manage our business or achieve profitability.

We have a limited operating history with respect to our CBD related operations upon which you can evaluate our prospects and our potential value. Prior to that, we have not been profitable during most of our years of operation. We face many risks that could prevent us from achieving profits in future years. We cannot assure you that we will be profitable in the future. Our potential acquisitions of CBD Lion LLC and Warrender Enterprise Inc. d/b/a Lifted Liquids, if those acquisitions occur, and our acquisition of up to 19.99% of the outstanding equity of each of Ablis Holding Company, Bend Spirits, Inc., Bendistillery Inc. d/b/a Crater Lake Spirits, CBD Lion LLC and Lifted Liquids involve significant risk, and there can be no assurance that the business of Ablis Holding Company, Bend Spirits, Inc. and Bendistillery Inc. d/b/a Crater Lake Spirits will be successful or generate any profit or other financial benefit. An inability by Acquired Sales Corp. to achieve financial benefit from Ablis Holding Company, Bend Spirits, Inc.,  Bendistillery Inc., CBD Lion LLC or Lifted Liquids could materially adversely affect our Company and the trading price of our Stock.

We have incurred substantial losses in the past and it may be difficult to achieve profitability

We have a history of losses and are anticipated to incur additional losses in the development of our business. For the three months ended March 31, 2019, we had a net loss of ($44,440). As of March 31, 2019 and December 31, 2018 we had an accumulated deficit of ($14,068,681) and ($14,005,689), respectively. There exists substantial doubt regarding our ability to continue as a going concern. We intend to continue to invest in the CBD space, including by hiring additional personnel, upgrading our management systems and integrating several businesses into or as a part of our operations. To the extent we are successful in integrating several businesses into our operations, we may also incur increased losses in the short term because costs associated with these activities are expected to commence in advance of service and transactional revenues at future dates if at all. Our efforts to grow our business may be more costly than we expect, and we may not be able to increase our revenues enough to offset our higher operating expenses. We may incur significant losses in the future for a number of reasons, including the other risks described in this section, and unforeseen expenses, difficulties, complications and delays and other unknown events. If we are unable to achieve and sustain profitability, the value of our business and common stock may significantly decrease. Our ability to continue as a going concern is dependent upon continuing to generate profits from operations in the future and/or our ability to obtain necessary financing required to meet our obligations and repay our liabilities arising from normal business operations. We intend to finance our operating costs over the next twelve months with existing cash on hand, cash from operations, debt financings, and/or the sale of equity which we may not be available to us on favorable terms, or at all. Our ability to obtain additional financing will be subject to a number of factors, including market conditions, our operating performance and investor sentiment. If we are unable to raise additional capital when required or on acceptable terms, we may have to curtail or cease our operations.

Our Chief Executive Officer is not required to work full-time and he and our President and CFO are entitled to significant bonus compensation

Our Chief Executive Officer, Gerard M. Jacobs, runs our operations on a part-time basis and is compensated with equity. Mr. Gerard M. Jacobs has not historically received cash compensation and William “Jake” Jacobs, President and CFO, has worked for approximately $5,000 per month. However, effective as of June 19, 2019 through the earlier of the closing of the Company's acquisition of CBD Lion LLC or the closing of the Company's acquisition of Warrender Enterprise Inc. d/b/a Lifted Liquids, the Company has agreed to pay Gerard M. Jacobs, and William “Jake” Jacobs, consulting fees of $7,500 per month and $5,000 per month, respectively. In addition, upon the closing of one or more of the acquisitions described above, the salaries, equity incentives, expense reimbursements and bonuses will increase. There are also to be significant bonuses awarded to the CEO and CFO in the event the Company closes on the acquisitions of CBD Lion LLC and Warrender Enterprise Inc. d/b/a Lifted Liquids, and in the event that the Company raises $15 million and $25 million. Some or all of these additional Company expenses, bonuses and compensation may be funded by this Financing. For a further description of the proposed compensation arrangements, please refer to the current report on Form 8-K, and its exhibit, filed with the SEC on or about June 25, 2019.

Increases in taxes and regulatory compliance costs may reduce our revenue

Costs resulting from changes in or new income taxes, value added taxes, service taxes, sales and use taxes, or other taxes may adversely affect our margins. These costs could materially adversely affect our Company and the trading price of our common stock.

Tax interpretations and changes in tax regulations and legislation could adversely affect us

Tax interpretations, regulations and legislation in the various jurisdictions in which we operate are subject to measurement uncertainty and the interpretations can impact net income, income tax expense or recovery, and deferred income tax assets or liabilities.  Tax rules and regulations, including those relating to foreign jurisdictions, are subject to interpretation and require judgment by us that may be challenged by the applicable taxation authorities upon audit.  Although we believe our assumptions, judgements and estimates are reasonable, changes in tax laws or our interpretation of tax laws and the resolution of any tax audits could significantly impact the amounts provided for income taxes in our consolidated financial statements.

On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”).  The Tax Act reduced the U.S. federal statutory tax rate, broadened the corporate tax base through the elimination or reduction of deductions, exclusions, and credits, limited the ability of U.S. corporations to deduct interest expense, and transitioned to a territorial tax system which allows for the repatriation of foreign earnings to the U.S. with a 100% federal dividends received deduction prospectively. In addition, the Tax Act required a one-time transitional tax on foreign cash equivalents and previously unremitted earnings. Several of the new provisions enacted as part of the Tax Act require clarification and guidance from the U.S. Internal Revenue Service (“IRS”) and Treasury Department. These or other changes in U.S. tax laws could impact our profits, effective tax rate, and cash flows.

We have accumulated net operating losses (“NOLs”) arising from our operations and foreign and domestic acquisitions of approximately $2.1 million as of December 31, 2018.  We have recognized valuation allowances to reduce these amounts to our current estimate for NOLs that will be recoverable against future taxable income prior to their expiration in accordance with the appropriate tax regulations.  If our estimates change or we do not generate sufficient taxable income prior to the expiration of these NOLs we may have to record additional valuation allowances resulting in higher income tax expense.

In addition, we may periodically restructure our legal entities and if taxing authorities were to disagree with our tax positions in connection with any such restructurings, our effective tax rate could be materially affected.  In connection with such restructurings we could also incur additional charges associated with consulting fees and other charges. This could materially adversely affect our Company and the trading price of our common stock.

We are adversely affected by regulatory uncertainties

Regulatory uncertainties regarding potential adverse changes in federal and state laws and governmental regulations materially adversely affect our business and the trading price of our common stock.

A small number of stockholders have significant influence over us

A small number of our stockholders and members of our board of directors and management acting together would be able to exert significant influence over us through their ability to influence the election of directors and all other matters that require action by our stockholders. The voting power of these individuals could have the effect of preventing or delaying a change in control of our Company which they oppose even if our other stockholders believe it is in their best interests. Gerard M. Jacobs, Chief Executive Officer, beneficially owns a substantial majority of our shares of common stock. In addition, our shareholders have authorized Gerard M. Jacobs to seek shareholders agreements and/or proxies from other parties, including potential future capital sources and the owners of potential future acquisition candidates. Accordingly, Gerard M. Jacobs has substantial influence over our policies and management. We may take actions supported by Gerard M. Jacobs that may not be viewed by some stockholders to be in our best interest, or Gerard M. Jacobs could prevent or delay a change in our control which he opposes even if our other stockholders believe it is in their best interests. This could materially adversely affect our Company and the trading price of our common stock.

State law and our articles of incorporation and bylaws help preserve insiders’ control over us

Provisions of Nevada state law, our articles of incorporation and bylaws may discourage, delay or prevent a change in our management team that stockholders may consider favorable. These provisions may include: (1) authorizing the issuance of “blank check” preferred stock without any need for action by stockholders; (2) permitting stockholder action by written consent; and (3) establishing advance notice requirements for nominations for election to the board of directors, or for proposing matters that can be acted on by stockholders at stockholder meetings. These provisions, if included in our articles of incorporation or by-laws, could allow our board of directors to affect an investor’s rights as a stockholder since our board of directors could make it more difficult for preferred stockholders or common stockholders to replace members of the board of directors. Because the board of directors is responsible for appointing the members of the management team, these provisions could in turn affect any attempt to replace the current or future management team. These factors could adversely affect our Company or the trading price of our Stock.

Retaining and attracting directors and officers may be expensive

We cannot make any assurances regarding the future roles of our current directors, Gerard M. Jacobs, Chief Executive Officer, and William “Jake” Jacobs, President and Chief Financial Officer. Our directors are and will in the future be involved in other businesses, and are not required to, and do not, commit their full time to our affairs, thereby causing conflicts of interest in allocating their time between our operations and the operations of other businesses. We have no employment agreements with any of our existing directors, Gerard M. Jacobs, Chief Executive Officer, and William “Jake” Jacobs, President and Chief Financial Officer. Some or all of our current directors, Gerard M. Jacobs, Chief Executive Officer, and William “Jake” Jacobs, President and Chief Financial Officer may resign upon our raising money, upon our consummation of a business combination, or otherwise. Attracting and retaining our directors and officers may be expensive, and may require that we enter into long term employment agreements, issue stock options, warrants, rights to purchase warrants, and otherwise incentivize our directors and officers. The costs of these incentives could materially adversely affect our Company and the trading price of our common stock.

We indemnify our directors and officers, and certain other parties

Our bylaws specifically limit the liability of our officers and directors to the fullest extent permitted by law. As a result, aggrieved parties may have a more limited right to action than they would have had if such provisions were not present. The bylaws also provide for indemnification of our Chief Executive Officer and directors for any losses or liabilities they may incur as a result of the manner in which they operated our business or conducted internal affairs, provided that in connection with these activities they acted in good faith and in a manner which they reasonably believed to be in, or not opposed to, our best interest. In the ordinary course of business, we also may provide indemnifications of varying scope and terms to customers, vendors, lessors, business partners, independent contractors and other parties with respect to certain matters, including, but not limited to, losses arising out of our breach of such agreements, services to be provided by us, or from intellectual property infringement claims made by third-parties. We may also agree to indemnify former officers, directors, employees and independent contractors of acquired companies in connection with the acquisition of such companies. Such indemnification agreements may not be subject to maximum loss clauses. It is not possible to determine the maximum potential amount of exposure in regard to these obligations to indemnify, due to the limited history of prior indemnification claims and the unique facts and circumstances involved in each particular situation. Use of our capital or assets for such indemnification would reduce amounts available for the operations or for distribution to our investors, which could materially adversely affect our Company and the trading price of our common stock.

Risk Factors Relating to Our Company and Our Securities

Our common stock may be subject to significant dilution

Our capital raising may include the sale of significant numbers of shares of our common stock or other securities convertible into our common stock, and may also include the issuance of significant numbers of options, warrants or other securities convertible into shares of our common stock. We also may issue significant numbers of shares of our common stock, or options, warrants, or other securities convertible into shares of our common stock, as a portion of the consideration for acquisitions. We are also likely to issue significant numbers of options and/or warrants, or rights to purchase warrants, to our officers, directors and/or independent contractors, and to investment bankers and finders, especially in connection with the closing of capital raises and acquisitions. Such transactions may significantly increase the number of outstanding shares of our common stock, and may be highly dilutive to our existing stockholders. In addition, the securities that we issue may have rights, preferences or privileges senior to those of the holders of our outstanding common stock. This dilution could have a material adverse effect on our Company and the trading price of our common stock. In addition, we have options, warrants, and rights to purchase warrants, outstanding covering several million shares of our common stock. If all of these millions of options and warrants were to be exercised, the number of outstanding shares of our common stock would increase significantly. Moreover, additional shares may be issued in connection with future acquisition and business operations. This dilution could have a material adverse effect on our Company and the trading price of our common stock.

Our common stock lacks a meaningful public market

At present no active market exists for our common stock and there is no assurance that a regular trading market will develop and if developed, that it will be sustained. An owner of our common stock may, therefore, be unable to sell our common stock should he or she desire to do so. Or, if an owner of our common stock decides to sell our common stock, such sales could drive the price of our common stock significantly lower. Furthermore, it is unlikely that a lending institution will accept our common stock as pledged collateral for loans. This lack of liquidity could materially adversely affect our Company and the trading price of our common stock.

Our common stock may never be listed on a national exchange

Our common stock may never meet the listing requirements of a national exchange. You should not assume that an effort to list our common stock would be successful, or if successful, that such listing requirements will be maintained, including but not limited to requirements associated with maintenance of a minimum net worth, minimum stock price, and ability to establish a sufficient number of market makers.

Our common stock may be considered a “penny stock” and may be difficult to trade

The U.S. Securities and Exchange Commission (the “SEC”) has adopted regulations which generally define “penny stock” to be an equity security that has a market or exercise price of less than $5.00 per share, subject to specific exemptions. The market price of our common stock may be less than $5.00 per share and, therefore, may be designated as a penny stock according to SEC rules. This designation requires any broker or dealer selling these securities to disclose certain information concerning the transaction, to obtain a written agreement from the purchaser, and to determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our common stock and may adversely affect the ability of investors to sell our common stock, and may materially adversely affect our business and the trading price of our common stock.

Our common stock lacks institutional or analyst support

Our Company lacks institutional support. In addition, investment banks with research capabilities do not currently follow our common stock. This lack of institutional or analyst support lessens the trading volume and general market interest in our common stock, and may adversely affect an investor’s ability to trade a significant amount of our common stock. This lack of institutional or analyst support could materially adversely affect our Company and the trading price of our common stock.

The public float of our common stock is small

The public float of our common stock is small, which may limit the ability of some institutions to invest in our common stock. This lack of liquidity could materially adversely affect our Company and the trading price of our common stock.

The trading price of our common stock may be volatile and could drop quickly and unexpectedly

The stocks of micro-cap and small-cap companies have experienced substantial volatility in the past, often based on factors unrelated to the financial performance or prospects of the companies involved. These factors include macro-economic developments in North America and globally, and market perceptions of the attractiveness of particular industries. This volatility could materially adversely affect our Company by making it more difficult to raise capital or complete acquisitions. In addition, securities class-action litigation often has been brought against companies following periods of volatility in the market price of their securities. Our Company may in the future be the target of similar litigation. Securities litigation could result in substantial costs and damages and divert our management’s attention and resources away from our business. For these reasons and others, quick and unexpected drops in the trading price of our common stock are likely from time to time. Volatility in our common stock price could materially adversely affect our Company and the trading price of our common stock.

We are adversely affected by a difficult economy and by turmoil in the financial markets

Businesses are materially adversely affected by periods of significant economic slowdown or recession, fears of inflation or deflation, rising interest rates, or a public perception that any of these events are occurring or may occur, which could adversely affect our revenues, results of operations, and cash flow. In addition, as they relate to our proposed acquisitions, the capital and credit markets have experienced volatility and disruption. National and global financial and business conditions have been difficult. Access to financing has been negatively impacted. Credit is limited. In many cases, the markets have exerted downward pressure on stock prices and credit capacity for certain issuers. Prominent risks include issues involving rising interest rates, trade disputes, turmoil in the Middle East and around the world, oil prices, rising health care costs, social and political unrest, and many other issues. These factors could materially adversely affect our Company and the trading price of our common stock.

We may not be able to raise needed capital

We need to raise substantial amounts of additional capital both for our proposed acquisitions, to pay dividends on our preferred stock, and to cover overhead costs. In addition, our aggregate future capital requirements are uncertain. The amount of capital that we will need in the future will depend on many factors that we cannot predict with any certainty, including: the market acceptance of our products and services; the levels of promotion and advertising that will be required to launch our new products and services and achieve and maintain a competitive position in the marketplace; our business, product, capital expenditures and technology plans, and product and technology roadmaps; technological advances; our competitors’ responses to our products and services; our pursuit of mergers and acquisitions; and our relationships with our customers.

We cannot assure you that we will be able to raise the needed capital on commercially acceptable terms, or at all. Delay, disruption, or failure to obtain sufficient financing may result in the delay or failure of our business plans. Our inability to raise sufficient capital on commercially acceptable terms, or at all, could have a material adverse effect on our Company and the trading price of our common stock.

Future sales of shares of our common stock, or the perception in the public markets that these sales may occur, may depress our stock price.

The market price of our common stock could decline significantly as a result of sales of a large number of shares of our common stock in the market. In addition, if our significant stockholders sell a large number of shares, or if we issue a large number of shares, the market price of our stock could decline. Any issuance of additional common stock or common stock equivalents by us would result in dilution to our existing shareholders. Such issuances could be made at a price that reflects a discount to the then-current trading price of our common stock. Moreover, the perception in the public market that stockholders may sell shares of our stock or that we may issue additional shares of common stock could depress the market for our shares and make it more difficult for us to sell equity securities in the future at any time, if at all.

We may issue additional shares of common stock without stockholder approval, which would dilute the current holders of our common stock.

Our Board of Directors has authority, without action or vote of our shareholders, to issue shares of common stock. We may issue shares of our common stock to complete a business combination or to raise capital. Such stock issuances could be made at a price that reflects a discount from the then-current trading price of our common stock. These issuances would dilute our stockholders’ ownership interest, which, among other things, would have the effect of reducing their influence on matters on which our stockholders vote. In addition, our stockholders and prospective investors may incur additional dilution if holders of stock options and warrants, whether currently outstanding or subsequently granted, exercise their options or warrants to purchase shares of our common stock.

The rights of the holders of our common stock may be impaired by the potential issuance of preferred stock.

Our certificate of incorporation gives our Board of Directors the right to create one or more new series of preferred stock. As a result, the Board of Directors may, without stockholder approval, issue preferred stock with voting, dividend, conversion, liquidation or other rights that could adversely affect the voting power and equity interests of the holders of our common stock. Preferred stock, which could be issued with the right to more than one vote per share, could be used to discourage, delay or prevent a change of control of our Company, which could materially adversely affect the price of our common stock.

Raising capital by selling our common stock or convertible preferred stock could be expensive

If we were to raise capital by selling common stock or securities convertible into common stock, it could be expensive. We may be required to pay cash fees and/or fees in the form of warrants equal to 7% or more of the gross sales proceeds raised, in addition to legal, accounting and other fees and expenses. In addition, when it becomes known within the investment community that an issuer is seeking to raise equity capital, it is common for the common stock of that issuer to be sold off in the market, lowering the trading price of the issuer’s common stock in advance of the pricing of the issue. This could make our raising capital by selling equity securities significantly more expensive and materially adversely affect the trading price of our common stock.

Debt financing is difficult to obtain and could be expensive

Debt financing is difficult to obtain in the current credit markets. This difficulty may make future acquisitions either unlikely, or too difficult and expensive. Providers of debt may also be issued options, warrants, or rights to purchase warrants, to purchase shares of our common stock. This could materially adversely affect our Company and the trading price of our common stock.

Raising capital by borrowing could be risky

If we were to raise capital by borrowing to fund our operations or acquisitions, it could be risky. Cash is required to service the debt, ongoing covenants are typically employed which can restrict the way in which we operate our business, and if the debt comes due either upon maturity or an event of default, we may lack the resources at that time to either pay off or refinance the debt, or if we are able to refinance, the refinancing may be on terms that are less favorable than those originally in place, and may require additional equity or quasi-equity accommodations. These risks could materially adversely affect our Company and the trading price of our common stock.

Our financing decisions may be made without stockholder approval

Our financing decisions and related decisions regarding levels of debt, capitalization, distributions, acquisitions and other key operating parameters are determined by our Board of Directors in its discretion, in many cases without any notice to or vote by our stockholders. This could materially adversely affect our Company and the trading price of our common stock.

We lack investor relations, public relations and advertising resources

We lack the resources to properly support investor relations, public relations, and advertising efforts. This puts us at a disadvantage with potential acquisition candidates, investors, research analysts, customers, and job applicants. These disadvantages could materially adversely affect our Company and the trading price of our common stock.

Sales of our common stock could cause the trading price of our common stock to fall

Since the trading volume of our common stock is very low and the amount of our common stock in the public float is very small, any sales or attempts to sell our common stock, or the perception that sales or attempts to sell our common stock could occur, could adversely affect the trading price of our common stock.

An increase in interest rates may have an adverse effect on the trading price of our Stock

An increase in market interest rates may tend to make our common stock less attractive relative to other investments, which could adversely affect the trading price of our common stock.

We do not expect to pay dividends to holders of our common stock

For the foreseeable future, it is anticipated that earnings, if any, which may be generated from our operations will be used to finance our growth and that dividends may not be paid to the holders of our common stock, which may have a material adverse effect on our Company and the trading price of our common stock.

Our cost of being a publicly traded company will increase significantly as our business operations expand

Our costs of being a publicly traded company currently are relatively limited. However, as we grow, our management expenses, legal and accounting fees, and other costs associated with being a publicly traded company will increase significantly. We will eventually need to hire additional employees and/or additional consultants and professionals, in order to have appropriate internal financial controls and accurate financial reporting, and otherwise to comply with the requirements of the Sarbanes-Oxley Act. While we cannot state with certainty what all of these costs will be, we believe that our management expenses, legal and accounting fees, and other costs associated with being a publicly traded company will eventually increase to at least $250,000 per year.

Risk Factors Relating to Future Acquisitions

We may not be able to identify, audit, negotiate, finance or close future acquisitions

A significant component of our growth strategy focuses on acquiring minority or majority equity ownership interests in CBD-Infused Products Companies. We may not, however, be able to identify, audit, or acquire such equity ownership interests on acceptable terms, if at all. Additionally, we may need to finance all or a portion of the purchase price for an acquisition by incurring indebtedness or by selling shares of our common or convertible preferred stock. There can be no assurance that we will be able to obtain financing on terms that are favorable, if at all, which will limit our ability to acquire such equity ownership interests in the future. Failure to acquire such equity ownership interests on acceptable terms, if at all, would have a material adverse effect on our ability to increase assets, revenues and net income and on the trading price of our common stock.

CBD-Infused Products Companies are subject to regulatory risks

CBD-Infused Products Companies are subject to risks associated with the federal government’s and state and local governments’ evolving regulation of hemp, hemp oil, CBDs, and CBD-infused products. We can provide no assurance that one or more federal agencies, such as the US Food and Drug Administration (the “FDA”), or state and local governments will not attempt to impose rules, regulations, moratoriums, prohibitions, or other restrictions or impediments upon CBD-Infused Products Companies. Such regulatory action could have a material adverse effect on our Company and the trading price of our common stock.

The US FDA considers the sale of most CBD-infused products to be illegal

The FDA appears to believe that CBDs are drugs, and that the sale of most CBD-infused products without FDA approval is illegal. In deference to the FDA’s position, various states and municipalities have similarly declared that the sale of certain CBD-infused products are illegal. There can be no guarantee or assurance whatsoever that this regulatory hostility to CBDs will be resolved favorably to the CBD products industry. Aggressive law enforcement against the CBD industry by federal, state or local authorities and agencies could have a material adverse effect upon our Company and the trading price of our common stock.

CBD-infused products may be shown to have negative health and/or safety impacts upon consumers

The health and safety impacts of CBDs have not yet been established via traditional scientific and/or clinical studies. If scientific and/or clinical studies ultimately demonstrate negative health and/or safety impacts upon consumers, our Company's business and the trading price of our common stock could be materially adversely affected.

Hemp and CBD-infused products are illegal if they exceed 0.3% THC

Hemp and CBD-infused products which exceed a THC concentration of 0.3% are illegal. Any failure to keep the THC concentration in hemp or CBD-infused products below 0.3% could subject us to action by regulatory authorities and/or to lawsuits by consumers, which could have a material adverse effect upon our Company's business and the trading price of our common stock.

In addition, the approval of medical and recreational marijuana by many states has created a situation in which it may be difficult or impossible for regulators and courts to determine whether the THC levels reflected in consumers’ blood tests are the result of CBD-infused products or THC-infused products. This may result in regulatory actions or lawsuits that could have a material adverse effect upon our Company's business and the trading price of our common stock.

Also, certain hemp products may, over time, gradually increase their THC concentration, and this may ultimately cause such products to exceed the 0.3% THC concentration level, making such products illegal in certain jurisdictions. If this happens, we could be subject to regulatory action that could have a material adverse effect upon our Company and the trading price of our common stock.

The price of CBD raw materials could spike as demand for CBD-infused products increases dramatically

Although considerable additional hemp acreage is being developed around the country which is expected to increase the supply of CBD isolate, distillate and water-soluble CBD, the demand for these raw materials is also growing dramatically, and any spike in the price of these raw materials could materially adversely affect our Company and the trading price of our common stock.

Target companies' management may not fit well into our corporate culture

If target companies' management does not fit well into our corporate culture, this could make us less attractive to potential investors, future acquisition targets may be uninterested in merging with us, and the overall chemistry among the executives in our Company could be damaged, which would materially adversely affect our Company and the trading price of our common stock.

The target companies may rely on contract manufacturers to manufacturer their products. If the target companies are unable to maintain good relationships with their existing contract manufacturers and/or secure such contract manufacturers, their businesses could suffer

Many of the target companies’ contract manufacturers are affiliated with and manufacture other CBD-infused product brand products. In many cases, such products compete directly with the target companies’ products. If the target companies are unable to maintain good relationships with their existing contract manufacturers and/or secure such contract manufacturers, their businesses, financial conditions and results of operations could be adversely affected. This could have a material adverse effect on our Company and the trading price of our common stock.

Large competitors are expected to enter the CBD-infused product industry

We expect that over the next few years several major beverage and other consumer products companies with tremendous financial resources will emerge to compete against our Company in the CBD-infused products industry. We may not have the personnel, products, marketing and distribution capabilities, and/or financial resources to compete effectively against such larger companies, which could materially adversely affect our Company and the trading price of our common stock.

Regulatory risks related to alcohol and CBD

We have signed agreements to purchase up to 19.99%, and closed on the purchase of 4.99%, of CBD-infused beverage maker Ablis, and of craft distillers Bendistillery and Bend Spirits. Two of those companies produce and sell alcohol. Federal, state, local, and foreign authorities regulate how companies produce, store, transport, distribute, and sell products containing alcohol and distilled spirits. Some countries and local jurisdictions prohibit or restrict the marketing or sale of distilled spirits in whole or in part. In the United States, at the federal level, the Alcohol and Tobacco Tax and Trade Bureau of the U.S. Department of the Treasury regulates the spirits and wine industry with respect to the production, blending, bottling, labeling, sales, advertising, and transportation of beverage alcohol. Similar regulatory regimes exist at the state level and in most non-U.S. jurisdictions where craft distillers Bendistillery and Bend Spirits sell their products. In addition, beverage alcohol products are subject to customs duties or excise taxation in many countries, including taxation at the federal, state, and local level in the United States. Laws of each nation define distilling and maturation requirements; for example, under U.S. federal and state regulations, bourbon and Tennessee whiskeys must be aged in new charred oak barrels. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state are required in connection with the lawful selling of liquor. As 4.99%, or greater, owner of craft distillers Bendistillery and/or Bend Spirits, we are impacted by the regulatory risks relating to the production and sale of alcohol which is subject to extensive regulatory requirements regarding production, exportation, importation, marketing and promotion, labeling, distribution, pricing, and trade practices, among others. Changes in laws, regulatory measures, or governmental policies, or the manner in which current ones are interpreted, could cause the target companies to incur material additional costs or liabilities, and jeopardize the growth of their businesses in any affected market. For instance, federal, state, or local governments may prohibit, impose, or increase limitations on advertising and promotional activities, or times or locations where beverage alcohol may be sold or consumed, or adopt other measures that could limit the target companies’ opportunities to reach consumers or sell products. It is conceivable that television, newspaper, magazine, and/or internet advertising for beverage alcohol products could be limited or banned completely. Increases in regulation of this nature could substantially reduce consumer awareness of the products of the target companies in the affected markets and make the introduction of new products more challenging. The impact of increased taxation on alcohol and distilled spirits may have additional negative financial impacts on the target companies craft distillers Bendistillery and Bend Spirits.

Alcoholic beverage sales are subject to slowdowns and are seasonal

Bendistillery Inc. and Bend Spirits, Inc. are involved in the sale of a variety of distilled alcoholic beverages including vodka, whiskey and gin, and their sales of such beverages are subject to occasional slowdowns and are seasonal. Also, some health conscious consumers are reducing or eliminating their alcohol consumption entirely. These factors could adversely affect the value of our ownership interest in those companies, which could materially adversely affect our Company and the trading price of our common stock.

Alcoholic beverage distributors are powerful and control much of the marketplace

Bendistillery Inc. and Bend Spirits, Inc. distribute their distilled alcoholic beverages through a limited number of powerful distributors that control much of the marketplace for alcoholic beverages. The loss of such distributors, or disruptions to the operations of such distributors, could adversely affect the value of our ownership interest in those companies, which could materially adversely affect our Company and the trading price of our common stock.

Increases in labor costs could harm the target companies' businesses

The U.S. in general, and Bend, Oregon in particular, are experiencing very low unemployment, and higher minimum wages, which generally results in rising labor costs. Such rising labor costs are adversely affecting the expenses of Bendistillery Inc. and Bend Spirits, Inc., and may adversely affect the expenses of other target companies' businesses, which could materially adversely affect our Company and the trading price of our common stock.

We cannot predict the effect of inquiries from and/or actions by the FDA, state attorneys general, other government agencies and/or quasi-government agencies into the production, advertising, marketing, promotion, labeling, ingredients, usage and/or sale of target companies’ products

Target companies are subject to the risks of investigations and/or enforcement actions by the FDA, state attorneys general and/or other government and/or quasi-governmental agencies relating to the advertising, marketing, promotion, ingredients, usage and/or sale of their products. If an inquiry by the FDA, a state attorney general or other government or quasi-government agency finds that the target companies’ products and/or the advertising, marketing, promotion, ingredients, usage and/or sale of such products are not in compliance with applicable laws or regulations, the target companies may become subject to fines, product reformulations, container changes, changes in the usage or sale of the target companies’ products, changes in their advertising, marketing and promotion practices, and/or injunctions on the sale of the products, each of which could have an adverse effect on our business, financial condition or results of operations and on the trading price of our common stock.

Litigation regarding target companies’ products, and related unfavorable media attention, could expose the target companies to significant liabilities and reduce demand for their products

From time to time third parties may claim that certain statements made in the target companies’ advertisements and/or on the labels of their products were false and/or misleading or otherwise not in compliance with food standards under local law, and/or that their products are not safe. Pending or threatened product-related litigation could consume significant financial and managerial resources and result in decreased demand for the target companies’ products, significant monetary awards against the target companies and injury to the target companies' reputations. This could have a material adverse effect on our Company and the trading price of our common stock.

Criticism of the target companies’ products and/or criticism or a negative perception of the target companies’ industries, could adversely affect the target companies

An unfavorable report on the health effects of the target companies’ products, including product safety concerns, could have an adverse effect on the target companies’ businesses, financial conditions and results of operations. This could have a material adverse effect on our Company and the trading price of our common stock.

The target companies’ inability to innovate successfully and to provide new cutting edge products could adversely affect the target companies’ businesses and financial results

The target companies’ ability to compete in their highly competitive industries and to achieve their business growth objectives depends, in part, on their ability to develop new products and packaging. The success of their innovation, in turn, depends on their ability to identify consumer trends and cater to consumer preferences. If they are not successful in our innovation activities, their businesses, financial conditions and results of operations could be adversely affected. This could have a material adverse effect on our Company and the trading price of our common stock.

Changes in consumer preferences may reduce demand for some of the target companies’ products

The target companies’ industries are subject to changing consumer preferences and shifts in consumer preferences may adversely affect the target companies. The target companies’ future success will depend, in part, upon their continued ability to develop and introduce different and innovative products that appeal to consumers. In order to retain and expand their market share, the target companies must continue to develop and introduce different and innovative products, although there can be no assurance of the target companies’ ability to do so. There is no assurance that consumers will continue to purchase the target companies’ products in the future. Product lifecycles for some brands, products and/or packages may be limited to a few years before consumers’ preferences change. The products the target companies currently market are in varying stages of their product lifecycles, and there can be no assurance that such products will become or remain profitable for the target companies. The target companies may be unable to achieve volume growth through product and packaging initiatives. The target companies may also be unable to penetrate new markets. Additionally, as shopping patterns are being affected by the digital evolution, with customers embracing shopping by way of mobile device applications, e-commerce retailers and e-commerce websites or platforms, the target companies may be unable to address or anticipate changes in consumer shopping preferences. If the target companies’ revenues decline, their businesses, financial conditions and results of operations could be adversely affected. This could have a material adverse effect on our Company and the trading price of our common stock.

The target companies’ expansion outside of the United States exposes the target companies to uncertain conditions and other risks in international markets

As some target companies’ growth strategy includes expanding internationally, if the target companies are unable to expand distribution of their products outside the United States, their growth rate could be adversely affected. In many international markets, the target companies have limited operating experience and in some areas they have no operating experience. It is costly to establish, develop and maintain international operations and develop and promote their brands in international markets. Their percentage gross profit margins in many international markets are expected to be less than the comparable percentage gross profit margins obtained in the United States. The target companies face and will continue to face substantial risks associated with having foreign operations, including: economic and/or political instability in their international markets; unfavorable foreign currency exchange rates; restrictions on or costs relating to the repatriation of foreign profits to the United States, including possible taxes and/or withholding obligations on any repatriations; and tariffs and/or trade restrictions. These risks could have a significant impact on their ability to sell their products on a competitive basis in international markets and could have a material adverse effect on their businesses, financial conditions and results of operations. Also, their operations outside of the United States are subject to risks relating to appropriate compliance with legal and regulatory requirements in local jurisdictions, potential difficulties in staffing and managing local operations, higher product damages, particularly when products are shipped long distances, potentially higher incidence of fraud and/or corruption, credit risk of local customers and distributors and potentially adverse tax consequences. This could have a material adverse effect on our Company and the trading price of our common stock.

Global or regional catastrophic events could impact target companies’ operations and affect their ability to grow their businesses

Target companies’ businesses could be affected by unstable political conditions, civil unrest, large-scale terrorist acts, especially those directed against the United States or other major industrialized countries where their products are distributed, the outbreak or escalation of armed hostilities, major natural disasters or widespread outbreaks of infectious diseases. Such events could impact the production and/or distribution of their products. In addition, such events could disrupt global or regional economic activity, which could affect consumer purchasing power, thereby reducing demand for their products. If they are unable to grow their businesses internationally as a result of these factors, their growth rate could decline. This could have a material adverse effect on our Company and the trading price of our common stock.

The target companies may rely on bottlers and other contract packers to manufacture their products. If the target companies are unable to maintain good relationships with their bottlers and contract packers and/or their ability to manufacture their products becomes constrained or unavailable to them, their businesses could suffer

The target companies may not manufacture finished goods, but instead outsource manufacturing of their finished goods to bottlers and other contract packers. As a result, in the event of a disruption and/or delay, the target companies may be unable to procure alternative packing facilities at commercially reasonable rates and/or within a reasonably short time period. In addition, recently there has been a consolidation of co-packers.  If the target companies are unable to maintain good relationships with their largest co-packers, or if their costs of co-packing increase, their businesses, financial conditions and results of operations could be adversely affected. This could have a material adverse effect on our Company and the trading price of our common stock.

The target companies may rely on bottlers and distributors to distribute their products. If the target companies are unable to maintain good relationships with their existing bottlers and distributors and/or secure such bottlers and distributors, their businesses could suffer

Many of the target companies’ bottlers/distributors are affiliated with and manufacture and/or distribute other soda, carbonated and non-carbonated brands and other beverage products. In many cases, such products compete directly with the target companies’ products.

Unilateral decisions could be taken by the target companies’ bottlers/distributors, convenience and gas chains, grocery chains, specialty chain stores, club stores and other customers to discontinue carrying certain or all of the target companies’ products that they are carrying at any time, which could cause the target companies’ businesses to suffer.

The marketing efforts of the target companies’ distributors are important for the target companies’ success. If the target companies’ brands prove to be less attractive to the target companies’ existing bottlers and distributors, if the target companies fail to attract additional bottlers and distributors, and/or the target companies’ bottlers/distributors do not market, promote and distribute the target companies’ products effectively, their businesses, financial conditions and results of operations could be adversely affected. This could have a material adverse effect on our Company and the trading price of our common stock.

Increases in costs and/or shortages of raw materials and/or ingredients and/or fuel and/or costs of co-packing could harm the target companies’ businesses

The costs and availability of the raw materials used by the target companies are subject to fluctuations. For certain flavors purchased from third-party suppliers, these third-party flavor suppliers own the proprietary rights to certain of their flavor formulas. The target companies do not have possession of the list of such flavor ingredients or formulas used in the production of certain of their products and certain of their blended concentrates, and the target companies may be unable to obtain comparable flavors or concentrates from alternative suppliers on short notice. Industry-wide shortages of certain flavors, fruits and fruit juices, coffee, tea, dairy-based products, dietary ingredients and sweeteners have been, and could from time to time in the future be, encountered, which could interfere with and/or delay production of certain of the target companies’ products. In addition, certain of the target companies’ co-packing arrangements may allow such co-packers to increase their fees based on certain of their own cost increases. The prices of any of the above or any other raw materials or ingredients, certain of which have recently risen, may continue to rise or may rise in the future. The target companies may or may not be able to pass any of such increases on to their customers. In 2018, the United States imposed tariffs on steel and aluminum as well as on goods imported from China and certain other countries. Additional tariffs imposed by the United States on a broader range of imports, or further retaliatory trade measures taken by China or other countries in response, could result in an increase in supply chain costs. In addition, some of these raw materials, including certain sizes of cans, are available from limited suppliers. This could have a material adverse effect on our Company and the trading price of our common stock.

The target companies’ failure to accurately estimate demand for their products could adversely affect their businesses and financial results

The target companies may not correctly estimate demand for their existing products and/or new products. Their ability to estimate demand for their products is imprecise, particularly with regard to new products, and may be less precise during periods of rapid growth, particularly in new markets. If the target companies materially underestimate demand for their products or are unable to secure sufficient ingredients or raw materials or experience difficulties with their co-packing arrangements, including production shortages or quality issues, they might not be able to satisfy demand on a short-term basis. Moreover, industry-wide shortages of certain juice concentrates, dietary ingredients and sweeteners have been and could, from time to time in the future, be experienced, resulting in production fluctuations and/or product shortages. Such shortages could interfere with and/or delay production of certain of their products and could have a material adverse effect on their business and financial results. This could have a material adverse effect on our Company and the trading price of our common stock.

If the target companies do not maintain sufficient inventory levels, if the target companies are unable to deliver their products to their customers in sufficient quantities, and/or if the target companies’ customers’ or retailers’ inventory levels are too high, the target companies’ operating results could be adversely affected

If the target companies do not accurately anticipate the future demand for a particular product or the time it will take to obtain new inventory, their inventory levels may be inadequate and their results of operations may be negatively impacted. If the target companies fail to meet their shipping schedules, the target companies could damage their relationships with distributors and/or retailers, increase their distribution costs and/or cause sales opportunities to be delayed or lost. In order to be able to deliver their products on a timely basis, the target companies need to maintain adequate inventory levels of the desired products. If the inventory of their products held by their distributors and/or retailers is too high, they will not place orders for additional products, which could unfavorably impact the target companies’ future sales and adversely affect their operating results. This could have a material adverse effect on our Company and the trading price of our common stock.

The costs of packaging supplies are subject to price increases from time to time, and the target companies may be unable to pass all or some of such increased costs on to their customers

The target companies’ packaging supply contracts may allow their suppliers to alter the costs they charge the target companies for packaging supplies based on changes in the costs of the underlying commodities that are used to produce those packaging supplies. If the costs of these packaging supplies increase, the target companies may be unable to pass these costs along to their customers through corresponding adjustments to the prices they charge, which could have a material adverse effect on their results of operations. This could have a material adverse effect on our Company and the trading price of our common stock.

If the target companies encounter product recalls, their businesses may suffer and they may incur material losses

The target companies may be required from time to time to recall products entirely or from specific co-packers, markets or batches if such products become contaminated, damaged, mislabeled or otherwise materially non-compliant with applicable regulatory requirements. Material product recalls could adversely affect the target companies’ profitability and their brand images. The target companies may not maintain recall insurance. This could have a material adverse effect on our Company and the trading price of our common stock.

If the target companies are not able to retain the full-time services of senior management, there may be an adverse effect on their operations and/or their operating performance until the target companies find suitable replacements

The target companies’ businesses are dependent, to a large extent, upon the services of their senior management. The target companies may not maintain key person life insurance on any members of their senior management. The loss of services of the target companies’ senior management could adversely affect their businesses until suitable replacements can be found. There may be a limited number of personnel with the requisite skills to serve in these positions, and the target companies may be unable to locate or employ such qualified personnel on acceptable terms. This could have a material adverse effect on our Company and the trading price of our common stock.

Climate change may negatively affect the target companies’ businesses

There is concern that a gradual increase in global average temperatures due to increased carbon dioxide and other greenhouse gases in the atmosphere could cause significant changes in weather patterns around the globe and an increase in the frequency and severity of natural disasters. Changing weather patterns could result in decreased agricultural productivity in certain regions, which may limit availability and/or increase the cost of certain key ingredients, juice concentrates, and dietary and other ingredients used in the target companies’ products and could impact the food security of communities around the world. Increased frequency or duration of extreme weather conditions could also impair production capabilities, disrupt the target companies’ supply chains (including, without limitation, the availability of, and/or result in higher prices for, juice concentrates, natural flavors and dietary and other ingredients) and/or impact demand for the target companies’ products. Natural disasters and extreme weather conditions, such as hurricanes, wildfires, earthquakes or floods, may affect the target companies’ operations and the operation of the target companies’ supply chains and unfavorably impact the demand for, or the target companies’ consumers’ ability to purchase, the target companies’ products. The predicted effects of climate change may also result in challenges regarding availability and quality of water, or less favorable pricing for water, which could adversely impact the target companies’ businesses and results of operations. In addition, public expectations for reductions in greenhouse gas emissions could result in increased energy, transportation and raw material costs, and may require the target companies to make additional investments in facilities and equipment. As a result, the effects of climate change could have a long-term adverse impact on the target companies’ businesses and results of operations. Sales of the target companies’ products may also be influenced to some extent by weather conditions in the markets in which the target companies operate. Weather conditions may influence consumer demand for certain of the target companies’ beverages, which could have an effect on the target companies’ operations, either positively or negatively. This could have a material adverse effect on our Company and the trading price of our common stock.

Potential changes in accounting standards or practices and/or taxation may adversely affect the target companies’ financial results

Future changes in accounting standards or practices may have an impact on the target companies’ financial results. New accounting standards could be issued that change the way the target companies record revenues, expenses, assets and liabilities. These changes in accounting standards could adversely affect the target companies’ reported earnings. Increases in direct and indirect income tax rates could affect after-tax income. Equally, increases in indirect taxes (including environmental taxes pertaining to the disposal of beverage containers and/or indirect taxes on beverages) could affect the target companies’ products’ affordability and reduce the target companies’ sales. This could have a material adverse effect on our Company and the trading price of our common stock.

Fluctuations in the target companies’ effective tax rates could adversely affect their financial conditions and results of operations

The target companies may be subject to income and other taxes in both the U.S. and certain foreign jurisdictions. Therefore, the target companies may be subjected to audits for multiple tax years in various jurisdictions at once. At any given time, events may occur which change the target companies’ expectations about how any such tax audits will be resolved and thus, there could be variability in the target companies’ quarterly and/or annual tax rates, because these events may change the target companies’ plans for uncertain tax positions. On December 22, 2017, the President of the United States signed into law the Tax Cuts and Jobs Act, which imposes broad and complex changes to the U.S. tax code and may have tax implications for the target companies. This could have a material adverse effect on our Company and the trading price of our common stock.

Growth of operations will depend on the acceptance of the target companies’ products and consumer discretionary spending

The acceptance of the target companies’ products by both retailers and by consumers is critically important to their success. Shifts in retailer priorities and shifts in user preferences away from target companies’ products, target companies’ inability to develop products that appeal to both retailers and consumers, or changes in target companies’ products that eliminate items popular with some consumers could harm their business. Also, their success will depend to a significant extent on discretionary user spending, which is influenced by general economic conditions and the availability of discretionary income. Accordingly, target companies may experience an inability to generate revenue during economic downturns or during periods of uncertainty, when users may decide to purchase products that are cheaper or to forego purchasing any type of the target companies’ products, due to a lack of available capital. Any material decline in the amount of discretionary spending could have a material adverse effect on the target companies’ sales, results of operations, business and financial condition. This could have a material adverse effect on our Company and the trading price of our common stock.

We cannot be certain that the products that the target companies offer will become, or continue to be, appealing and as a result there may not be any demand for these products and the target companies’ sales could decrease, which would result in a loss of revenue. Additionally, there is no guarantee that interest in the target companies’ products will continue, which could adversely affect the target companies’ business and revenues

Demand for products that the target companies sell depends on many factors, including the number of customers that the target companies are able to attract and retain over time, and the competitive environments in the target companies’ industries. This may force the target companies to reduce prices below their desired pricing levels or increase promotional spending. Inability to anticipate changes in user preferences and to meet consumer’s needs in a timely and cost effective manner all could result in immediate and longer term declines in the demand for the products the target companies plan to offer, which could adversely affect the target companies’ sales, cash flows and overall financial conditions. This could have a material adverse effect on our Company and the trading price of our common stock.

Competition that target companies face is varied and strong

The target companies’ products and industries are subject to competition. There is no guarantee that the target companies can develop or sustain a market position or expand their businesses. We anticipate that the intensity of competition in the future will increase.

The target companies compete with a number of entities in providing products to their customers. Such competitor entities include: (1) a variety of large multinational corporations, including but not limited to companies that have established loyal customer bases over several decades; (2) companies that have an established customer base, and have the same or a similar business plan as the target companies do and may be looking to expand nationwide; and (3) a variety of other local and national companies with which the target companies either currently or may, in the future, compete.

Many of the target companies’ current and potential competitors are well established and have longer operating histories, significantly greater financial and operational resources, and greater name and brand recognition than the target companies have. As a result, these competitors may have greater credibility with both existing and potential customers. They also may be able to offer more products and more aggressively promote and sell their products. The target companies’ competitors may also be able to support more aggressive pricing than the target companies will be able to, which could adversely affect sales, cause the target companies to decrease their prices to remain competitive, or otherwise reduce the overall gross profit earned on the target companies’ products. This could have a material adverse effect on our Company and the trading price of our common stock.

The target companies’ industries require the attraction and retention of talented employees

Success in the target companies’ industries does and will continue to require the acquisition and retention of highly talented and experienced individuals. Due to the growth in the targeted market segments, such individuals and the talent and experience they possess is in high demand. There is no guarantee that the target companies will be able to attract and maintain access to such individuals. If the target companies fail to attract, train, motivate and retain talented personnel, the target companies’ businesses, financial conditions, and operating results may be materially and adversely impacted. This could have a material adverse effect on our Company and the trading price of our common stock.

The target companies depend on a limited number of suppliers of raw and packaging materials

The target companies rely upon a limited number of suppliers for raw and packaging materials used to make and package their products. The target companies’ success will depend in part upon their ability to successfully secure such materials from suppliers that are delivered with consistency and at a quality that meets their requirements. The price and availability of these materials are subject to market conditions. Increases in the price of the target companies’ products due to the increase in the cost of raw materials could have a negative effect on their business.

If the target companies are unable to obtain sufficient quantities of raw and packaging materials, delays or reductions in product shipments could occur which would have a material adverse effect on the target companies’ businesses, financial conditions and results of operations. The supply and price of raw materials used to produce the target companies’ products can be affected by a number of factors beyond the target companies’ control, such as frosts, droughts, other weather conditions, economic factors affecting growing decisions, and various plant diseases and pests. If any of the foregoing were to occur, no assurance can be given that such condition would not have a material adverse effect on the target companies’ businesses, financial conditions and results of operations. In addition, the target companies’ results of operations are dependent upon their ability to accurately forecast their requirements of raw materials. Any failure by the target companies to accurately forecast its demand for raw materials could result in an inability to meet higher than anticipated demand for products or producing excess inventory, either of which may adversely affect their results of operations. This could have a material adverse effect on our Company and the trading price of our common stock.

The target companies depend on a small number of retailers for a significant portion of their sales

Food and beverage retailers across all channels in the U.S. and other markets have been consolidating, increasing margin demands of brand suppliers, and increasing their own private brand offerings, resulting in large, sophisticated retailers with increased buying power. They are in a better position to resist target companies’ price increases and demand lower prices. They also have leverage to require target companies to provide larger, more tailored promotional and product delivery programs. If the target companies and their distributor partners do not successfully provide appropriate marketing, product, packaging, pricing and service to these retailers, the target companies’ product availability, sales and margins could suffer. Certain retailers make up an important percentage of the target companies’ products’ retail volume, including volume sold by the target companies’ distributor partners. Some retailers also offer their own private label products that compete with some of the target companies’ brands. The loss of sales of any of our products by a major retailer could have a material adverse effect on our business and financial performance. This could have a material adverse effect on our Company and the trading price of our common stock.

The target companies depend on third party manufacturers for a portion of their businesses

A portion of the target companies’ sales revenue is dependent on third party manufacturers that the target companies do not control. The majority of these manufacturers’ business comes from producing and/or selling either their own products or their competitors’ products. As independent companies, these manufacturers make their own business decisions. They may have the right to determine whether, and to what extent, they manufacture the target companies’ products, the target companies’ competitors’ products and their own products. They may devote more resources to other products or take other actions detrimental to their brands. In most cases, they are able to terminate their manufacturing arrangements with the target companies without cause. The target companies may need to increase support for their brands in their territories and may not be able to pass on price increases to them. Their financial condition could also be adversely affected by conditions beyond the target companies’ control, and the target companies’ business could suffer as a result. Deteriorating economic conditions could negatively impact the financial viability of third party manufacturers. Any of these factors could negatively affect the target companies’ business and financial performance. This could have a material adverse effect on our Company and the trading price of our common stock.

Failure of third-party distributors upon which the target companies rely could adversely affect their businesses

The target companies rely heavily on third party distributors for the sale of their products to retailers. The loss of a significant distributor could have a material adverse effect on the target companies’ businesses, financial conditions and results of operations. The target companies’ distributors may also provide distribution services to competing brands, as well as larger, national or international brands, and may be to varying degrees influenced by their continued business relationships with other larger companies. The target companies’ independent distributors may be influenced by a large competitor if they rely on that competitor for a significant portion of their sales. There can be no assurance that the target companies’ distributors will continue to effectively market and distribute the target companies’ products. The loss of any distributor or the inability to replace a poorly performing distributor in a timely fashion could have a material adverse effect on the target companies’ businesses, financial conditions and results of operations. Furthermore, no assurance can be given that the target companies will successfully attract new distributors as they increase their presence in their existing markets or expand into new markets. This could have a material adverse effect on our Company and the trading price of our common stock.

Disruptions to production at the target companies’ manufacturing and distribution facilities could occur

Disruptions in production at the target companies’ manufacturing facilities could have material adverse effects on their businesses. In addition, disruptions could occur at any of the target companies’ other facilities or those of the target companies’ suppliers or distributors. The disruptions could occur for many reasons, including fire, natural disaster, weather, water scarcity, manufacturing problems, disease, strikes, transportation or supply interruption, government regulation, cybersecurity attacks or terrorism. Alternative facilities with sufficient capacity or capabilities may not be available, may cost substantially more or may take a significant time to start production, each of which could negatively affect the target companies’ business and financial performance. This could have a material adverse effect on our Company and the trading price of our common stock.

The target companies may be subject to seasonality related to sales of their products

The target companies’ businesses may be subject to substantial seasonal fluctuations. The target companies’ operating results for any particular quarter may not necessarily be indicative of any other results. If for any reason the target companies’ sales were to be substantially below seasonal norms, the target companies’ annual revenues and earnings could be materially and adversely affected. This could have a material adverse effect on our Company and the trading price of our common stock.

The target companies may fail to comply with applicable government laws and regulations

The target companies are subject to a variety of federal, state and local laws and regulations in the U.S. These laws and regulations apply to many aspects of their businesses including the manufacture, safety, labeling, transportation, advertising and sale of their products. Violations of these laws or regulations in the manufacture, safety, labeling, transportation and advertising of their products could damage their reputation and/or result in regulatory actions with substantial penalties. In addition, any significant change in such laws or regulations or their interpretation, or the introduction of higher standards or more stringent laws or regulations, could result in increased compliance costs or capital expenditures. For example, changes in recycling and bottle deposit laws or special taxes on the target companies’ beverages and their ingredients could increase in their costs. Regulatory focus on the health, safety and marketing of beverage products is increasing. Certain federal or state regulations or laws affecting the labeling of the target companies’ products, such as California’s “Prop 65,” which requires warnings on any product with substances that the state lists as potentially causing cancer or birth defects, are or could become applicable to the target companies’ products. This could have a material adverse effect on our Company and the trading price of our common stock.

The target companies face various operating hazards that could result in the reduction of their operations

The target companies’ operations are subject to certain hazards and liability risks faced by beverage companies that manufacture and distribute water, tea, wellness and energy drink products, such as defective products, contaminated products and damaged products. The occurrence of such problems could result in a costly product recall and serious damage to the target companies’ reputations for product quality, as well as potential lawsuits. Although the target companies sometimes may maintain insurance against certain risks under various general liability and product liability insurance policies, no assurance can be given that their insurance (if any) will be adequate to fully cover any incidents of product contamination or injuries resulting from their operations and their products. The target companies may not be able to continue to maintain insurance (if any) with adequate coverage for liabilities or risks arising from their business operations on acceptable terms. Even if the insurance (if any) is adequate, insurance premiums could increase significantly which could result in higher costs for the target companies. This could have a material adverse effect on our Company and the trading price of our common stock.

Litigation and publicity concerning product safety or quality, health, human and workplace rights, and other issues could damage the target companies’ brand image and corporate reputation, and may adversely affect the target companies’ results of operations, business and financial conditions

The target companies’ success depends on their ability to build and maintain the brand images for their existing products, new products and brand extensions and maintain their corporate reputations. There can be no assurance that their advertising, marketing and promotional programs and their commitments to product safety and quality and human rights will have the desired impact on their products’ brand image and on consumer preference and demand. Product safety, quality and/or ingredient content issues, efficacy or lack thereof (real or imagined), or allegations of product contamination, even if false or unfounded, could tarnish the image of the affected brands and may cause consumers to choose other products. Furthermore, the target companies’ brand images or perceived product quality could be adversely affected by litigation, unfavorable reports in the media (internet or elsewhere), studies in general and regulatory or other governmental inquiries (in each case whether involving their products or those of their competitors) and proposed or new legislation affecting their industries. In addition, from time to time, there may be public policy endeavors that are either directly related to the target companies’ products and packaging or to their businesses. These public policy debates can occasionally be the subject of backlash from advocacy groups that have a differing point of view and could result in adverse media and consumer reaction, including product boycotts.

Similarly, the target companies’ sponsorship relationships could subject the target companies to negative publicity as a result of actual or alleged misconduct by individuals or entities associated with organizations or individuals the target companies sponsor or support.  Likewise, campaigns by activists connecting the target companies, or their supply chains, with human and workplace rights issues could adversely impact the target companies’ corporate images and reputations. Allegations, even if untrue, that the target companies are not respecting one or more of the 30 human rights found in the United Nations Universal Declaration of Human Rights; actual or perceived failure by the target companies’ suppliers or other business partners to comply with applicable labor and workplace rights laws, including child labor laws, or their actual or perceived abuse or misuse of migrant workers; and adverse publicity surrounding obesity and health concerns related to the target companies’ products, water usage, environmental impact, labor relations or the like could negatively affect the target companies’ overall reputations and brand images, which in turn could have negative impacts on the target companies’ products’ acceptance by consumers.

The target companies could also incur significant liabilities, if lawsuits or claims result in decisions against them, or litigation costs, regardless of the result. Further, any litigation may cause the target companies’ key employees to expend resources and time normally devoted to the operations of their businesses. This could have a material adverse effect on our Company and the trading price of our common stock.

It is difficult and costly for target companies to protect their proprietary rights

The target companies’ commercial success will depend in part on obtaining and maintaining trademark protection, patent protection, and trade secret protection of their products and brands, as well as successfully defending that intellectual property against third-party challenges, which they might not be able to do. The target companies will only be able to protect their intellectual property related to their trademarks, patents and brands to the extent that they have rights under valid and enforceable trademarks, patents or trade secrets that cover their products and brands, which they might not have. Changes in either the trademark and patent laws or in interpretations of trademark and patent laws in the U.S. and other countries may diminish the value of their intellectual property (if any). Accordingly, the target companies cannot predict the breadth of claims that may be allowed or enforced in their issued trademarks or their issued patents (if any). The degree of future protection for their proprietary rights is uncertain because legal means afford only limited protection and may not adequately protect their rights or permit them to gain or keep their competitive advantage. This could have a material adverse effect on our Company and the trading price of our common stock.

The target companies may face intellectual property infringement claims that could be time-consuming and costly to defend, and could result in their loss of significant rights and the assessment of treble damages

From time to time the target companies may face intellectual property infringement, misappropriation, or invalidity/non-infringement claims from third parties. Some of these claims may lead to litigation. The outcome of any such litigation can never be guaranteed, and an adverse outcome could affect the target companies negatively. For example, were a third party to succeed on an infringement claim against the target companies, the target companies may be required to pay substantial damages (including up to treble damages if such infringement were found to be willful). In addition, the target companies could face an injunction, barring them from conducting the allegedly infringing activity. The outcome of the litigation could require the target companies to enter into a license agreement which may not be under acceptable, commercially reasonable, or practical terms or the target companies may be precluded from obtaining a license at all. It is also possible that an adverse finding of infringement against the target companies may require them to dedicate substantial resources and time in developing non-infringing alternatives, which may or may not be possible. In the case of diagnostic tests, the target companies would also need to include non-infringing technologies which would require the target companies to re-validate their tests. Any such re-validation, in addition to being costly and time consuming, may be unsuccessful.

Finally, the target companies may initiate claims to assert or defend their own intellectual property against third parties. Any intellectual property litigation, irrespective of whether the target companies are the plaintiff or the defendant, and regardless of the outcome, is expensive and time-consuming, and could divert the target companies’ management’s attention from their businesses and negatively affect their operating results or financial condition. This could have a material adverse effect on our Company and the trading price of our common stock.

The target companies may be subject to claims by third parties asserting that the target companies’ employees or the target companies have misappropriated the third parties’ intellectual property, or claiming ownership of what the target companies regard as their own intellectual property

Although the target companies try to ensure that they, their employees, and independent contractors do not use the proprietary information or know-how of others in their work for the target companies, they may be subject to claims that they, their employees, or independent contractors have used or disclosed intellectual property in violation of others’ rights. These claims may cover a range of matters, such as challenges to the target companies’ trademarks, as well as claims that their employees or independent contractors are using trade secrets or other proprietary information of any such employee’s former employer or independent contractors. As a result, the target companies may be forced to bring claims against third parties, or defend claims they may bring against the target companies, to determine the ownership of what the target companies regard as their intellectual property. If the target companies fail in prosecuting or defending any such claims, in addition to paying monetary damages, the target companies may lose valuable intellectual property rights or personnel. Even if the target companies are successful in prosecuting or defending against such claims, litigation could result in substantial costs and be a distraction to management. This could have a material adverse effect on our Company and the trading price of our common stock.

We will not control businesses in which we own a minority equity ownership interest

We will not control any business in which we own a minority equity ownership interest. We can provide no assurance that the owner of the majority equity ownership interest of such business will be able to manage such business successfully. A failure by the owner to such majority equity ownership interest in such business could materially adversely affect our Company and the trading price of our common stock.

Under US generally accepted accounting principles (US GAAP), we will not be able to consolidate our financial statements with the financial statements of companies in which we own minority equity ownership interests

Under US GAAP, we will use the cost method to account for our minority equity ownership interests in CBD-Infused Products Companies because we will own less than 20% of a target companies’ equity ownerships, and because we will have no substantial influence over the management of the CBD-Infused Products Companies. Under the cost method of accounting, we will report the historical costs of the investments as assets on our balance sheet. However, US GAAP does not permit the consolidation of our financial statements with the financial statements of companies in which we own minority equity ownership interests. As such, we will not be allowed to consolidate into our financial statements any portion of the revenues, earnings or assets of companies in which we own minority equity ownership interests. Moreover, even if there is evidence that the fair market values of the investments have increased above their historical costs, US GAAP does not allow increasing the recorded values of the investments. Under US GAAP, the only adjustments that may be made to the historical costs of the investments are write downs of the values of the investments, which must be made if there is evidence that the fair market values of the investments have declined to below the recorded historical costs. As a result of these effects of US GAAP, potential buyers of our stock may be confused because they may not be able to immediately understand the financial results and the values of the ownership interests that we have in CBD-Infused Products Companies. This situation could materially adversely affect our Company and the trading price of our common stock.

We may not be able to exit from minority equity ownership interests

We may not be able to exit from minority equity ownership interests on acceptable terms, if at all. Because our minority equity ownership interests will not allow us to control the management, operations, and direction of the businesses, a potential sale or other exit from such investment may be extremely difficult or impossible to achieve on acceptable terms, if at all. The owners of the majority equity ownership interests in such businesses may refuse to cooperate with such a sale or exit, or may engage in business practices including but not limited to inflated salaries, stock dilution, or other behavior that would result in our minority equity ownership interests having an extremely limited or non-existent market. Such a situation could materially negatively affect our Company and the trading price of our common stock.

We may not be able to properly brand our Company

Because we intend to acquire equity ownership interests in many different CBD-Infused Products Companies, with a range of products, packaging, names and cultures, we may not be able to properly brand our Company or properly represent all of the companies in which we are invested. Consumers and potential investors may have difficulty assimilating all of our diverse business interests, and consequently may not give these equity ownership interests proper valuations. Even if we change the name of our Company to a name that more properly reflects our focus on acquiring equity ownership interests in CBD-Infused Products Companies, such a name change may not be embraced by consumers or potential investors. This situation could materially negatively affect our Company and the trading price of our common stock.

We may not be able to properly manage multiple businesses

We may not be able to properly manage multiple businesses in the CBD-infused products industry. Managing multiple businesses would be more complicated than managing a single line of business, and would require that we hire and manage executives with experience and expertise in different fields. We can provide no assurance that we will be able to do so successfully. A failure to properly manage multiple businesses could materially adversely affect our Company and the trading price of our common stock.

We may not be able to successfully integrate new acquisitions

Even if we are able to acquire additional companies or assets, we may not be able to successfully integrate those companies or assets. For example, we may need to integrate widely dispersed operations with different corporate cultures, operating margins, competitive environments, computer systems, accounting software, compensation schemes, business plans and growth potential requiring significant management time and attention. In addition, the successful integration of any companies we acquire will depend in large part on the retention of personnel critical to our combined business operations due to, for example, unique technical skills or management expertise. We may be unable to retain existing management, finance, accounting, engineering, sales, customer support, and operations personnel that are critical to the success of the integrated Company, resulting in disruption of operations, loss of key information, expertise or know-how, unanticipated additional recruitment and training costs, and otherwise diminishing anticipated benefits of these acquisitions, including loss of revenue and profitability. Failure to successfully integrate acquired businesses could have a material adverse effect on our Company and the trading price of our common stock.

Our acquisitions of businesses may be extremely risky and we could lose all of our investments

We may invest in the CBD-infused products industry or other risky industries. An investment in these companies may be extremely risky because, among other things, the companies we are likely to focus on:  (1) may be viewed as being illegal by the FDA, by state governments, or by other governmental or regulatory bodies and agencies; (2) typically have limited operating histories, narrower product lines and smaller market shares than larger businesses, which tend to render them more vulnerable to competitors’ actions and market conditions, as well as general economic downturns; (3) tend to be privately-owned and generally have little publicly available information and, as a result, we may not learn all of the material information we need to know regarding these businesses; (4) are more likely to depend on the management talents and efforts of a small group of people; and, as a result, the death, disability, resignation or termination of one or more of these people could have an adverse impact on the operations of any business that we may acquire; (5) may have less predictable operating results; (6) may from time to time be parties to litigation; (7) may be engaged in rapidly changing businesses with products subject to a substantial risk of obsolescence; (8) may require substantial additional capital to support their operations, finance expansion or maintain their competitive position; and (9) their financial statements may be unaudited, improperly prepared, and/or their internal financial controls may be inadequate or non-existent. Our failure to make acquisitions efficiently and profitably could have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

Future acquisitions may fail to perform as expected

Future acquisitions may fail to perform as expected. The acquisitions may be unaudited and we may be supplied inaccurate or misleading historical financial results. Also, non-financial information supplied to us regarding the acquisitions may be inaccurate or misleading. We may overestimate cash flow, underestimate costs, or fail to understand risks. This could materially adversely affect our Company and the trading price of our common stock.

Competition may result in overpaying for acquisitions

Other investors with significant capital may compete with us for attractive investment opportunities. These competitors may include publicly traded companies, private equity firms, privately held buyers, individual investors, and other types of investors. Such competition may increase the price of acquisitions, or otherwise adversely affect the terms and conditions of acquisitions. This could materially adversely affect our Company and the trading price of our common stock.

We may have insufficient resources to cover our operating expenses, dividends owed on our preferred stock, and the expenses of raising money and consummating acquisitions

We have limited cash to cover our operating expenses, dividends owed on our preferred stock, and the expenses incurred in connection with money raising and a business combination. It is possible that we could incur substantial costs in connection with money raising or a business combination. If we do not have sufficient proceeds available to cover our expenses, we may be forced to obtain additional financing, either from our management or third parties. We may not be able to obtain additional financing on acceptable terms, if at all, and neither our management nor any third party is obligated to provide any financing. This could have a negative impact on our Company and our common stock price.

The nature of our proposed future operations is speculative and will depend to a great extent on the businesses which we acquire

While management currently is exclusively exploring potential acquisitions of CBD-Infused Products Companies, there can be no assurance that we will be successful in locating an acquisition candidate meeting our criteria. In the event we complete a merger or acquisition transaction, of which there can be no assurance, our success, if any, will be dependent upon the operations, financial condition and management of the target company, and upon numerous other factors beyond our control. If the operations, financial condition or management of the target company were to be disrupted or otherwise negatively impacted following a transaction, our Company and our common stock price would be negatively impacted.

We may carry out actions that will not require our stockholders’ approval

The terms and conditions of any acquisition could require us to take actions that would not require our stockholders’ approval. In order to acquire certain companies or assets, we may issue additional shares of common or convertible preferred stock, borrow money or issue debt instruments including debt convertible into capital stock. Not all of these actions would require our stockholders’ approval even if these actions dilute our stockholders’ economic or voting interests as shareholders.

Our investigation of potential acquisitions will be limited

Our analysis of new business opportunities will be undertaken by or under the supervision of our Investment Committee. Inasmuch as we will have limited funds available to search for business opportunities and ventures, we will not be able to expend significant funds on a complete and exhaustive investigation of such business or opportunity. We will, however, investigate, to the extent believed reasonable by our Investment Committee, such potential business opportunities or ventures by conducting a “due diligence investigation”. In a due diligence investigation, we intend to obtain and review materials regarding the business opportunity. Typically, such materials will include information regarding a target companies’ products, services, contracts, management, ownership, and financial information. In addition, we intend to cause our Investment Committee to personally meet with management and key personnel of target companies, ask questions regarding the target companies’ prospects, tour facilities, and conduct other reasonable investigation of the target companies to the extent of our limited financial resources and management and technical expertise. Any failure of our typical due diligence investigation to uncover issues and problems relating to target companies could materially adversely affect our Company and the trading price of our common stock.

We will have only a limited ability to evaluate the directors and management of potential acquisitions

We may make a determination that our current directors and Chief Executive Officer should not remain, or should reduce their roles, following money raising or a business combination, based on an assessment of the experience and skill sets of new directors and officers and the management of target companies. We cannot assure you that our assessment of these individuals will prove to be correct. This could have a material adverse effect on our Company and the trading price of our common stock.

We will be dependent on outside advisors to assist us

In order to supplement the business experience of management, we may employ accountants, technical experts, appraisers, attorneys, independent contractors or other consultants or advisors. The selection of any such advisors will be made by management and without any control from shareholders. Additionally, it is anticipated that such persons may be engaged by us on an independent basis without a continuing fiduciary or other obligation to us. This could have a material adverse effect on our Company and the trading price of our common stock.

We may fail to manage our growth effectively

Future growth through acquisitions and organic expansion would place a significant strain on our managerial, operational, technical, training, systems and financial resources. We can give you no assurance that we will be able to manage our expanding operations properly or cost effectively. A failure to properly and cost-effectively manage our expansion could materially adversely affect our Company and the trading price of our common stock.

The management of companies we acquire may lose their enthusiasm or entrepreneurship after the sale of their businesses

We can give no assurance that the management of future companies we acquire will have the same level of enthusiasm for operating their businesses following their acquisition by us; or, if they cease performing services for the acquired businesses, that we will be able to install replacement management with the same skill sets and determination. There also is always a risk that management of companies we acquire will attempt to reenter the market and possibly seek to recruit some of our employees. This could materially adversely affect our business and the trading price of our common stock.

If we are deemed to be an investment company, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete a business combination

We believe we will not be subject to regulation under the Investment Company Act (the “Act”) insofar as we will not be engaged in the business of investing or trading in securities. However, in the event that we engage in business combinations which result in us holding passive investment interests in a number of entities, we may become subject to regulation under the Act. In such event, we may be required to register as an investment company and may incur significant registration and compliance costs. We have obtained no formal determination from the government as to our status under the Act, and consequently, any violation of such Act might subject us to material adverse consequences.

Risk Factors Relating to Accounting and Internal Financial Controls

We do not currently employ a full time chief executive officer or a full time chief financial officer

Our chief executive officer and our chief financial officer are part-time employees. There is no assurance that we will be able to retain full-time officers and compensate them at a level acceptable to us. This could materially adversely affect our Company and the trading price of our common stock.

New accounting standards could adversely impact us

From time to time, the Financial Accounting Standards Board, the SEC and other regulatory bodies may issue new and revised standards, interpretations and other guidance that change Generally Accepted Accounting Principles in the United States (“GAAP”). The effects of such changes may include prescribing an accounting method where none had been previously specified, prescribing a single acceptable method of accounting from among several acceptable methods that currently exist, or revoking the acceptability of a current method and replacing it with an entirely different method, among others. Such changes to GAAP could adversely impact our results of operations, financial condition and other financial measures. Such changes could materially adversely affect our Company and the trading price of our common stock.

Decreased effectiveness of stock options could adversely affect our ability to attract and retain employees

We expect to use stock options, warrants, and/or rights to purchase warrants to purchase common stocks as key components of our employee compensation program in order to align employees’ interests with the interests of our stockholders, encourage employee retention, and to provide competitive compensation packages. Volatility or lack of positive performance in our common stock price may adversely affect our ability to retain key employees or to attract additional highly-qualified personnel. At any given time, a portion of our outstanding employee stock options, warrants, and/or rights to purchase warrants, to purchase common stock may have exercise prices in excess of our then-current common stock price, or may have expired worthless. To the extent these circumstances occur, our ability to retain employees may be adversely affected. As a result, we may have to incur increased compensation costs, change our equity compensation strategy, or find it difficult to attract, retain and motivate employees. Any of these situations could materially adversely affect our Company and the trading price of our common stock.

USE OF PROCEEDS

This prospectus relates to Shares that may be offered and sold from time to time by the Selling Stockholders. We will not receive any proceeds upon the sale of Shares by the Selling Stockholders in this offering.

DIVIDEND POLICY

We have never declared nor paid any cash dividends on our common stock, and currently intend to retain all of our cash and any earnings for use in our business and, therefore, do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends on our common stock will be at the discretion of the Board of Directors and will be dependent upon our consolidated financial condition, results of operations, capital requirements and such other factors as the Board of Directors deems relevant.

DETERMINATION OF OFFERING PRICE

The Selling Stockholders will determine at what price they may sell the offered Shares (if any), and such sales may be made at prevailing market prices, or at privately negotiated prices.

THE PRIVATE PLACEMENT

On May 13, 2019, we closed a private placement offering of 66,150 shares of the Company’s Series A Preferred Stock by entering into Stock Purchase Agreements (the “Agreements”) with a group of 26 unaffiliated accredited investors and Thomas W. Hines, who became a member of our Board of Directors on February 27, 2019 (the “May 13, 2019 Private Placement”). Each share of Preferred Stock sold to investors was sold at a per unit price of $100. The shares of Preferred Stock are convertible at the option of the holders into shares of newly issued common stock of the Company, at $1.00 per share of common stock of the Company which is 100 common stock shares per share of Preferred A Stock. The Series A Preferred Stock pays dividends at the rate of 3% annually. The Series A Preferred Stock dividends are cumulative if the Company does not have the necessary cash to pay the dividend when due. The Series A Preferred Stock dividends shall cease to accrue at such time as the Company’s Common Stock has closed at $3.00 per share or higher for 20 consecutive trading days after the first date that the registration statement is effective, and there have been, on average, at least 25,000 shares traded on each of those 20 consecutive trading days. The Series A Preferred Stock have no voting rights. The holders of the Series A Preferred Stock shall have voluntary conversion rights. Shares of Series A Preferred Stock are subject to Mandatory Conversion (in the discretion of the Company) at such time as the Company’s Common Stock has closed at $5.00 per share or higher for 20 consecutive trading days after the first date that the registration statement is effective, and there have been, on average, at least 50,000 shares traded on each of those 20 consecutive trading days.

The investors in the May 13, 2019 Private Placement purchased a total 66,150 shares of Series A Preferred Stock.

To facilitate the transaction, we paid brokers’ fees in regard to the capital being raised for the Company by such brokers in the May 13, 2019 Private Placement of Preferred Stock. The fees consisted of warrants to purchase 396,900 unregistered shares of common stock of the Company at an exercise price of $1 per share, exercisable at any time during a five year period. There were no cash fees paid.

SELLING STOCKHOLDERS

This prospectus covers the possible resale by the Selling Stockholders identified below, or its transferee(s), of a total of 6,615,000 shares of common stock into which the Series A Preferred Stock is convertible. The Selling Stockholders may, from time to time, offer and sell pursuant to this prospectus any or all of the Shares that we have sold to them. The Selling Stockholders may sell some, all or none of their Shares. We do not know how long the Selling Stockholders will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the Selling Stockholders regarding the sale of any of the Shares.

The table is based on information supplied to us by the Selling Stockholders. The Selling Stockholders have indicated to us that neither they nor any of their affiliates has held any position or office or had any other material relationship with us in the past three years except as described below.

The following table sets forth the number of shares of the common stock beneficially owned by the Selling Stockholders as of July 26, 2019. The percentage of beneficial ownership is based on 2,586,669 shares of our common stock outstanding as of July 26, 2019.

Selling Stockholder	Beneficial Ownership Prior to the Sale of all Shares Covered by this Prospectus(1)	Percentage of Beneficial Ownership Prior to the Sale of all Shares Covered by this Prospectus	Total Shares Offered By Selling Stockholder in the Offering Covered by this Prospectus	Beneficial Ownership After the Sale of all Shares Covered by this Prospectus	Percentage of Beneficial Ownership After the Sale of all Shares Covered by this Prospectus
Thomas W. Hines (2)	540,000	20.9%	540,000	-	*
Janean Monroe	150,000	5.8%	150,000	-	*
Michael Forte	250,000	9.7%	250,000	-	*
John Chris Jackson	250,000	9.7%	250,000	-	*
Reginald Carnick	350,000	13.5%	350,000	-	*
Kristine Breuker	100,000	3.9%	100,000	-	*
John Tuck	100,000	3.9%	100,000	-	*
Richard Wasserman	100,000	3.9%	100,000	-	*
Charles Flieringa	150,000	5.8%	150,000	-	*

Albert S. Lowe IV	100,000	3.9%	100,000	-	*
Thomas J. & Karen D. Neckopulos	250,000	9.7%	250,000	-	*
William Lowery	100,000	3.9%	100,000	-	*
Allen M. Putterman Declaration of Trust (3)	100,000	3.9%	100,000	-	*
Dee S. Osborne	100,000	3.9%	100,000	-	*
JCS Family LP (4)	100,000	3.9%	100,000	-	*
Elana Knight	400,000	15.5%	400,000	-	*
Rafe Christman	100,000	3.9%	100,000	-	*
Cahill Ventures (5)	200,000	7.7%	200,000	-	*
George S. Caleel	50,000	1.9%	50,000	-	*
KEO Green, LLC (6)	50,000	1.9%	50,000	-	*
TSV Investments, LLC (7)	75,000	2.9%	75,000	-	*
Michael Schimmel	50,000	1.9%	50,000	-	*
Nicholas W. Tiller	250,000	9.7%	250,000	-	*
Brendan Cooney	50,000	1.9%	50,000	-	*
Paul Lapping	100,000	3.9%	100,000	-	*
ZIE Partners LLC (8)	2,500,000	96.6%	2,500,000	-	*
The Caleel Foundation (9)	50,000	1.9%	50,000	-	*

(1)All shares reflect shares of common stock into which preferred shares may be converted at the rate of 100 common stock shares per preferred share.

(2)Thomas W. Hines has been a member of our board of directors since February 27, 2019.

(3)Allen M. Putterman, Trustee

(4)Q.P. Courtney III, President of QPC, Inc. General Partner of JCS Family LP

(5)Benjamin Cahill, President & CEO

(6)Kevin E. O'Reilly (sole shareholder)

(7)Tom Uutala (member)

(8)Christian Zann, Manager

(9)George Sarkis Caleel, President

PLAN OF DISTRIBUTION

We are registering the Shares previously issued to the Selling Stockholders. to permit the resale of these Shares by the Selling Stockholders from time to time after the effective date of this registration statement, of which this prospectus forms a part. The Selling Stockholders may be deemed “underwriters,” within the meaning of the Securities Act.

The Selling Stockholders, or their pledges, donees, transferees, or any of its successors in interest selling Shares received from the Selling Stockholders as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus, may sell all or a portion of the Shares beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of Common Stock are sold through underwriters or broker-dealers, the Selling Stockholders will be responsible for underwriting discounts or commissions or agent's commissions. The Shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. These sales may be effected in transactions, which may involve crosses or block transactions:

•on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•in the over-the-counter market;

•in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•through the writing of options, whether such options are listed on an options exchange or otherwise;

•ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•an exchange distribution in accordance with the rules of the applicable exchange;

•privately negotiated transactions;

•short sales;

•through the distribution of the common stock by any Selling Stockholders to their partners, members or stockholders;

•through one or more underwritten offerings on a firm commitment or best efforts basis;

•sales pursuant to Rule 144;

•broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•a combination of any such methods of sale; and

•any other method permitted pursuant to applicable law.

The Selling Stockholders may also transfer the Shares by gift. The Selling Stockholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the Shares. These brokers, dealers or underwriters may act as principals, or as an agent of a Selling Stockholders. Broker-dealers may agree with the Selling Stockholders to sell a specified number of the Shares at a stipulated price per security. If the broker-dealer is unable to sell the Shares acting as agent for the Selling Stockholders, it may purchase as principal any unsold Shares at the stipulated price. Broker-dealers who acquire Shares as principals may thereafter resell the Shares from time to time in transactions in any stock exchange or automated interdealer quotation system on which the Shares are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.

The Selling Stockholders may also sell the Shares in accordance with Rule 144 under the Securities Act, rather than pursuant to this prospectus, regardless of whether the Shares are covered by this prospectus.

If the Selling Stockholders effects such transactions by selling Shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the Shares or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Shares in the course of hedging in positions they assume. The Selling Stockholders may also sell Shares short and deliver Shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Stockholders may also loan or pledge Shares to broker-dealers that in turn may sell such shares.

The Selling Stockholders may pledge or grant a security interest in some or all of the Shares owned by them and, if they default in the performance of its secured obligations, the pledgees or secured parties may offer and sell the Shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer and donate the Shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In addition, the Selling Stockholders may, from time to time, sell the Shares short, and, in those instances, this prospectus may be delivered in connection with the short sales and the Shares offered under this prospectus may be used to cover short sales.

The Selling Stockholders and any broker-dealer participating in the distribution of the Shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the Shares is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of Shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the Shares against certain liabilities, including liabilities arising under the Securities Act.

Under the securities laws of some states, the Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the Selling Stockholders will sell any or all of the Shares registered pursuant to the registration statement, of which this prospectus forms a part.

The Selling Stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the Selling Stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the Shares to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the Shares and the ability of any person or entity to engage in market-making activities with respect to the Shares.

We will pay all expenses of the registration of the Shares which is estimated to be $30,000 in total. Once sold under the registration statement, of which this prospectus forms a part, the Shares will be freely tradable in the hands of persons other than our affiliates.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and plan of operations together with our financial statements and the related notes appearing elsewhere in this prospectus. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below, and those discussed in the section titled “Risk Factors” included elsewhere in this prospectus.

Basis of Presentation

Our Company has a history of recurring losses, which has resulted in an accumulated deficit of $14,005,689 as of December 31, 2018. Additionally, our Company has no sources of revenue. These matters raise substantial doubt about our ability to continue as a going concern.

This MD&A section discusses our Company’s results of operations, liquidity and financial condition and certain factors that may affect our future results. You should read this MD&A in conjunction with our financial statements and accompanying notes included elsewhere in this report.

Overview

Acquired Sales Corp. (hereinafter sometimes referred to as “Acquired Sales”, the “Company”, “AQSP”, “Acquired”, the “Company”, “we”, “us”, “our”, etc.) was organized under the laws of the State of Nevada on January 2, 1986.

The Company wants to acquire all or a portion of one or more operating businesses.

Management of the Company currently is exclusively exploring potential acquisitions of all or a portion of one or more operating businesses involving the manufacture and sale of cannabidiol (CBD)-infused products such as beverages, muscle/joint rubs, oils, crystals, tinctures, bath bombs, isolate, relief balms, elixirs, body washes, med sticks, lotions, vape pens and cartridges, shatter, and gummies (a “CBD-Infused Products Company”).

In order to consummate a particular acquisition of a CBD-Infused Products Company, management of the Company is open-minded to the concept of also acquiring all or a portion of one or more operating businesses and/or assets that are related to such CBD-Infused Products Company, for example operating businesses and/or assets involving distilled spirits, beer, wine, hemp, paraphernalia, cannabis, tetrahydrocannabinol (THC)-infused products, and real estate.

Execution of Stock Purchase Agreement  to Purchase up to 19.99% of CBD-Infused Beverage Maker Ablis, and of Craft Distillers Bendistillery and Bend Spirits

On April 30, 2019, the Company signed stock purchase agreements to purchase up to 19.99% of the common stock of CBD-infused beverage maker Ablis (formerly Ablis LLC) (www.AblisBev.com), and of craft distillers Bendistillery Inc. d/b/a Crater Lake Spirits (www.CraterLakeSpirits.com) and Bend Spirits, Inc. (www.Bendistillery.com), Bend, Oregon, for a total of $7,596,200 in cash.

Founded in 1996, Bendistillery is America's most award winning craft distillery, with an outstanding reputation for producing Crater Lake Spirits brands including vodkas, gins, whiskeys, and white label brands offered through Bend Spirits.

Ablis is a rapidly growing leader in the exciting CBD-infused beverage industry. Ablis' all-natural, shelf-stable, GMO-free, non-alcoholic, lemon ginger, cranberry blood orange, and 0 calorie lemon water beverages target the mainstream health market and contain no THC. Ablis also manufactures and sells CBD-infused rubs, oils and crystals. Ablis' beverages are now being distributed in 11 states, online throughout the country, Puerto Rico and Guam. Also, Ablis has recently received state approval to co-brand with a local brewery in Bend to produce Oregon's first hemp CBD-infused draft beer.

Closing of the purchase is subject to a number of conditions, including the completion of mutually acceptable due diligence, completion of a capital raise, execution of definitive documentation, obtaining necessary third party approvals, and completion of all necessary securities filings.

Pursuant to such stock purchase agreements, on April 30, 2019, the we closed on a first tranche purchase of 4.99% of the common stock of each of Ablis, Bendistillery and Bend Spirits for an aggregate purchase price of $1,896,200.

We have the right to purchase up to an additional 15% of the common stock of each of Ablis, Bendistillery and Bend Spirits under the stock purchase agreements through July 31, 2019, but doing so will only be possible if the Company closes on the sale of additional preferred stock or otherwise raises capital, and receives approval to do so from the Oregon Liquor Control Commission, among other conditions.

The management teams of Ablis, Bendistillery and Bend Spirits are continuing to lead their respective companies following the closing of our purchase of 4.99% of each of Ablis, Bendistillery and Bend Spirits. Gerard M. Jacobs, CEO of the Company, has joined the board of directors of each of the companies, and William C. Jacobs, President and CFO of the Company, will be paid quarterly by the companies in regard to financial oversight of the companies.

Liquidity and Capital Resources

The following table summarizes our Company’s current assets, current liabilities and working capital as of December 31, 2018 and December 31, 2017, as well as our Company’s cash flows for the years ended December 31, 2018 and 2017:

	December 31,
	2018	2017
Current Assets	$ -	$ -
Current Liabilities	338,622	228,174
Working Capital	(338,622)	(228,174)

	For the Years Ended December 31,
	2018	2017
Net Cash Used in Operating Activities	$ (32,172)	$ (605)
Net Cash Provided by Financing Activities	32,172	0

Comparison of the balance sheet at December 31, 2018 and December 31, 2017

Total current assets at December 31, 2018 of $0 are not adequate to fund current operations nor to fulfill corporate obligations or to fund growth and potential acquisitions. At December 31, 2017, we had total current assets of $0.

Current liabilities at December 31, 2018 of $338,622 primarily consisted of accounts payable to related parties of $193,000 and trade accounts payable of $113,450. Accounts payable to related parties consisted mainly of liabilities for independent contractor fees payable to William C. Jacobs, CPA, who now is the Company’s President and Chief Financial Officer and is the son of the Company’s Chief Executive Officer, Gerard M. Jacobs, and expense reimbursements to William C. Jacobs and Gerard M. Jacobs. Current liabilities at December 31, 2017 of $228,174 consisted of accounts payable to related parties of $121,748 and trade accounts payable of $106,426. Accounts payable to related parties consisted mainly of liabilities for independent contractor fees payable to William C. Jacobs, CPA, who now is the Company’s President and Chief Financial Officer and is the son of the Company’s Chief Executive Officer, Gerard M. Jacobs, and expense reimbursements to William C. Jacobs and Gerard M. Jacobs.

On June 21, 2016, a company affiliated with Gerard M. Jacobs, our Chief Executive Officer, made a non-interest bearing loan of $4,000 to the Company, which is payable upon demand. The $4,000 note payable to the company affiliated with Gerard M. Jacobs was still outstanding at December 31, 2018.

The Company had an accumulated deficit of $14,005,689 and $13,785,068 as of December 31, 2018 and 2017, respectively.

Comparison of operations for the year ended December 31, 2018 to the year ended December 31, 2017

The Company did not generate revenue from continuing operations during the years ended December 31, 2018 and 2017.

Selling, general and administrative expenses primarily consist of independent contractor fees, travel expenses, phone, internet and hotspot expense, meals and entertainment, and other less material accounts. Selling, general and administrative expenses were

$71,299 for the year ended December 31, 2018, compared to $65,021 for the year ended December 31, 2017, an increase of $6,278.

During the year ended December 31, 2018, the Company incurred a net loss of $220,621. During the year ended December 31, 2017, the Company incurred a net loss of $80,033.

Net cash used in operating activities was $32,172 for the year ended December 31, 2018, compared to $605 net cash used in operating activities for the year ended December 31, 2017. Net cash used in operating activities in 2018 and 2017 was primarily used for professional fees.

The Company had net cash provided by investing activities of $0 for the year ended December 31, 2018; similarly, the Company had net cash provided by investing activities of $0 for the year ended December 31, 2017.

Net cash provided by financing activities was $32,172 during the year ended December 31, 2018. Cash provided by financing activities was used to pay professional fees, and interest is accruing and payable to the lenders for this money that was lent to the Company. In comparison, there was no net cash provided by financing activities during the year ended December 31, 2017.

During the year ended December 31, 2018, cash decreased by $0, and the Company had $0 in unrestricted cash at December 31, 2018. In comparison, during the year ended December 31, 2017, cash decreased by $605, leaving the Company with $0 in unrestricted cash at December 31, 2017.

The Company is currently negotiating regarding certain potential investment opportunities, but there can be no assurance at this time that any investments will come to fruition and that the Company will have future operating income. The Company has a history of losses as evidenced by the accumulated deficit at December 31, 2018 of $14,005,689.

Critical Accounting Policies

Critical accounting policies are discussed in Note 1 of the financial statements accompanying this prospectus.

The William Noyes Webster Foundation, Inc.

The William Noyes Webster Foundation, Inc. (the “Foundation”), a non-profit Massachusetts corporation, has received a provisional registration from the Commonwealth of Massachusetts to own and operate a medical marijuana cultivation facility in Plymouth, Massachusetts, and a medical marijuana dispensary in Dennis, Massachusetts. Heatley is the founder and a member of the board of directors of the Foundation.

Teaming Agreement – We believe it is highly likely that the board of directors of the Foundation will only approve contracts that have been negotiated and approved by Heatley. Consequently, on July 8, 2014, we entered into a Teaming Agreement (the "Teaming Agreement") with Heatley, in which, among other things: (1) we and Heatley agreed to use our respective best efforts, working exclusively together as a team, and not as a partnership or other entity, in order to consummate transactions, agreements, contracts or other arrangements pursuant to which we will provide capital and expertise to the Foundation; and (2) Heatley agreed that Heatley shall not, and shall not permit the Foundation to, discuss or negotiate for debt or equity financing, or consulting services or other expertise, from any third party. We claim that Heatley violated the Teaming Agreement by discussing and negotiating for debt or equity financing, or consulting services or other expertise, from at least one third party. Heatley claims that we violated the Teaming Agreement alleging that we failed to lend funds to the Foundation in accordance with the Teaming Agreement. We believe Heatley's claim to be baseless. No assurances whatsoever can be made that Heatley will comply with the terms of the Teaming Agreement, nor that we will be able to adequately enforce the terms of the Teaming Agreement if it is ever the subject of litigation.

Promissory Note – On July 14, 2014, the Foundation signed and delivered to us a Secured Promissory Note (the "Note") which is in the stated loan amount of $1,500,000, and is secured by a Security Agreement of even date therewith (the “Security Agreement”). The Note provides that the $1,500,000 loan may be advanced in one or more installments as the Foundation and we may mutually agree upon. The Foundation and we mutually agreed that the first installment of this loan would be $602,500. Pursuant to instructions from the Foundation, on July 14, 2014, we paid $2,500 owed by the Foundation to one of its consultants, and we advanced $600,000 directly to the Foundation. The amount and timing of subsequent loan installments under the Note, which could have totaled $897,500, had not yet been mutually agreed upon between the Foundation and us as of the date of the Note.

Between April and July 2015, we loaned an additional $135,350 to the Foundation, evidenced by the Note and secured by the Security Agreement. Following such additional loans, the principal of the loan from us to the Foundation, evidenced by the Note and secured by the Security Agreement, is now $737,850.

The principal balance outstanding under the Note bore interest at the rate of 12.5% per annum, compounded monthly. It was contemplated that the first payment of accrued interest by the Foundation under the Note would be made as soon after the

Foundation commences operations of the Plymouth Cultivation Facility and the Dennis Dispensary as the Foundation's cash flows shall reasonably permit, but in any event no later than one year after the Foundation commences operations. The principal of the Note would be payable in eight consecutive equal quarterly installments, commencing on the last day of the calendar quarter in which the Foundation commences operations. Principal on the Note and related accrued interest would be considered past due if the aforementioned payments were not received by their due dates.

Uncollectable Note and Interest Receivable – We assessed the collectability of the Note based on the adequacy of the Foundation’s collateral and the Foundation’s capability of repaying the Note according to its terms. Based on this assessment, on September 1, 2015, we concluded that Note and interest receivable would not be collectible. As such, we wrote off the Note totaling $737,850 and interest receivable totaling $97,427 as bad debt expense on September 1, 2015.

Acquisition of Real Estate in Rhode Island

As discussed in our prior public filings, we have attempted to acquire one or more of the Mesolella/Jacobs Properties. The Mesolella/Jacobs Properties are parcels of real estate in Rhode Island that are owned by entities affiliated with Vincent J. Mesolella and his son Derek V. Mesolella, formerly one of our independent contractors. One of the Mesolella/Jacobs Properties is also partly owned by an affiliate of our Chief Executive Officer, Gerard M. Jacobs.

Discussions among Messrs. Mesolella and Jacobs and our independent directors have made it highly likely that we will never purchase any of the Mesolella/Jacobs Properties.

Simultaneous with Vincent J. Mesolella’s agreement to negotiate in good faith regarding the possibility of us acquiring the Mesolella/Jacobs Properties, in November 2014, the officers and directors of the Company were awarded the right to purchase, directly or using a designee, for an aggregate price of $2 per director: (a) warrants to purchase an aggregate of 1.35 million shares of common stock of the Company at an exercise price of $0.01 per share; and (b) warrants to purchase an aggregate of 1.35 million shares of common stock of the Company at an exercise price of $1.85 per share, 100,000 of which warrants are vested, and 1.25 million of which warrants are subject to the condition that the Company shall have acquired at least one of the Mesolella/Jacobs Properties.

Other Matters

We may be subject to other legal proceedings, claims, and litigation arising in the ordinary course of business. We intend to defend vigorously against any such claims. Although the outcome of these other matters is currently not determinable, our management does not expect that the ultimate costs to resolve these matters will have a material adverse effect on its financial position, results of operations, or cash flows.

BUSINESS

Business Overview

For the past many years, our stated objective has been to acquire all or a portion of one or more operating businesses. In the past year, we have been exploring potential acquisitions of all or a portion of one or more operating businesses involving the manufacture and sale of cannabidiol (CBD)-infused products such as beverages, muscle/joint rubs, oils, crystals, tinctures, bath bombs, isolate, relief balms, elixirs, body washes, med sticks, lotions, vape pens and cartridges, shatter, and gummies (a “CBD-Infused Products Company”). In order to consummate a particular acquisition of a CBD-Infused Products Company, management of the Company is open-minded to the concept of also acquiring all or a portion of one or more operating businesses and/or assets that are related to such CBD-Infused Products Company, for example operating businesses and/or assets involving distilled spirits, beer, wine, hemp, paraphernalia, cannabis, tetrahydrocannabinol (THC)-infused products, and real estate. We have entered into agreements with a number of operating business to acquire some or all of the businesses.

Stock Sale and Purchase Agreement - Ablis Holding Company

On April 30, 2019, we entered into a Stock Sale and Purchase Agreement with Ablis Holding Company, an Oregon corporation (“Ablis HC”), Ablis, Inc., an Oregon corporation (“Ablis”), and James A. Bendis (“Bendis”) wherein the Company paid $399,200 for a post transaction 4.99% ownership of Ablis HC’s equity. Ablis HC is in the business of manufacturing and sale of CBD-infused beverages, and CBD-infused products. The Stock Sale and Purchase Agreement requires that Ablis HC use a portion of the purchase proceeds to pay off at least $381,000 of its liabilities.

The Stock Sale and Purchase Agreement also sets out terms for an additional equity purchase of Ablis HC such that the Company may purchase up to an additional 15% of Ablis HC for $1,200,000 so that the Company would then own 19.99% of the ownership equity of Ablis HC.

The terms of the Stock Sale and Purchase Agreement entitle Gerard M. Jacobs to be a member of the board of directors of Ablis HC and entitles William C. Jacobs to be provided with access to financial information and grants William C. Jacobs financial oversight functions over Ablis HC. It further allows William C. Jacobs the right to provide consulting/advisory services. William

C. Jacobs’ reasonable expenses will be covered by Ablis HC. The Stock Sale and Purchase Agreement also requires that Gerard M. Jacobs and William C. Jacobs be introduced to the owners of Ablis’ CBD isolate suppliers, and any other companies in the hemp, CBD and cannabis industries with whom Ablis HC and/or Bendis have relationships, and whom may potentially be interested in entering into a stock sale or merger with the Company.

The Stock Sale and Purchase Agreement requires that Ablis HC evaluate and seriously consider a sale of Ablis HC or taking Ablis HC public within 60 months from April 30, 2019 and that it use commercially reasonable best efforts, to close a mutually acceptable alternative exit opportunity for the Company within 72 months from April 30, 2019.

Stock Purchase Agreement Bendistillery Inc. and Bend Spirits

On April 30, 2019, the Company, Gerard M. Jacobs, and William C. Jacobs entered into a Stock Purchase Agreement with Bendistillery Inc., an Oregon corporation (“Bendistillery”), Bend Spirits, Inc., an Oregon corporation (“Bend Spirits”), Bendis Homes Pinehurst, LLC, an Oregon limited liability company (“Landowner”), Bendis, and Alan T. Dietrich (“Dietrich”) wherein the Company paid $1,347,300 for a post transaction 4.99% ownership of Bendistillery’s equity and $149,700 for a post transaction 4.99% ownership of Bend Spirits’ equity. Bendistillery and Bend Spirits are in the business of manufacturing and sale of alcoholic beverages, CBD-infused beverages, and CBD-infused products. The Stock Purchase Agreement requires that Bendistillery and Bend Spirits use a portion of the purchase proceeds to pay off at least $835,000 of their collective liabilities.

The Stock Purchase Agreement also sets out terms for an additional equity purchase of Bendistillery such that the Company may purchase up to an additional 15% of Bendistillery for $4,050,000 so that the Company would then own 19.99% of the ownership equity of Bendistillery. Per the terms of the Agreement, the Company may also purchase up to an additional 15% of Bend Spirits for $450,000 such that the Company would then own 19.99% of the ownership equity of Bend Spirits.

Landowner (as landlord) and Bendistillery (as tenant) have entered into a long-term recorded lease (the “Lease”) of the 23 acres in Tumalo outside Bend, Oregon, where Bendistillery and Bend Spirits conduct their businesses (the “Real Estate”) The initial term of the Lease is 20 years at a rent of $17,500 per month; Tenant has the right, in its sole discretion, to exercise a series of options to extend the term of the Lease up to a maximum of 99 years; and Tenant has a 60-day right of first refusal if Landowner ever decides to sell all or any portion of the Real Estate. Bendis is the owner of Landowner.

The terms of the Stock Purchase Agreement entitle Gerard M. Jacobs to be a member of the board of directors of Bendistillery and Bend Spirits and entitles William C. Jacobs to be provided with access to financial information. The Stock Purchase Agreement also grants William C. Jacobs financial oversight functions over Bendistillery and Bend Spirits and allows William C. Jacobs the right to provide consulting/advisory services. William C. Jacobs’ reasonable expenses will be covered by Bendistillery and Bend Spirits as well as an advisory fee of not less than $5,000 per quarter. The Stock Purchase Agreement also requires that Gerard M. Jacobs and William C. Jacobs be introduced to the owners of Deschutes Brewery, Silver Moon Brewing, LBD Beverage, and any other companies in the distilled spirits, beer, wine, hemp, CBD and cannabis industries with whom Bendistillery, Bend Spirits, Bendis and/or Dietrich have relationships, and whom may potentially be interested in entering into a stock sale or merger with the Company.

The Stock Purchase Agreement requires that Bendistillery and Bend Spirits evaluate and seriously consider a sale of Bendistillery and Bend Spirits or taking them public within 60 months from April 30, 2019 and that they use commercially reasonable best efforts, to close a mutually acceptable alternative exit opportunity for the Company within 72 months from April 30, 2019.

Letter of Intent – CBD Lion LLC

On May 8, 2019, we entered into a Letter of Intent with CBD Lion LLC (“Lion”) and its owners to, subject to a number of conditions, acquire 100% of the ownership of Lion. The consideration to be paid by us in the proposed purchase of Lion is (i) cash in the amount of $2,000,000; (ii) equity in the amount of 5,000,000 shares of our common stock; and, (iii) debt payments totaling $462,430 of Lion’s debts owed to its current affiliates.  In the event that the purchase of Lion occurs, the owners of Lion shall enjoy so-called “demand registration rights” in regard to such stock consideration if no piggyback registration statement is filed with the SEC within 120 days following the closing of the proposed sale.

Closing of the acquisition of Lion is subject to a number of conditions, including but not limited to the completion of a due diligence investigation of Lion by us that is acceptable to us, completion of a capital raise by us of at least $4 million, completion of an audit of Lion acceptable to us, execution of definitive acquisition documents, execution of an employment agreement with Erik S. Lundgren, CEO/founder of CBD Lion, obtaining necessary third-party approvals, including a tax opinion to be provided by Lion’s tax counsel indicating that the proposed acquisition will qualify as a tax-free merger, execution of a shareholders agreement among Gerard M. Jacobs, William C. Jacobs and Erik S. Lundgren, and completion of all necessary securities filings. In the event that most of the foregoing conditions are met, as detailed in the Letter of Intent, prior to the closing of the proposed acquisition, we will make a $300,000 loan to Lion to be used by Lion exclusively for growth capital.

We are currently engaged in the negotiation of definitive agreements for the proposed acquisition, and Lion’s financial statements are currently being audited. The Letter of Intent will terminate if (i) no audit of Lion satisfactory to us has been delivered by August 31, 2019; we fail to raise $4 million by September 30, 2019; or (iii) the proposed purchase has not closed by October 31, 2019.

The letter of intent contains customary provisions prohibiting Lion from soliciting or encouraging any other acquisition proposal or entering into any negotiations or agreements for an alternative acquisition transaction prior to the termination of the letter of intent.

In the event that the proposed acquisition of Lion is completed, the Letter of Intent requires that as soon as practicable following the closing of the proposed sale, we will change our name to "CBD Lion Corp.” and request a new trading symbol that better relates to the new proposed name.

Letter of Intent – Warrender Enterprise Inc. d/b/a Lifted Liquids

On May 23, 2019, we entered into a Letter of Intent with Warrender Enterprise Inc. d/b/a Lifted Liquids (“Lifted”), and its owner Nicholas S. Warrender to, subject to a number of conditions, acquire 100% of the ownership of Lifted including its affiliated vape shops. The consideration to be paid by us in the proposed purchase of Lifted is (i) cash in the amount of $7,500,000; and (ii) equity in the amount of 4,545,455 shares of our common stock (“Stock Consideration”). In the event that the purchase of Lifted occurs, Warrender shall enjoy so-called “piggyback registration rights” in regard to the Stock Consideration, and provided further that Warrender shall enjoy so-called "demand registration rights" in regard to the Stock Consideration if no piggyback registration statement is filed with the SEC within 120 days following the closing of the proposed sale.

Closing of the acquisition of Lifted is subject to a number of conditions, including but not limited to the completion of a due diligence investigation of Lifted by us that is acceptable to us, completion of a capital raise by us of at least $9 million, completion of an audit of Lifted acceptable to us, execution of definitive acquisition documents, execution of an employment agreement with Nicholas S. Warrender, obtaining necessary third-party approvals, including a tax opinion to be provided by Lifted’s tax counsel indicating that the proposed acquisition will qualify as a tax-free merger, execution of a shareholders agreement among Gerard M. Jacobs, William C. Jacobs, Nicholas S. Warrender and Erik S. Lundgren, and completion of all necessary securities filings. In the event that most of the foregoing conditions are met, as detailed in the Letter of Intent, prior to the closing of the proposed acquisition, but only if AQSP is requested by Lifted in writing to do so, we will make a $300,000 loan to Lifted to be used by Lifted exclusively for growth capital.

We are currently engaged in due diligence of Lifted, Lifted’s financial statements are currently being audited and we have not yet started to negotiate a definitive agreement for the proposed acquisition. The Letter of Intent will terminate if (i) no audit of Lifted satisfactory to us has been delivered by September 30, 2019; (ii) we fail to raise $9 million by October 31, 2019; or (iii) the proposed purchase has not closed by November 30, 2019 (or such other date as mutually agreed by the parties).

The letter of intent contains customary provisions prohibiting Lifted from soliciting or encouraging any other acquisition proposal or entering into any negotiations or agreements for an alternative acquisition transaction prior to the termination of the Letter of Intent.

In the event that the proposed acquisition of Lifted is completed, the Letter of Intent requires that Lifted shall operate as a wholly-owned subsidiary of CBD Lion Corp. under the Lifted brand, led by Nicholas S. Warrender as Lifted’s CEO.

The terms of the proposed CBD Lion and Lifted Liquids transactions must be set forth in definitive agreements. There are no assurances that we will be successful in negotiating acceptable definitive agreements, when or whether definitive agreements will be reached between the parties, or that the proposed purchases will be consummated. Even if definitive agreements are executed, the terms of the proposed purchases may change materially from the terms set forth in the letters of intent. There will be many conditions to closing, many of which are outside of the parties’ control and we cannot predict whether these conditions will be satisfied. There are no assurances when or if closings will occur, even if the parties successfully negotiate and sign definitive agreements.

Future Acquisitions

An Investment Committee appointed by our Board of Directors, currently consisting of our CEO Gerard M. Jacobs, director Thomas W. Hines, CPA CFA, and our President and CFO William C. Jacobs, CPA, will review material furnished to it and will ultimately decide if a transaction is in our best interests and the interests of our shareholders. We intend to source acquisition opportunities through our Chief Executive Officer and directors and their contacts, and in some cases through finders. These contacts include the shareholders of Ablis, professional advisors such as attorneys and accountants, securities broker dealers, venture capitalists, members of the financial community, other businesses and others who may present solicited and unsolicited proposals. Management believes that business opportunities may become available to us due to a number of factors, including, among others: (1) Our ownership of shares in one or more CBD-Infused Products Companies; (2) management’s historical experience building large public companies; (3) management’s contacts and acquaintances; and (4) our flexibility with respect to the manner in which we may be able to structure, finance, merge with or acquire any business opportunity.

The analysis of new business opportunities will be undertaken by or under the supervision of an Investment Committee appointed by our Board of Directors. Inasmuch as we will have limited funds available to search for business opportunities, we will not be able to expend significant funds on a complete and exhaustive investigation of such business or opportunity. We will, however, investigate, to the extent believed reasonable by such Investment Committee, such potential business opportunities by conducting a so-called “due diligence investigation”.

In a due diligence investigation, we intend to obtain and review materials regarding the business opportunity. Typically, such materials will include information regarding a target business’ products, services, contracts, management, ownership, and financial information. In addition, we intend to cause our Investment Committee to meet personally with management and key personnel of target businesses, ask questions regarding the target businesses’ prospects, tour facilities, and conduct other reasonable investigation of the target businesses to the extent of our limited financial resources and management and technical expertise.

There is no guarantee that we can obtain or maintain the funding needed for our operations, including the funds necessary to search for and investigate acquisition candidates, and to close an acquisition including paying the substantial costs of legal, accounting and other relevant professional services.

As of July 26, 2019, we have cash on hand of $4,721,147. In prior years, our payables have been greater than our cash on hand. We have inconsistent income generating ability and are therefore reliant on raising money from loans or stock sales.

Properties

Acquired Sales Corp. is currently provided rent-free office space by our Chief Executive Officer, Gerard M. Jacobs, at 31 N. Suffolk Lane, Lake Forest, Illinois 60045. Acquired Sales Corp. pays the phone, facsimile, internet, travel and other business expenses of our Chief Executive Officer Gerard M. Jacobs and of our President and Chief Financial Officer, William C. Jacobs, CPA, who is the son of Gerard M. Jacobs.

Employees

Our Chief Executive Officer, Gerard M. Jacobs, runs our operations on a part-time basis and is compensated with equity; see the section entitled “Executive Compensation”. Mr. Gerard M. Jacobs has not historically received cash compensation, but has begun to receive a consulting fee of $7,500 per month and is expected to receive cash salary and bonuses in the future, pursuant to a compensation agreement entered into between the Company, Gerard M. Jacobs and William C. Jacobs in June 2019 (the “Compensation Agreement”). Our President and Chief Financial Officer, William C. Jacobs, CPA, who is the son of our Chief Executive Officer, Gerard M. Jacobs, handles our financial matters on a part-time basis and is currently compensated at the rate of $5,000 per month, but, like Gerard M. Jacobs, is expected to receive a larger cash salary and bonuses in the future pursuant to the Compensation Agreement. Both Gerard M. Jacobs and William C. Jacobs are entitled to reimbursement for all of their business-related expenses. We currently have no full-time employees.

In the future, we plan to engage full-time employees, including Gerard M. Jacobs and William C. Jacobs under employment agreements, with full-time salaries, bonuses and benefits appropriate to the nature and scope of our future business operations. We expect to continue to use consultants, attorneys, accountants and independent contractors as necessary. Such consultants may include director Thomas W. Hines, CPA CFA, who is a member of our Investment Committee.

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. Litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that will have, individually or in the aggregate, a material adverse effect on our business, financial condition or operating results.

Corporate Information

We were organized under the laws of the State of Nevada on January 2, 1986 as Cornerstone Capital Corporation. In July 1992, the Company changed its name to GS International Technologies and then to Protective Technologies International Marketing in November 1996 to reflect business development efforts at that time.

1999 Change In Control and Name-Armed Alert Security

The Company reorganized its debt, equity and management in 1999. In June 1999, the Company acquired Armed Alert Security, a commercial and residential security products and services to individuals, families, and businesses. The owners of Armed Alert Security were issued shares in connection with the acquisition of Armed Alert Security by the Company giving them control over the Company. In connection with the acquisition of Armed Alert Security, the Company changed its name on July 3, 1999 to better reflect its business. In addition, the Company completed a 1-for-5 reverse stock split on June 4, 1999.

In August 2001, we ceased all of our prior operations and remained dormant from then until May 27, 2004 when we began development stage activities.

2006-2007 Change In Control and Name-Acquired Sales Corp.

Commencing in 2006, we entered into activities to propose to seek, investigate and, if warranted, acquire an interest in one or more businesses. In connection with these changes, we changed our name to Acquired Sales Corp. As a part of this restructuring, the Company completed a 1-for-10 reverse stock split on March 1, 2006. On July 26, 2007, control of the stock of the company was transferred to Gerard M. Jacobs and control of the management was changed to Gerard M. Jacobs as well, with the appointment of 6 new officers and directors and the resignation of L. Dee Hall, the sole officer and director as of that time.

MANAGEMENT

Executive Officers and Directors

The following table sets forth certain information regarding our current Directors and Executive Officers as of July 26, 2019.

Name	Age	Position
Joshua A. Bloom, M.D.	63	Director
Gerard M. Jacobs	64	Chairman of the Board, Chief Executive Officer and Secretary
James S. Jacobs, M.D.	65	Director
William C. "Jake" Jacobs, CPA	31	President, Chief Financial Officer and Treasurer
Michael D. McCaffrey	73	Director
Vincent J. Mesolella	70	Director
Richard E. Morrissy	64	Director
Thomas W. Hines, CPA CFA	60	Director

Our Directors serve in such capacity until the next annual meeting of our shareholders and until their successors have been elected and qualified. Our Chief Executive Officer serves at the discretion of our Board of Directors, until his death, or until he resigns or has been removed from office.

Joshua A. Bloom, M.D., age 63, has been a member of our board of directors since July 2007. He has been a practicing physician in Kenosha, Wisconsin since completion of his training in 1988. He is board Certified in Internal Medicine, Pulmonary Diseases, Critical Care Medicine and in Hospice and Palliative Care. He has been employed by Froedtert South (formerly known as United Hospital System) in the Clinical Practice Division from 1995 to present. He had been in private practice at the same address from 1988 to 1995. Dr. Bloom served on the board of directors of Kenosha Health Services Corporation from 1993 to approximately 2010 and the board of Hospice Alliance, Inc. since 1994 and Medical Director there since 1998. He also served on the board of the Beth Israel Sinai Congregation 1998 to 2014, where he served as the President from 2004 until 2010. We believe that Dr. Bloom’s experience serving as a director of the Corporation since 2007, his intelligence and educational background, and his familiarity with the medical field which has in the past and is currently providing candidates for potential acquisitions by the Corporation, qualifies him to serve as a director of the Corporation.

Dr. Bloom received a medical degree from the University of Illinois in 1982 and completed his residency in internal medicine in 1985 and fellowship in Respiratory & Critical Care Medicine in 1988; both at the University of Illinois. He received an MS in Organic Chemistry from the University of Chicago in 1978 and a BS in Chemistry from Yale College in 1977.

Gerard M. Jacobs, age 64, is Chairman of our Board of Directors, Chief Executive Officer and Secretary of the Company. Mr. Jacobs has been a private investor since 2006. In 2001, Mr. Jacobs took control of CGI Holding Corporation, and served as its Chief Executive Officer and member of its board of directors until 2006. Under Mr. Jacobs’ guidance, CGI Holding Corporation changed its name to Think Partnership Inc., made 15 acquisitions primarily of businesses involved in online marketing and advertising, and succeeded in having its common stock listed on the American Stock Exchange. The company is now known as Inuvo Inc. (NYSE:MKT: INUV). Previously, in 1995, Mr. Jacobs took control of General Parametrics Corporation, and served as its Chief Executive Officer and member of its board of directors until 1999. Under Mr. Jacobs’ guidance, General Parametrics changed its name to Metal Management Inc., made 37 acquisitions primarily of businesses involved in scrap metal recycling, and succeeded in building one of the largest scrap metal recycling companies in the world. The company is now part of Sims Metal Management Ltd. (ASX trading symbol: SGM). Mr. Jacobs has also served as the lead outside director for America’s Car-Mart, Inc. (NASDAQ: CRMT) and Patient Home Monitoring Corp. (Toronto: PHM). We believe that Mr. Jacobs’ experience serving as the Chief Executive Officer of three publicly traded companies and as a director of two other publicly traded companies, his work as an investment banker and as an attorney, and his intelligence and educational background, qualifies him to serve as a director of the Corporation.

Mr. Jacobs received a law degree from the University of Chicago Law School, which he attended as a Weymouth Kirkland Law Scholar, in 1978; and an A.B from Harvard College, in 1976, where he was elected to Phi Beta Kappa. Mr. Jacobs’ brother, James S. Jacobs, M.D., is also a member of our board of directors.

James S. Jacobs, M.D., age 65, has been a member of our board of directors since July 2007. He is a Physician in the Department of Radiation Oncology, at St. Joseph Hospital in Denver, Colorado. He was previously the Resident Physician in Radiation Oncology at Rush Medical Center in Chicago, Illinois. We believe that Dr. Jacobs’ experience serving as a director of the Corporation since 2007, his intelligence and educational background, and his familiarity with the medical field which has in the past and is currently providing candidates for potential acquisitions by the Corporation, qualifies him to serve as a director of the Corporation.

Dr. Jacobs did a residency in Radiation Oncology at Rush Medical Center in Chicago, Illinois and an internal medicine internship and residency at the University of Colorado Medical Center in Denver, Colorado. Dr. Jacobs received a BA in Neuroscience from Amherst College in Amherst, Massachusetts in 1976.

William C. “Jake” Jacobs, CPA, age 31, is President, Chief Financial Officer and Treasurer of the Company. Effective as of February 27, 2019, the Board appointed Mr. Jacobs, the son of our Company’s Chief Executive Officer Gerard M. Jacobs, to serve as the President, Chief Financial Officer and Treasurer of the Company. Prior to becoming President, Chief Financial Officer and Treasurer of the Company, Mr. Jacobs served as an independent contractor for the Company for the past several years. Previously, Mr. Jacobs worked in the Assurance Division of Ernst & Young (doing business as EY), auditing both publicly traded and privately held companies. Mr. Jacobs graduated from the University of Southern California, with a double major in Accounting and Finance. In 2015, Mr. Jacobs won a Gold Medal at the United States of America Snowboard and Freeski Association (USASA) National Championships in the BoarderCross Snowboard Senior (23-29) Men’s division.

William C. Jacobs will earn compensation from the Company at the rate of $5,000 per month. He is also entitled to reimbursement for all of his business-related expenses. As of the date of this Annual Report on Form 10-K, the Company owes Mr. Jacobs $175,000 for unpaid independent contractor fees that have been accruing since 2016.

Michael D. McCaffrey, age 73, has been a member of our board of directors since July 2007. He is an attorney practicing in Irvine, California and specializing in commercial and business litigation. Mr. McCaffrey has tried more than 100 jury and non-jury trials, representing numerous large companies, institutional lenders, real estate developers, contractors and various public and private corporations, partnerships and sole proprietorships. He has had sole or primary responsibility for defense and prosecution of significant matters including real property secured transactions; real estate syndication/fraud; partnership disputes/accounting/dissolution actions; corporate control; insurance (policyholders’ interests and insurers’ interests); employment litigation; prosecution, defense and expert witness on professional liability claims involving attorneys and accountants; construction, including prosecution and defense of major defect cases; and various business tort cases. We believe that Michael D. McCaffrey’s experience serving as a litigator and advisor to corporations, and his intelligence and educational background, qualifies him to serve as a director of the Corporation.

Mr. McCaffrey received his Juris Doctor in 1974 from the University of Denver College of Law where he was a member of the University of Denver Law Review (qualified by class rank, top 5%) and received a B.S. in Engineering from UCLA in 1968.

Vincent J. Mesolella, age 70, has been a member of our board of directors since October 2010. He has served for many years as the Chairman of the Narragansett Bay Commission, Providence, Rhode Island, one of the largest wastewater treatment utilities in the U.S. Mr. Mesolella also served for over twenty years as a member of the Rhode Island House of Representatives, including serving as the Majority Whip. Mr. Mesolella is the founder, President and Chief Executive Officer of MVJ Realty, LLC, a diversified real estate investment firm. Mr. Mesolella has served on the board of directors of Think Partnership Inc., an American Stock Exchange company. Mr. Mesolella has raised a great deal of money for charities including the Make-A-Wish Foundation. Mr. Mesolella resides in Rhode Island. We believe that Vincent J. Mesolella’s experience serving as a director of two publicly traded companies including service as Chairman of the Audit Committee of both, his work as a developer and business owner, his experience as an elected public official, his Chairmanship of a major wastewater treatment organization that has been nationally recognized for its excellence, his intelligence and educational background, and his familiarity with the real estate industry which has in the past and is currently providing candidates for potential acquisitions by the Corporation, qualifies him to serve as a director of the Corporation.

Richard E. Morrissy, age 64, has been a member of our board of directors since July 2007. Since August 2016, Mr. Morrissy has been working at the UIC Department of Medicine’s Section of Infectious Disease in a research clinic called Project WISH as Clinical Coordinator in Regulatory Affairs. Previously, Mr. Morrissy was the Senior Research Specialist at the Department of Surgery – CS within the UIC College of Medicine. Mr. Morrissy was a project coordinator for the School of Pharmacy. His duties included serving as project coordinator on four clinical trial research projects funded by the National Institutes of Health’s National Cancer Institute. The School of Pharmacy projects have involved multiple research projects utilizing Lycopene in restoring DNA damage in men’s prostates. The project at UIC’s internationally acclaimed Occupational Therapy School involved the setup and running of focus groups with impaired individuals to create a movement and activity computer survey for the World Health Organization. During his tenure, Mr. Morrissy managed clinical research trials including the submission of institutional review board documents and grant proposals, recruitment of subjects and data management and storage. He also designed and led focus groups, designed and critiqued research surveys, and edited manuscripts and scientific journals. We believe that Mr. Morrissy’s experience serving as a director of the Corporation since 2007, his intelligence and educational background, and his familiarity with the medical field which has in the past and is currently providing candidates for potential acquisitions by the Corporation, qualifies him to serve as a director of the Corporation. He received a B.A. in History from Western Illinois University in 1976.

Thomas W. Hines, CPA CFA, age 60, has been a member of our board of directors since February 2019.  Mr. Hines is a Vice President with Lowery Asset Consulting. Previously, Mr. Hines served as the Executive Vice President at Good Harbor Financial, as the National Director of Financial Planning at The Northern Trust Company, and as a tax partner at Ernst & Young in the financial planning group. Mr. Hines is a Certified Public Accountant (CPA) and a Chartered Financial Analyst (CFA). Mr. Hines holds a Bachelor of Science degree in Accounting from Marquette University, and a Master of Science in Taxation from the University of Wisconsin-Milwaukee.  Mr. Hines has been featured in publications including Fortune, American Banker, and the Premier edition of Wealth magazine. Mr. Hines has completed over 120 Triathlons, including the Hawaii Ironman World Championship.

There are no agreements or understandings for our Chief Executive Officer or directors to resign at the request of another person, and neither the Chief Executive Officer nor directors are acting on behalf of nor will any of them act at the direction of any other person. Directors are elected until their successors are duly elected and qualified.

Family Relationships

William C. “Jake” Jacobs, CPA, is the son of Gerard M. Jacobs. Gerard M. Jacobs and James S. Jacobs, M.D. are brothers. There are no other family relationships among any of our officers or directors.

CORPORATE GOVERNANCE

Our Board of Directors

Our Board of Directors is currently composed of seven members: Messrs. Gerard M. Jacobs, Joshua A. Bloom, M.D., Thomas W. Hines, James S. Jacobs, M.D., Michael D. McCaffrey, Richard E. Morrissy and Vincent J. Mesolella. Our Board has decided that it would judge the independence of its directors by the heightened standards established by the NASDAQ Stock Market, despite the Company not being subject to these standards at this time. Accordingly, the Board has determined that five of our six non-employee directors, Messrs. Joshua A. Bloom, M.D., Thomas W. Hines, Michael D. McCaffrey, Richard E. Morrissy and Vincent J. Mesolella, each meet the independence standards established by the NASDAQ Stock Market and the applicable independence rules and regulations of the SEC, including the rules relating to the independence of the members of our audit committee and compensation committee. Our Board of Directors considers a director to be independent when the director is not an officer or employee of the Company or its subsidiaries, does not have any relationship which would, or could reasonably appear to, materially interfere with the independent judgment of such director, and the director otherwise meets the independence requirements under the listing standards of the NASDAQ Stock Market and the rules and regulations of the SEC.

Board Committees

Audit Committee and Audit Committee Financial Expert

We have an audit committee consisting of Joshua A. Bloom, M.D., Thomas W. Hines, Michael D. McCaffrey, Vincent J. Mesolella and Richard E. Morrissy as members. We have not adopted an Audit Committee charter. Vincent J. Mesolella serves as our audit committee chairman and financial expert. Our audit committee performs the following functions including: (1) selection and oversight of our independent accountant; (2) establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls and auditing matters; and (3) engaging outside advisors. Our Board of Directors has determined that each of its members is able to read and understand fundamental financial statements and has substantial business experience that results in that member’s financial sophistication. Accordingly, the Board of Directors believes that each of its members has the sufficient knowledge and experience necessary to fulfill the duties and obligations that an audit committee member should have for a business such as the Company.

Compensation Committee

Our compensation committee is comprised of Messrs. Bloom, Hines, McCaffrey, Mesolella and Morrissy. Joshua A. Bloom, M.D. is Chairman of the compensation committee. The compensation committee is responsible for, among other things, reviewing and recommending to our Board of Directors the annual salary, bonus, stock compensation and other benefits of our executive officers, including our Chief Executive Officer and Chief Financial Officer; reviewing and providing recommendations regarding compensation and bonus levels of other members of senior management; reviewing and making recommendations to our Board of Directors on all new executive compensation programs; reviewing the compensation of our Board of Directors; and administering our equity incentive plans. The compensation committee may delegate any or all of its duties or responsibilities to a subcommittee of the compensation committee, to the extent consistent with the Company's organizational documents and all applicable laws, regulations and rules of markets in which our securities trade, as applicable. The Board has determined that each member of the compensation committee is “independent,” as that term is defined by the rules of the NASDAQ Stock Market.

Corporate Governance and Nominating Committee

Our corporate governance and nominating committee is comprised of Messrs. Bloom, Hines, McCaffrey, Mesolella and Morrissy. Michael D. McCaffrey is Chairman of the corporate governance and nominating committee. The corporate governance and nominating committee is responsible for, among other things, annually assessing the composition, skills, size and tenure of the Board of Directors in advance of annual meetings and whenever individual directors indicate that their status may change; annually considering new members for nomination to the Board of Directors; causing the Board of Directors to annually review the independence of directors; and developing and monitoring our general approach to corporate governance issues as they may arise. The Board has determined that each member of the corporate governance and nominating committee is “independent,” as that term is defined by the rules of the NASDAQ Stock Market.

Investment Committee

Our board of directors has appointed an Investment Committee currently consisting of our Chief Executive Officer Gerard M. Jacobs, our President and Chief Financial Officer William C. Jacobs, and director Thomas W. Hines. Future acquisitions by the Company of direct equity ownership interests in any entity other than Ablis, Bendistillery and Bend Spirits will be subject to unanimous approval by such Investment Committee and to majority approval by the Board of Directors of the Company, provided that the requirement of unanimous approval by such Investment Committee will be terminated if the investors in the Series A Preferred Stock no longer hold 25% or more of their investment in the form of Preferred Stock or common stock of the Company following conversion, or if the Company’s common stock has closed at $10.00 per share or higher for 20 consecutive trading days and there have been on average at least 50,000 shares traded on each of those 20 consecutive trading days, or if 84 months have passed since the first date that this registration statement is effective.

EXECUTIVE COMPENSATION

Summary Compensation Table

Set forth below is information for the fiscal years indicated relating to the compensation of each person who served as our principal executive officer (the “Named Executive Officer”) during the past two fiscal years.

	Year	Salary($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings($)	All Other Compensation ($)	Total ($)
Gerard M. Jacobs,	2018	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -
CEO(1)	2017	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -

(1) As of December 31, 2018, we did not experience any cash flow events as a result of any payments to our Chief Executive Officer, Gerard M. Jacobs. We have not provided retirement benefits or severance or change of control benefits to Mr. Gerard M. Jacobs. Unexercised options or warrants issued as compensation held by our Chief Executive Officer at the years ended December 31, 2017 and 2018 are set out in the following table; no equity awards were made during these years.

BOARD OF DIRECTORS COMPENSATION

Fees and Equity Awards for Non-Employee Directors

On April 1, 2018, we issued to director James S. Jacobs and to William C. Jacobs, then an independent contractor and now our President and Chief Financial Officer, rights to purchase warrants, for an aggregate purchase price of $2.00, an aggregate of 250,000 shares of common stock of the Company (40,000 to James S. Jacobs, and 210,000 to William C. Jacobs), at an exercise price of $0.01 per share, such warrants to be fully vested and to be exercisable on or prior to December 31, 2024. We recorded total stock compensation expense of $72,500 related to these rights to purchase warrants; this consists of $11,600 of stock compensation for the rights to purchase warrants issued to James S. Jacobs, and $60,900 of stock compensation for the rights to purchase warrants issued to William C. Jacobs.

The table below sets forth the compensation of our directors for the fiscal years ended December 31, 2018 and 2017.

Name	Year	Fees earned or paid in cash ($)	Stock awards ($)	Option awards	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Joshua A. Bloom, M.D. (2)	2018	-	-	-	-	-	-	-
	2017	-	-	-	-	-	-	-
Gerard M. Jacobs (1)	2018	-	-	-	-	-	-	-
	2017	-	-	-	-	-	-	-
James S. Jacobs, M.D. (2)	2018	-	$ 11,600	-	-	-	-	$ 11,600
	2017	-	-	-	-	-	-
Michael D. McCaffrey (2)	2018	-	-	-	-	-	-	-
	2017	-	-	-	-	-	-	-
Vincent J. Mesolella (3)	2018	-	-	-	-	-	-	-
	2017	-	-	-	-	-	-	-
Richard E. Morrissy (2)	2018	-	-	-	-	-	-	-
	2017	-	-	-	-	-	-	-
Thomas W. Hines CPA CFA	2018	-	-	-	-	-	-	-
	2017	-	-	-	-	-	-	-

(1) In 2014, Mr. Gerard M. Jacobs was granted the right to purchase from Acquired Sales, for an aggregate purchase price of $2.00: (1) warrants to purchase an aggregate of 750,000 shares of common stock, at an exercise price of $0.01 per share expiring on December 31, 2024, and (2) warrants to purchase an aggregate of 750,000 shares of common stock, at an exercise price of $1.85 per share expiring on December 31, 2024, if a required performance contingency is met. The combined fair value of these warrants was expensed in the 2014 income statement.

(2) In 2014, Dr. Joshua A. Bloom, Dr. James S. Jacobs, Mr. Michael D. McCaffrey, and Mr. Richard E. Morrissy each were granted the right to purchase from Acquired Sales, for an aggregate purchase price of $2.00: (1) warrants to purchase an aggregate of 25,000 shares of common stock, at an exercise price of $0.01 per share expiring on December 31, 2024, and (2) warrants to purchase an aggregate of 25,000 shares of common stock, at an exercise price of $1.85 per share expiring on December 31, 2024. The combined fair value of these warrants was expensed in the 2014 income statement.

(3) In 2014, Mr. Vincent J. Mesolella was granted the right to purchase from Acquired Sales, for an aggregate purchase price of $2.00: (1) warrants to purchase an aggregate of 500,000 shares of common stock, at an exercise price of $0.01 per share expiring on December 31, 2024, and (2) warrants to purchase an aggregate of 500,000 shares of common stock, at an exercise price of $1.85 per share expiring on December 31, 2024, if a required performance contingency is met. The combined fair value of these warrants was expensed in the 2014 income statement.

Compensation Discussion and Analysis

Employment Agreements

At December 31, 2018, we had no full-time paid employees and has not yet entered into long term executive or non-executive employment agreements, so as to limit the Company’s exposure and liability. William C. Jacobs, previously an independent contractor and now our President and Chief Financial Officer, is paid $5,000 per month on a part-time basis. As indicated elsewhere in this prospectus, the Company regularly engages outside consultants, accountants, independent contractors and other professional service providers for purposes of providing services to the Company. The Company endeavors, where able, to issue options in lieu of cash compensation, so as to preserve capital where needed and limit cash risk exposure.

Historically, funding for the Company was sourced from management affiliates and their contacts, who collectively loaned several hundred thousands of dollars in the past many years. The Company limits cash compensation to directors and does not have a cash compensation policy. The Company believes that, given the extensive experience of Mr. Gerard M. Jacobs, Chief Executive Officer, and the rest of the board of directors, and the current opportunity cost factor for each of them, as combined with the fact that each of them has continued to provide services without cash compensation, that the amount of historical compensation provided in the form of options and rights to purchase warrants to purchase shares of common stock is fair and reasonable for the Company.

Pursuant to the Compensation Agreement between the Company, Gerard M. Jacobs and William C. Jacobs entered into during June 2019, we expect to enter into multi-year employment agreements with Gerard M. Jacobs and William C. Jacobs contingent upon the closing of the acquisition of either CBD Lion LLC or of Warrender Enterprise Inc. d/b/a Lifted Liquids.

Compensation Committee

Our directors, Chief Executive Officer, and our President and Chief Financial Officer, do not receive remuneration from us unless approved by the Board of Directors, but we expect to enter into employment agreements with officers in the future pursuant to the

Compensation Agreement. No such payment shall preclude any director from serving us in any other capacity and receiving compensation in connection with that service. We have a compensation committee consisting of Joshua A. Bloom, M.D., Thomas W. Hines, Michael D. McCaffrey, Vincent J. Mesolella and Richard E. Morrissy as members. Joshua A. Bloom, M.D. serves as the committee’s chairman.

Long-Term Incentive Plans

Except for the incentives set out in the Compensation Agreement in favor of our Chief Executive Officer, and our President/Chief Financial Officer, there are no current arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers, except that our directors and executive officers may receive stock options at the discretion of our Board of Directors. We do not have any material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of our Board.

Except for the incentives set out in the Compensation Agreement in favor of our Chief Executive Officer, and our President/Chief Financial Officer, we have no current plans or arrangements in respect of remuneration received or that may be received by our executive officers to compensate such officers in the event of termination of employment (as a result of resignation, retirement, change of control) or a change of responsibilities following a change of control, where the value of such compensation exceeds $60,000 per executive officer.

Aggregate Option Exercise of Last Fiscal year and Fiscal Year-End Option Values

The table below sets forth unexercised options, stock that has not yet vested and equity incentive plan awards for our Chief Executive Officer outstanding as of December 31, 2018. The options are exercisable at the respective prices listed below.

Outstanding Equity Awards At Fiscal Year End (see description of columns (a) through (j) below)
(a) (b) (c) (d) (e) (f) (g) (h) (i) (j) Gerard M. Jacobs, 605,000 - - $2.00 9/29/2021 - - - - CEO 471,698 - - $2.00 11/4/2020 - - - -

Description of Columns (a) Through (j):

(a)  The name of the named executive officer;

(b)  On an award-by-award basis, the number of securities underlying unexercised options, including awards that have been transferred other than for value, that are exercisable and that are not reported in column (d);

(c)  On an award-by-award basis, the number of securities underlying unexercised options, including awards that have been transferred other than for value, that are unexercisable and that are not reported in column (d);

(d)  On an award-by-award basis, the total number of shares underlying unexercised options awarded under any equity incentive plan that have not been earned;

(e)  For each instrument reported in columns (b), (c) and (d), as applicable, the exercise or base price;

(f)  For each instrument reported in columns (b), (c) and (d), as applicable, the expiration date;

(g)  The total number of shares of stock that have not vested and that are not reported in column (i);

(h)  The aggregate market value of shares of stock that have not vested and that are not reported in column (j);

(i)  The total number of shares of stock, units or other rights awarded under any equity incentive plan that have not vested and that have not been earned, and, if applicable the number of shares underlying any such unit or right; and

(j)  The aggregate market or payout value of shares of stock, units or other rights awarded under any equity incentive plan that have not vested and that have not been earned.

MARKET FOR REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

The following tables set forth the high and low sale prices for our common stock as reported by the OTC PINK Marketplace for the periods covered by this report.

Sales Prices (1)
	High	Low
Year 2019
2nd Quarter	$13.50	$1.62
1st Quarter	$1.75	$1.31

Year Ended December 31, 2018
4th Quarter	$1.80	$0.27
3rd Quarter	$0.47	$0.20
2nd Quarter	$0.30	$0.15
1st Quarter	$0.43	$0.30

Year Ended December 31, 2017
4th Quarter	$0.66	$0.40
3rd Quarter	$0.55	$0.40
2nd Quarter	$1.18	$0.55
1st Quarter	$1.10	$0.52

(1)The above table sets forth the range of high and low closing sales prices per share of our common stock as reported by Google Finance, Yahoo! Finance or Barchart.com for the periods indicated.

Shareholders

As of July 26, 2019, there were an estimated 243 holders of record of our common stock. A certain amount of the shares of common stock are held in street name and may, therefore, be held by additional beneficial owners.

Dividends

We have never paid a cash dividend on our common stock since inception. The payment of dividends may be made at the discretion of our Board of Directors, and will depend upon, but is not limited to, our operations, capital requirements, and overall financial condition.

We do not anticipate paying cash dividends on our common stock in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the Board of Directors may consider relevant. We intend to follow a policy of retaining all of our earnings to finance the development and execution of our strategy and the expansion of our business. If we do not pay dividends, our common stock may be less valuable because a return on your investment will occur only if our stock price appreciates.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The following includes a summary of transactions during our fiscal years ended December 31, 2018 and December 31, 2017 to which we have been a party, in which the amount involved in the transaction exceeds the lesser of  $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described elsewhere in this registration statement.

Rights to Purchase Warrants

On April 1, 2018, we issued to director Dr. James S. Jacobs, brother of Chief Executive Officer Gerard M. Jacobs, rights to purchase warrants, for a purchase price of $1.00, an aggregate of 40,000 shares of common stock of the Company, at an exercise price of $0.01 per share, such warrants to be fully vested and to be exercisable on or prior to December 31, 2024.

On April 1, 2018, we issued to then independent contractor and now our President and Chief Financial Officer William C. Jacobs, son of chief executive officer Gerard M. Jacobs, rights to purchase warrants, for a purchase price of $1.00, an aggregate of 210,000 shares of common stock of the Company, at an exercise price of $0.01 per share, such warrants to be fully vested and to be exercisable on or prior to December 31, 2024.

Operating Loans 2018

On July 16, 2018 and November 12, 2018, Joshua A. Bloom, a member of our Board of Directors, loaned the Company $10,025 and $10,000, respectively, for working capital needs. The loans bear interest at 15% per annum. The loans are payable on demand by lender. There is a default rate of 18% interest in the event that the loans are not paid on demand. The loans are secured by all of the assets of the Company. In addition, the loan terms grant Mr. Bloom a total of 25,000 financing warrants to purchase shares of common stock of Acquired Sales Corp., exercisable at $0.03 per share at any time through July 16, 2023.

On July 18, 2018 and November 8, 2018, Gerard M. Jacobs, our Chief Executive Officer and a member of our Board of Directors, loaned the Company $4,765.70 and $6,000, respectively, for working capital needs. The loans bear interest at 15% per annum. The loans are payable on demand by lender. There is a default rate of 18% interest in the event that the loans are not paid on demand. The loans are secured by all of the assets of the Company. In addition, the loan terms grant Mr. Jacobs a total of 12,500 financing warrants to purchase shares of common stock of Acquired Sales Corp., exercisable at $0.03 per share at any time through July 16, 2023.

Operating Loans 2019

On January 7, 2019, January 21, 2019 and February 6, 2019, Gerard M. Jacobs, our Chief Executive Officer and a member of our board of directors, loaned the Company $5,967.50, $804, and $8,000, respectively, for working capital needs. The loans bear interest at 15% per annum. The loans are payable on demand by lender. There is a default rate of 18% interest in the event that the loans are not paid on demand. The loans are secured by all of the assets of the Company. In addition, the loan terms grant Mr. Jacobs a total of 18,750 financing warrants to purchase shares of common stock of Acquired Sales Corp., exercisable at $0.03 per share at any time through July 16, 2023.

Investment in Series A Preferred Stock

On February 27, 2019, director Thomas W. Hines purchased 5,400 shares of our Series A Preferred Stock convertible into 540,000 shares of our common stock at $1.00 per share.

Acquisition of Real Estate in Rhode Island

As discussed in our prior public filings, we have attempted to acquire one or more parcels of real estate in Rhode Island, referred to as the Mesolella/Jacobs Properties that are owned by entities affiliated with Vincent J. Mesolella and his son Derek V. Mesolella, formerly an independent contractor to the Company. One of the Mesolella/Jacobs Properties is also partly owned by an affiliate of our Chief Executive Officer, Gerard M. Jacobs. Discussions among Messrs. Mesolella and Jacobs and our independent directors have made it highly likely that we will never purchase any of the Mesolella/Jacobs Properties.

Indemnification of Officers and Directors

Our bylaws specifically limit the liability of our Chief Executive Officer and directors to the fullest extent permitted by law. As a result, aggrieved parties may have a more limited right to action than they would have had if such provisions were not present. The bylaws also provide for indemnification of our Chief Executive Officer and directors for any losses or liabilities they may incur as a result of the manner in which they operated our business or conducted internal affairs, provided that in connection with these activities they acted in good faith and in a manner which they reasonably believed to be in, or not opposed to, our best interest. In the ordinary course of business, we also may provide indemnifications of varying scope and terms to customers, vendors, lessors, business partners, independent contractors and other parties with respect to certain matters, including, but not limited to, losses arising out of our breach of such agreements, services to be provided by us, or from intellectual property infringement claims made by third-parties. We may also agree to indemnify former officers, directors, employees and independent contractors of acquired companies in connection with the acquisition of such companies.

Director Independence

We are not listed on a national exchange, such as NASDAQ, at this time. As such, we are not required to have independent directors. Our management believes that, consistent with Rule 5605(a)(2) of the Nasdaq Listing Rules that a director will only qualify as an “independent director” if, in the opinion of our Board of Directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our management has reviewed the composition of our Board of Directors and the independence of each director. Based upon information requested from and provided by each director concerning his background, employment and affiliations, including family relationships, our Board of Directors has determined that each of our directors, with the exceptions of Gerard M. Jacobs and Dr. James S. Jacobs, is an “independent director”.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of July 26, 2019 by:

•each of our named executive officers;

•each of our directors;

•all of our current directors and executive officers as a group; and

•each stockholder known by us to own beneficially more than five percent of our common stock.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. Shares of common stock that may be acquired by an individual or group within 60 days of July 26, 2019, pursuant to the exercise of options or warrants, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Percentage of ownership is based on 2,586,669 shares of common stock outstanding on July 26, 2019.

Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them, based on information provided to us by such stockholders. Unless otherwise indicated, the address for each director, executive officer and stockholders listed is c/o Acquired Sales Corp., 31 N. Suffolk Lane, Lake Forest, Illinois 60045.

Name and Address	Amount and Nature of Beneficial Ownership	Percent of Voting Securities
ZIE Partners LLC (1)	2,500,000	96.60%
Gerard M. Jacobs (2)	2,309,571	89.30%
Daniel F. Terry, Jr. (3)	597,000	23.10%
Thomas W. Hines, CPA CFA (4)	540,000	20.90%
Vincent J. Mesolella (5)	537,862	20.80%
Elana Knight (6)	460,000	17.80%
Reginald Carnick (7)	350,000	13.50%
Michael Forte (8)	250,000	9.70%
John Chris Jackson (9)	250,000	9.70%
Thomas J. and Karen D. Neckopulos (10)	250,000	9.70%
Nicholas W. Tiller (11)	250,000	9.70%
Minh N. Le (12)	211,986	8.20%
William C. "Jake" Jacobs, CPA (13)	200,000	7.70%
Cahill Ventures (14)	200,000	7.70%
Roberti Jacobs Family Trust (15)	181,623	7.00%
Janean Monroe (16)	150,000	5.80%
Charles Flieringa (17)	150,000	5.80%
Lincolnshire Associates II Ltd (18)	142,453	5.50%
Roger S. Greene (19)	118,208	4.60%
James S. Jacobs, M.D. (20)	100,000	3.90%
Joshua A. Bloom, M.D. (21)	80,000	3.10%
Michael D. McCaffrey (22)	55,000	2.10%
Richard E. Morrissy (23)	55,000	2.10%
Total Officers and Directors as group (8 persons) (24)	3,877,433	149.90%

(1) Christian Zann is the Manager of ZIE Partners LLC. The address for ZIE Partners LLC is 31 N. Suffolk Lane, Lake Forest, IL 60045. ZIE Partners LLC owns 25,000 shares of Acquired Sales Corp.'s Series A Preferred Stock, convertible into 2,500,000 shares of Acquired Sales Corp.'s common stock.

(2) The address for Mr. Gerard M. Jacobs is 31 N. Suffolk Lane, Lake Forest, Illinois 60045. Mr. Gerard M. Jacobs, our Chairman, Chief Executive Officer, and Secretary, has voting control over 2,309,571 shares, consisting of: (a) 181,623 Company shares owned by the Roberti Jacobs Family Trust, over which Mr. Gerard M. Jacobs has voting control via a 2007 shareholders agreement; (b) 100,000 Company shares owned by his affiliate Miss Mimi Corporation; (c) 170,000 Company shares owned by unrelated shareholders of the Company, over which Mr. Gerard M. Jacobs has voting control via a 2007 shareholders agreement; (d) 605,000 options at $2.00 per share, the vesting of which occurred upon the closing of the merger with Cogility; (e) 471,698 options at $2.00 per share (originating from Cogility); (f) 750,000 warrants at $0.01 per share, which Mr. Jacobs or his designee have the right to purchase from the Company for an aggregate purchase price of $1.00; (g) 750,000 warrants at $1.85 per share, which Mr. Jacobs or his designee have the right to purchase from the Company for an aggregate purchase price of $1.00 subject to the condition that the Company shall have acquired at least one of certain real estate properties owned by entities controlled by Vincent J. Mesolella, a Director of the Company; and (h) 31,250 financing warrants at $0.03 per share.

(3) The address for Mr. Daniel F. Terry, Jr., is 31 N. Suffolk Lane, Lake Forest, Illinois 60045. Mr. Daniel F. Terry owns 597,000 shares of our stock.

(4) The address for Thomas W. Hines, CPA CFA, is 31 N. Suffolk Lane, Lake Forest, Illinois 60045. Mr. Hines owns 5,400 shares of preferred stock convertible into 540,000 shares of our common stock at $1.00 per share.

(5) The address for Mr. Vincent J. Mesolella is 27 Paddock Drive, Lincoln, Road Island 02865. Mr. Vincent J. Mesolella owns 7,862 shares of our common stock. He holds options and warrants to purchase a total of 30,000 shares of our common stock, consisting of (a) 5,000 options at $2.00 per share and (b) 25,000 options exercisable at $0.001 per share. Mr. Mesolella or his designee has the right to purchase from the Company (a) 500,000 warrants at $0.01 per share for an aggregate consideration of $1.00, and (b) 500,000 warrants at $1.85 per share for an aggregate consideration of $1.00 subject to the condition that the Company shall have acquired at least one of certain real estate properties owned by entities controlled by him.

(6) The address for Elana Knight is 31 N. Suffolk Lane, Lake Forest, IL 60045. Elana Knight owns 4,000 shares of Acquired Sales Corp.'s Series A Preferred Stock, convertible into 400,000 shares of Acquired Sales Corp.'s common stock. Elana Knight also owns 60,000 shares of Acquired Sales Corp.'s Series B Preferred Stock, convertible into 60,000 shares of Acquired Sales Corp.'s common stock.

(7) The address for Reginald Carnick is 31 N. Suffolk Lane, Lake Forest, IL 60045. Reginald Carnick owns 3,500 shares of Acquired Sales Corp.'s Series A Preferred Stock, convertible into 350,000 shares of Acquired Sales Corp.'s common stock.

(8) The address for Michael Forte is 31 N. Suffolk Lane, Lake Forest, IL 60045. Michael Forte owns 2,500 shares of Acquired Sales Corp.'s Series A Preferred Stock, convertible into 250,000 shares of Acquired Sales Corp.'s common stock.

(9) The address for John Chris Jackson is 31 N. Suffolk Lane, Lake Forest, IL 60045. John Chris Jackson owns 2,500 shares of Acquired Sales Corp.'s Series A Preferred Stock, convertible into 250,000 shares of Acquired Sales Corp.'s common stock.

(10) The address for Thomas J. and Karen D. Neckopulos  is 31 N. Suffolk Lane, Lake Forest, IL 60045. Thomas J. and Karen D. Neckopulos  own 2,500 shares of Acquired Sales Corp.'s Series A Preferred Stock, convertible into 250,000 shares of Acquired Sales Corp.'s common stock.

(11) The address for Nicholas W. Tiller is 31 N. Suffolk Lane, Lake Forest, IL 60045. Nicholas W. Tiller owns 2,500 shares of Acquired Sales Corp.'s Series A Preferred Stock, convertible into 250,000 shares of Acquired Sales Corp.'s common stock.

(12) The address for Mr. Minh N. Le is 31 N. Suffolk Lane, Lake Forest, Illinois 60045. Mr. Minh N. Le owns 211,986 shares of our stock, 100,000 of which he received in the acquisition of DSTG and 111,986 of which he purchased from Acquired Sales for $3.18 per share.

(13) The address of William C. “Jake” Jacobs, CPA, our President, Chief Financial Officer and Treasurer, is 31 N. Suffolk Lane, Lake Forest, Illinois 60045. Mr. Jacobs owns 200,000 shares of our common stock.

(14) Benjamin Cahill is the President and CEO of Cahill Ventures. The address for Cahill Ventures is 31 N. Suffolk Lane, Lake Forest, IL 60045. Cahill Ventures owns 2,000 shares of Acquired Sales Corp.'s Series A Preferred Stock, convertible into 200,000 shares of Acquired Sales Corp.'s common stock.

(15) The address for the Roberti Jacobs Family Trust is 31 N. Suffolk Lane, Lake Forest, Illinois 60045. The Roberti Jacobs Family Trust irrevocably conveyed all of its voting power to Mr. Gerard M. Jacobs pursuant to the 2007 shareholder agreement described above. Mr. Gerard M. Jacobs is one of the grantors of the trust corpus, Mr. Gerard M. Jacobs’ mother-in-law, Joan B. Roberti, is the trustee, and Mr. Gerard M. Jacobs’ children are the beneficiaries. The trust is irrevocable. The Trust owns 181,623 shares.

(16) The address for Janean Monroe is 31 N. Suffolk Lane, Lake Forest, IL 60045. Janean Monroe owns 1,500 shares of Acquired Sales Corp.'s Series A Preferred Stock, convertible into 150,000 shares of Acquired Sales Corp.'s common stock.

(17) The address for Charles Flieringa is 31 N. Suffolk Lane, Lake Forest, IL 60045. Charles Flieringa owns 1,500 shares of Acquired Sales Corp.'s Series A Preferred Stock, convertible into 150,000 shares of Acquired Sales Corp.'s common stock.

(18) The address for Lincolnshire Associates II Ltd is 555 Skokie Blvd. #555, Northbrook, Illinois 60062.

(19) The address for Mr. Roger S. Greene is 31 N. Suffolk Lane, Lake Forest, Illinois 60045. Mr. Roger S. Greene owns 113,208 shares of stock. In addition, he holds options to purchase a total of 5,000 shares of our common stock at $2.00 per share.

(20) The address for Dr. James S. Jacobs is 1785 Krameria Street, Denver, Colorado 80220. Dr. James S. Jacobs owns 10,000 shares of stock. He or his designee has the right to purchase from the Company 50,000 warrants at between $0.01 and $1.85 per share for an aggregate purchase price of $2.00. On April 1, 2018, the Company issued to Dr. James S. Jacobs rights to purchase warrants, for an aggregate purchase price of $1.00, an aggregate of 40,000 shares of common stock of the Company, at an exercise price of $0.01 per share, such warrants to be fully vested and to be exercisable on or prior to December 31, 2024.

(21) The address for Dr. Joshua A. Bloom is 1520 South Main Street, Racine, Wisconsin 53403. Dr. Joshua A. Bloom does not own any shares of stock. However: (a) he holds options to purchase 5,000 shares of our common stock at $2.00 per share;  (b) he or his designee has the right to purchase from the Company 50,000 warrants at between $0.01 and $1.85 per share for an aggregate purchase price of $2.00; and (c) 25,000 financing warrants at $0.03 per share.

(22) The address for Mr. Michael D. McCaffrey is 10 Celano Court, Newport Coast, California 92657. Mr. Michael D. McCaffrey does not own any shares of stock. However: (a) he holds options to purchase 5,000 shares of our common stock at $2.00 per share; and (b) he or his designee has the right to purchase from the Company 50,000 warrants at between $0.01 and $1.85 per share for an aggregate purchase price of $2.00.

(23) The address for Mr. Richard E. Morrissy is 117 South Euclid Avenue, Oak Park, Illinois 60302. Mr. Richard E. Morrissy does not own any shares of stock. However: (a) he holds options to purchase 5,000 shares of our common stock at $2.00 per share; and (b) he or his designee has the right to purchase from the Company 50,000 warrants at between $0.01 and $1.85 per share for an aggregate purchase price of $2.00.

(24) Due to the combination of proxies and a shareholder agreement, all of the shares of the Roberti Jacobs Family Trust and Mr. Gerard M. Jacobs, collectively total 2,309,571 shares (which total includes unexercised options, warrants and the right to purchase warrants to purchase shares of our common stock, all of which may be exercised at any time in the discretion of the holder or his designee, except for the right to purchase warrants to purchase an aggregate of 750,000 shares of our common stock, which may not be exercised until a required performance contingency is met) which may be voted together (without any double counting). The other directors hold a total of 3,877,433 shares (which total includes unexercised options, warrants and rights to purchase warrants to purchase shares of our common stock which may be exercised at any time in the discretion of the holder or his designee, except for the right to purchase warrants to purchase an aggregate of 500,000 shares of our common stock, which may not be exercised until a required performance contingency is met) which may be voted together (without any double counting).

A limited liability company owned, managed and controlled by our legal counsel David Hunt owns 10,000 shares of our common stock.

DESCRIPTION OF CAPITAL STOCK

General

The following description summarizes the most important terms of our capital stock, as they will be in effect upon the closing of this offering. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description of the matters set forth in this “Description of Capital Stock,” you should refer to our Articles of Incorporation, as amended, and Bylaws, each of which are included as exhibits to the registration statement of which this prospectus forms a part, and to the applicable provisions of Nevada law. Our authorized capital stock consists of 100,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, $0.001 par value per share. As of July 26, 2019, 2,586,669 shares of our common stock were issued and outstanding, held by 243 holders of record. As of July 26, 2019, 66,150 shares of our Series A Preferred Stock were issued and outstanding. Under Nevada law, stockholders are not generally liable for our debts or obligations.

On August 25, 2011 we amended our certificate of incorporation to authorize the issuance of up to 100,000,000 shares of common stock, par value $0.001 per share and 10,000,000 shares of preferred stock, $0.001 par value per share.

On March 1, 2006, we completed a 1 for 10 reverse split of our common stock.

On June 4, 1999, we completed a 1 for 5 reverse split of our common stock.

Each share of our common stock entitles the holder to receive notice of and to attend all meetings of our stockholders with the entitlement to one vote. Holders of common stock are entitled, subject to the rights, privileges, restrictions and conditions attaching to any other class of shares ranking in priority to the common stock, to receive any dividend declared by the board of directors. If the Company is voluntarily or involuntarily liquidated, dissolved or wound-up, the holders of common stock will be entitled to receive, after distribution in full of preferential amounts, if any, all the remaining assets available for distribution ratably in proportion to the number of shares of common stock held by them. Holders of common stock have no redemption or conversion rights. The rights, preferences and privileges of holders of shares of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of our outstanding preferred stock and any series of preferred stock that we may designate and issue in the future. All of our outstanding shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable.

Preferred Stock

Series A Preferred Stock

We have designated 400,000 shares of Series A Preferred Stock of which 66,150 shares are currently issued and outstanding. Each share of Series A Preferred Stock may be converted into 100 shares of common stock. The Series A Preferred Stock pays dividends at the rate of 3% annually. The Series A Preferred Stock dividends are cumulative if we do not have the necessary cash to pay the dividend when due. The Series A Preferred Stock dividends shall cease to accrue at such time as our Common Stock has closed at $3.00 per share or higher for 20 consecutive trading days after the first date that this registration statement is effective, and there have been, on average, at least 25,000 shares traded on each of those 20 consecutive trading days. The Series A Preferred Stock have no voting rights. The holders of the Series A Preferred Stock have voluntary conversion rights. Shares of Series A Preferred Stock are subject to Mandatory Conversion (in the discretion of the Company) at such time as our Common Stock has closed at $5.00 per share or higher for 20 consecutive trading days after the first date that this registration statement is effective, and there have been, on average, at least 50,000 shares traded on each of those 20 consecutive trading days.

Series B Preferred Stock

On June 28, 2019, we commenced an offering, on an any-or-all basis, to sell shares of preferred stock strictly to purchasers who are verified accredited investors pursuant to the safe-harbor exemption set out in Regulation D, Rule 506(c). The offering contemplates the sale of restricted “Series B Preferred Stock”. We have designated 5,000,000 shares of Series B Preferred Stock. The principal amount of the offering is $25,000,000, which may be increased by any amount in the sole discretion of the Company. The proposed primary terms of the Series B Preferred Stock include a $5.00 per share purchase price, conversion rights into one share of common stock for each share of Series B preferred stock, and dividends at the rate of 3% annually. The proposed Series B Preferred Stock dividends are cumulative if the Company does not have the necessary cash to pay the dividend when due. The proposed Series B Preferred Stock dividends shall cease to accrue at such time as the Company’s Common Stock has closed at $7.00 per share or higher for 20 consecutive trading days after the first date that the registration statement is effective, and there have been, on average, at least 25,000 shares traded on each of those 20 consecutive trading days. The proposed Series B Preferred Stock shall have no voting rights. The holders of the proposed Series B Preferred Stock shall have voluntary conversion rights. Shares of the proposed Series B Preferred Stock shall be subject to Mandatory Conversion (in the discretion of the Company) at such time as the Company’s Common Stock has closed at $9.00 per share or higher for 20 consecutive trading days after the first date that the registration statement is effective, and there have been, on average, at least 50,000 shares traded on each of those 20 consecutive trading days. As of July 26, 2019, we have accepted a subscription from one accredited investor in a private placement to purchase 60,000 shares of the Series B Preferred Stock for an aggregate purchase price of $300,000 in cash, convertible at the option of the holder into 60,000 shares of newly issued common stock of the Company, or $5.00 per share of common stock of the Company.

Our board of directors has the authority, without further action by the stockholders, to issue up to the 9,873,850 balance of 10,000,000 shares of authorized preferred stock. Preferred stock could be issued quickly with terms calculated to delay or prevent a change of control or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our common stock, and may adversely affect the voting and other rights of the holders of common stock.

Securities Authorized for Issuance under Equity Compensation Plans

None.

Warrants

As of July 26, 2019, there are outstanding warrants to purchase up to 4,376,869 shares of our common stock at a weighted average exercise price of $1.19 per share.

Anti-Takeover Effects

Certain provisions of our Articles of Incorporation, Bylaws, and the Nevada Revised Statutes (“NRS”) may be deemed to have an anti-takeover effect. Such provisions may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in that stockholder’s best interests, including attempts that might result in a premium over the market price for the shares held by stockholders.

The NRS permits, if authorized by the Articles of Incorporation, the issuance of Blank Check Preferred Stock with preferences, limitations and relative rights determined by a corporation’s board of directors without stockholder approval.

Our Articles of Incorporation currently authorizes the issuance of Blank Check Preferred Stock, of which 9,873,850 preferred shares are available for future issuance in one or more series to be issued from time to time.

Each of the foregoing may have the effect of preventing or rendering more difficult or costly, the completion of a takeover transaction that stockholders might view as being in their best interests.

Potential Effects of Authorized but Unissued Stock

We have shares of common stock and preferred stock available for future issuance without stockholder approval. We may utilize these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, to facilitate corporate acquisitions or payment as a dividend on the capital stock.

The existence of unissued and unreserved common stock and preferred stock may enable our Board of Directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage a third-party attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management. In addition, the Board of Directors has the discretion to determine designations, rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock, all to the fullest extent permissible under the Nevada Law and subject to any limitations set forth in our Articles of Incorporation, as amended. The purpose of authorizing the board of directors to issue preferred stock and to determine the rights and preferences applicable to such preferred stock is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible financings, acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock.

Board of Directors Vacancies

Our bylaws authorize our Board of Directors to fill any vacancy occurring on the board by a majority of the remaining members of the Board of Directors.

No Cumulative Voting. The Nevada Law provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation's certificate of incorporation provides otherwise. Our certificate of incorporation does not provide for cumulative voting.

Transfer Agent

The transfer agent and registrar for our common stock is Colonial Stock Transfer Company, Inc. Its address is 66 Exchange Place, 1st floor, Salt Lake City, UT 84111 and its telephone number is 801-355-5740.

Listing

Our common stock is traded on the OTC PINK under the symbol AQSP.

LEGAL MATTERS

The validity of the securities being offered by this prospectus will be passed upon for us by David S. Hunt, P.C. Salt Lake City, Utah.

EXPERTS

The financial statements of Acquired Sales Corp. as of December 31, 2018 and 2017 and for each of the years then ended included in this Registration Statement, of which this Prospectus forms a part, have been so included in reliance on the report of Fruci & Associates II, PLLC, an independent registered public accounting firm appearing elsewhere herein, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus, which constitutes a part of the registration statement on Form S-1 that we have filed with the SEC under the Securities Act, does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the securities offered by this prospectus, you should refer to the registration statement and the exhibits filed as part of that document. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at http://www.sec.gov. We also maintain a website at http://www.acquiredsalescorp.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus.

You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Room 1580, Washington, DC 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. You may also request a copy of these filings, at no cost, by telephone or writing us at: Acquired Sales Corp., 31 N. Suffolk Lane, Lake Forest, Illinois 60045, (847) 915-2446.

ACQUIRED SALES CORP.

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Acquired Sales Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Acquired Sales Corp. (“the Company”) as of December 31, 2018 and 2017, and the related statements of operations, shareholders’ equity (deficit), and cash flows for each of the years then ended, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has a history of recurring losses and does not have any business or sources of revenue. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2018.

Spokane, Washington

March 11, 2019

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ACQUIRED SALES CORP.
BALANCE SHEETS

	December 31,
	2018	2017
ASSETS
Total Assets	$ -	$ -
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Accounts Payable - Related Party
Accounts Payable - Related Party - Payable to William C. Jacobs	$ 164,417	$ 103,907
Accounts Payable - Related Party - Payable to Gerard M. Jacobs	24,583	13,841
Accounts Payable - Related Party - Payable to Other Related Party	4,000	4,000
Accounts Payable - Related Party	193,000	121,748
Notes Payable - Related Party
Notes Payable - Payable to Joshua A. Bloom	20,025	-
Notes Payable - Payable to Gerard M. Jacobs	10,766	-
Notes Payable - Related Party	30,791	-
Interest Payable - Related Party
Interest - Payable to Joshua A. Bloom	914	-
Interest - Payable to Gerard M. Jacobs	467	-
Interest Payable - Related Party	1,381	-
Trade Accounts Payable	113,450	106,426
Total Current Liabilities	$ 338,622	$ 228,174
Commitments and Contingencies	-	-
Shareholders' Equity
Preferred Stock, $0.001 par value; 10,000,000 shares authorized;
none outstanding	-	-
Common Stock, $0.001 par value; 100,000,000 shares authorized;
2,369,648 shares outstanding	2,370	2,370
Additional Paid-in Capital	13,664,697	13,554,524
Accumulated Deficit	(14,005,689)	(13,785,068)
Total Shareholders' Equity (Deficit)	(338,622)	(228,174)
Total Liabilities and Shareholders' Equity	$ -	$ -

The accompanying notes are an integral part of these financial statements.

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ACQUIRED SALES CORP.
STATEMENTS OF OPERATIONS

	For the Years Ended
	December 31,
	2018	2017
Selling, General and Administrative Expenses	$ (71,299)	$ (65,021)
Stock Compensation Expense	(72,500)	-
Professional Fees	(37,767)	(15,012)
Interest Expense	(39,055)	-
Provision for Income Taxes	-	-
Net Loss	$ (220,621)	$ (80,033)

Basic and Diluted Earnings (Loss) per Share	$ (0.09)	$ (0.03)

Basic and diluted weighted average number of common shares outstanding:	2,369,648	2,369,648

The accompanying notes are an integral part of these financial statements.

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ACQUIRED SALES CORP.
STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2018

			Additional		Total
	Common Stock		Paid-in	Accumulated	Shareholders'
	Shares	Amount	Capital	Deficit	Equity (Deficit)
Balance, December 31, 2016	2,369,648	$ 2,370	$ 13,554,524	$ (13,705,035)	$ (148,141)
Net Loss	-	-	-	$ (80,033)	$ (80,033)
Balance, December 31, 2017	2,369,648	$ 2,370	$ 13,554,524	$ (13,785,068)	$ (228,174)
Stock Compensation Expense			$ 72,500		$ 72,500
Issuance of warrants to purchase common stock			$ 37,673		$ 37,673
Net Loss				$ (220,621)	$ (220,621)
Balance, December 31, 2018	2,369,648	$ 2,370	$ 13,664,697	$ (14,005,689)	$ (338,622)

The accompanying notes are an integral part of these financial statements.

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ACQUIRED SALES CORP.
STATEMENTS OF CASH FLOWS

	For the Years Ended
	December 31,
	2018	2017
Cash Flows From Operating Activities
Net Loss	$ (220,621)	$ (80,033)
Adjustments to Reconcile Loss to Net Cash Used in Operating Activities:
Stock Compensation Expense	72,500	-
Financing Cost - Issuance of Warrants to Purchase Common Stock	37,673	-
Changes in Operating Assets and Liabilities:
Accounts Payable to Related Parties	71,251	64,915
Trade Accounts Payable	7,025	14,513
Net Cash Used in Operating Activities	(32,172)	(605)
Cash Flows From Financing Activities
Financing Cost - Proceeds From Borrowing Under Notes Payable to Related Parties	30,791	-
Financing Cost - Interest Payable to Related Parties	1,381	-
Net Cash Provided by Financing Activities	32,172	-
Net Decrease in Cash	-	(605)
Cash and Cash Equivalents at Beginning of Year	-	605
Cash and Cash Equivalents at End of Year	$ -	$ -

	For the Years Ended
	December 31,
	2018	2017
Supplemental Cash Flow Information
Cash paid for interest	$ -	$ -
Cash paid for income taxes	$ -	$ -

The accompanying notes are an integral part of these financial statements.

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ACQUIRED SALES CORP.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 1 – BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation – Acquired Sales Corp. (hereinafter sometimes referred to as “Acquired Sales”, the “Company”, “AQSP”, “Acquired”, the “Company”, “we”, “us”, “our”, etc.) was organized under the laws of the State of Nevada on January 2, 1986.

The Company currently is a shell corporation and does not currently have any business or any sources of revenue.

The Company wants to acquire all or a portion of one or more operating businesses.

Management of the Company currently is exclusively exploring potential acquisitions of all or a portion of one or more operating businesses involving the manufacture and sale of cannabidiol (CBD)-infused products such as beverages, muscle/joint rubs, oils, crystals, tinctures, bath bombs, isolate, relief balms, elixirs, body washes, med sticks, lotions, vape pens and cartridges, shatter, and gummies (a “CBD-Infused Products Company”).

In order to consummate a particular acquisition of a CBD-Infused Products Company, management of the Company is open-minded to the concept of also acquiring all or a portion of one or more operating businesses and/or assets that are related to such CBD-Infused Products Company, for example operating businesses and/or assets involving distilled spirits, beer, wine, hemp, paraphernalia, cannabis, tetrahydrocannabinol (THC)-infused products, and real estate.

Execution of Stock Purchase Agreement  to Purchase up to 19.99% of CBD-Infused Beverage Maker Ablis, and of Craft Distillers Bendistillery and Bend Spirits

On February 27, 2019, the Company signed a Stock Purchase Agreement to purchase up to 19.99% of the common stock of CBD-infused beverage maker Ablis Inc. (formerly Ablis LLC) (www.AblisBev.com), and of craft distillers Bendistillery Inc. d/b/a Crater Lake Spirits (www.CraterLakeSpirits.com) and Bend Spirits, Inc. (www.Bendistillery.com), Bend, Oregon, for a total of $7,596,200 in cash.

Founded in 1996, Bendistillery is America's most award winning craft distillery, with an outstanding reputation for producing Crater Lake Spirits brands including vodkas, gins, whiskeys, and white label brands offered through Bend Spirits.

Ablis is a rapidly growing leader in the exciting CBD-infused beverage industry. Ablis' all-natural, shelf-stable, GMO-free, non-alcoholic, lemon ginger, cranberry blood orange, and 0 calorie lemon water beverages target the mainstream health market and contain no THC. Ablis also manufactures and sells CBD-infused rubs, oils and crystals. Ablis' beverages are now being distributed in 11 states, online throughout the country, Puerto Rico and Guam. Also, Ablis has recently received state approval to co-brand with a local brewery in Bend to produce Oregon's first hemp CBD-infused draft beer.

Closing of the purchase is subject to a number of conditions, including the completion of mutually acceptable due diligence, completion of a capital raise, execution of definitive documentation, obtaining necessary third party approvals, and completion of all necessary securities filings.

The Company expects to close the purchase in tranches, starting with a first tranche purchase of 4.99% of the common stock of each of Ablis, Bendistillery and Bend Spirits for an aggregate purchase price of $1,896,200. The Company has raised sufficient capital through the sale of convertible preferred stock to allow the Company to close this first tranche purchase, and this first tranche purchase is expected to close during March 2019.

Following the expected closing of this first tranche purchase of 4.99% of the common stock of each of Ablis, Bendistillery and Bend Spirits, the Company desires to purchase up to an additional 15% of the common stock of each of Ablis, Bendistillery and Bend Spirits under the Stock Purchase Agreement, but doing so will only be possible if the Company closes on the sale of additional preferred stock or otherwise raises capital, and receives approval to do so from the Oregon Liquor Control Commission.

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The stock purchase will make capital available for expanded off-line and online advertising, additional staff and equipment, and repayment of debt, for Bendistillery, Bend Spirits, and Ablis.

The management teams of Ablis, Bendistillery and Bend Spirits will continue to lead their respective companies following the closing of the transaction. Gerard M. Jacobs, CEO of the Company, will join the board of directors of each of the companies, and William C. Jacobs, CFO of the Company, will be paid quarterly by the companies in regard to financial oversight of the companies.

Use of Estimates – The preparation of financial statements in conformity with Generally Accepted Accounting Principles (“GAAP”) typically requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. Actual results and outcomes may differ from management’s estimates and assumptions.

Cash and Cash Equivalents – Cash and cash equivalents as of December 31, 2018 and 2017 included cash on-hand. Cash equivalents are considered all accounts with an original maturity date within 90 days. Cash equivalents are carried at cost.

Fair Value of Financial Instruments – The carrying amount of the financial instruments, which principally include cash, trade receivables, accounts payable and accrued expenses, approximates fair value due to the relative short maturity of such instruments.

Accounting Standards Codification (ASC) 820 defines fair value, establishes a framework for measuring fair value under U.S. GAAP and enhances disclosures about fair value measurements. Fair value is defined under ASC 820 as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value under ASC 820 must maximize the use of observable inputs and minimize the use of unobservable inputs. The standard describes a fair-value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value as follows:

Level 1 – Quoted prices in active markets for identical assets or liabilities

Level 2 – Inputs other than Level 1 that are observable, either directly or indirectly, such as quotes prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Income Taxes – Provisions for income taxes are based on taxes payable or refundable for the current year and deferred income taxes. Deferred income taxes are provided on differences between the tax bases of assets and liabilities and their reported amounts in the financial statements and on tax carry forwards. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. A valuation allowance is provided against deferred income tax assets when it is not more likely than not that the deferred income tax assets will be realized.

Basic and Diluted Earnings (Loss) Per Common Share – Basic earnings (loss) per common share is determined by dividing earnings (loss) by the weighted-average number of common shares outstanding during the period. Diluted earnings (loss) per common share is calculated by dividing earnings (loss) by the weighted-average number of common shares and dilutive common share equivalents outstanding during the period. When dilutive, the incremental potential common shares issuable upon exercise of stock options and warrants are determined by the treasury stock method. The following table summarizes the calculations of basic and diluted earnings (loss) per common share for the years ended December 31, 2018 and 2017:

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	For the Year Ended
	December 31,
	2018	2017
Net Loss	$ (220,621)	$ (80,033)
Weighted-Average Shares Outstanding	2,369,648	2,369,648

Basic and Diluted Earnings Loss per Share	$ (0.09)	$ (0.03)

At December 31, 2018, there were outstanding options to purchase 1,186,132 shares of common stock at between $0.001 and $0.60 per share, (b) rights to purchase warrants to purchase 2,950,000 shares of common stock at between $0.01 and $1.85 per share, and (c) financing warrants to purchase 37,500 shares of common stock at $0.03. As of the date of this report, none of these outstanding options, rights to purchase warrants or financing warrants have been exercised into shares of common stock. However, all of them may be exercised at any time in the sole discretion of the holder except for the rights to purchase warrants to purchase 1.25 million shares of our commons stock, are not exercisable until a performance contingency is met.

In comparison, at December 31, 2017, there were 1,358,774 stock options and rights to purchase warrants to purchase 2,700,000 shares of the Company’s common stock outstanding that were excluded from the computation of diluted earnings loss per share because their effects would have been anti-dilutive.

Recent Accounting Pronouncements - Effective January 2017, FASB issued ASU No. 2016-15 “Statement of Cash Flows” (Topic 230). This guidance clarifies diversity in practice on where in the Statement of Cash Flows to recognize certain transactions, including the classification of payment of contingent consideration for acquisitions between Financing and Operating activities. We are currently evaluating the impact that this amendment will have on our financial statements.

On January 5, 2017, the FASB issued ASU No. 2017-01, “Clarifying the Definition of a Business” (Topic ASC 805), guidance to clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The amendments in this ASU provide a screen to determine when an integrated set of assets and activities (collectively referred to as a “set”) is not a business. The screen requires that when substantially all of the fair value of the gross assets acquired (or disposed of) is concentrated in a single identifiable asset or a group of similar identifiable assets, the set is not a business. This screen reduces the number of transactions that need to be further evaluated. If the screen is not met, the amendments require that to be considered a business, a set must include, at a minimum, an input and a substantive process that together significantly contribute to the ability to create output and remove the evaluation of whether a market participant could replace the missing elements. This ASU is effective for public business entities in annual periods beginning after December 15, 2017, including interim periods therein. We are currently evaluating the impact that this amendment will have on our financial statements.

In May 2017, the FASB issued ASU No. 2017-09, “Compensation – Stock Compensation” (Topic 718) - Scope of Modification Accounting. This ASU clarifies when to account for a change to the terms or conditions of a share-based payment award as a modification. Under the new guidance, modification accounting is required only if the fair value, the vesting conditions, or the classification of the award (as equity or liability) changes as a result of the change in terms or conditions. This ASU is effective prospectively for the annual period ending December 31, 2018 and interim periods within that annual period. We are currently evaluating the impact that this amendment will have on our financial statements.

In June 2018, the FASB issued ASU No. 2018-07, Compensation – Stock Compensation (Topic 718), Improvements to Nonemployee Share-Based Payment Accounting, which is intended to improve the usefulness of the information provided to the users of financial statements while reducing cost and complexity in financial reporting. Under the new standard, nonemployee share-based payment awards within the scope of Topic 718 are measured at grant-date fair value of the equity instruments that an entity is obligated to issue when conditions necessary to earn the right to benefit from the instruments have been satisfied. These equity-classified non-employee share-based payment awards are measured at the grant date. Consistent with the accounting for employee share-based payment awards, an entity considers the probability of satisfying performance conditions when

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nonemployee share-based payment awards contain such conditions. The new standard also eliminates the requirement to reassess classification of such awards upon vesting. The new standard is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2018. We are currently evaluating the impact that this amendment will have on our financial statements.

Off Balance Sheet Arrangements – We have no off balance sheet arrangements.

NOTE 2 - RISKS AND UNCERTAINTIES

Going Concern – The Company has a history of recurring losses which have resulted in an accumulated deficit of $14,005,689 as of December 31, 2018. During the year ended December 31, 2018, the Company recognized a net loss of $220,621.

The Company currently is a shell corporation and does not have any business or any sources of revenue. As a result, there is substantial doubt that the Company will be able to continue as a going concern. Bankruptcy of the Company at some point in the future is a possibility. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company currently has no revenue-generating subsidiaries. Management plans to sustain the Company as a going concern by taking the following actions: (1) acquiring and/or developing profitable businesses that will create positive income from operations; and/or (2) completing private placements of the Company’s common stock and/or preferred stock. Management believes that by taking these actions, the Company will be provided with sufficient future operations and cash flow to continue as a going concern. However, there can be no assurances or guarantees whatsoever that the Company will be successful in consummating such actions on acceptable terms, if at all. Moreover, any such actions can be expected to result in substantial dilution to the existing shareholders of the Company.

NOTE 3 – NOTES RECEIVABLE

The William Noyes Webster Foundation, Inc.

The Foundation, a non-profit Massachusetts corporation, has received a provisional registration from the Commonwealth of Massachusetts to own and operate a medical marijuana cultivation facility in Plymouth, Massachusetts, and a medical marijuana dispensary in Dennis, Massachusetts. Jane W. Heatley (“Heatley”) is the founder and a member of the board of directors of the Foundation.

Teaming Agreement – The Company believes it is highly likely that the board of directors of the Foundation will only approve contracts that have been negotiated and approved by Heatley. Consequently, on July 8, 2014, the Company entered into a Teaming Agreement (the "Teaming Agreement") with Heatley, in which, among other things: (1) the Company and Heatley agreed to use their respective best efforts, working exclusively together as a team, and not as a partnership or other entity, in order to consummate transactions, agreements, contracts or other arrangements pursuant to which the Company will provide capital and expertise to the Foundation; and (2) Heatley agreed that Heatley shall not, and shall not permit the Foundation to, discuss or negotiate for debt or equity financing, or consulting services or other expertise, from any third party. The Company claims that Heatley violated the Teaming Agreement by discussing and negotiating for debt or equity financing, or consulting services or other expertise, from at least one third party. Heatley claims that the Company violated the Teaming Agreement alleging that the Company failed to lend funds to the Foundation in accordance with the Teaming Agreement. The Company believes Heatley's claim to be baseless. No assurances whatsoever can be made that Heatley will comply with the terms of the Teaming Agreement, nor that the Company will be able to adequately enforce the terms of the Teaming Agreement if it is ever the subject of litigation.

Promissory Note – On July 14, 2014, the Foundation signed and delivered to the Company a Secured Promissory Note (the "Note") which is in the stated loan amount of $1,500,000, and is secured by a Security Agreement of even date therewith (the “Security Agreement”). The Note provides that the $1,500,000 loan may be advanced in one or more installments as the Foundation and the Company may mutually agree upon. The Foundation and the Company mutually agreed that the first installment of this loan would be $602,500. Pursuant to instructions from the Foundation, on July 14, 2014, the Company paid $2,500 owed by the Foundation to one of its consultants, and the

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Company advanced $600,000 directly to the Foundation. The amount and timing of subsequent loan installments under the Note, which could have totaled $897,500, had not yet been mutually agreed upon between the Foundation and the Company as of the date of the Note.

Between April and July 2015, the Company loaned an additional $135,350 to the Foundation, evidenced by the Note and secured by the Security Agreement. Following such additional loans, the principal of the loan from the Company to the Foundation, evidenced by the Note and secured by the Security Agreement, is now $737,850. The principal balance outstanding under the Note bore interest at the rate of 12.5% per annum, compounded monthly. It was contemplated that the first payment of accrued interest by the Foundation under the Note would be made as soon after the Foundation commences operations of the Plymouth Cultivation Facility and the Dennis Dispensary as the Foundation's cash flows shall reasonably permit, but in any event no later than one year after the Foundation commences operations. The principal of the Note would be payable in eight consecutive equal quarterly installments, commencing on the last day of the calendar quarter in which the Foundation commences operations. Principal on the Note and related accrued interest would be considered past due if the aforementioned payments were not received by their due dates.

Uncollectable Note and Interest Receivable – The Company assessed the collectability of the Note based on the adequacy of the Foundation’s collateral and the Foundation’s capability of repaying the Note according to its terms. Based on this assessment, on September 1, 2015, the Company concluded that Note and interest receivable would not be collectible. As such, the Company wrote off the Note totaling $737,850 and interest receivable totaling $97,427 as bad debt expense on September 1, 2015.

NOTE 4 – AMOUNTS OWED TO RELATED PARTIES

On June 21, 2016, a company affiliated with Gerard M. Jacobs, Chief Executive Officer of Acquired Sales, made a non-interest bearing loan of $4,000 to the Company, which is payable upon demand.

At December 31, 2018, there are expense reimbursements owed to Gerard M. Jacobs totaling $24,583. In comparison, at December 31, 2017, there were expense reimbursements owed to Gerard M. Jacobs totaling $13,841.

At December 31, 2018, there are independent contractor fees of $160,000 and expense reimbursements of $4,417 owed to William C. Jacobs totaling $164,417. In comparison, at December 31, 2017, there were independent contractor fees of $100,000 and expense reimbursements of $3,907 owed to William C. Jacobs totaling $103,907. William C. Jacobs is the son of Gerard M. Jacobs, Chief Executive Officer of Acquired Sales, and the nephew of director James S. Jacobs.

Financing Warrants – On July 13, 2018, the Audit Committee, Compensation Committee, and full Board of Directors of AQSP approved by unanimous written consent borrowings by AQSP on the following terms:(1) proceeds of the borrowings will be used to pay professional fees owed to our outside auditors, our stock transfer agent, and our securities counsel, and to pay other obligations of AQSP; (2) the borrowings will be evidenced by promissory notes of AQSP, accruing interest at the rate of 15% annually; (3) the notes will be jointly secured by a first lien security interest in all of the assets of AQSP, pursuant to a security agreement signed by AQSP in favor of the lenders, UCC filings in favor of the lenders, and a pledge to the lenders of the note payable by the William Noyes Webster Foundation Inc. to AQSP; (4) the notes shall be due and payable upon demand by the lenders delivered to AQSP; and (5) for each $1,000 loaned by AQSP on these terms, the lender of such $1,000 shall receive warrants to purchase 1,250 shares of common stock of AQSP, at an exercise price of $0.03 per share, exercisable at the discretion of such lender any time on or before July 16, 2023.

As of December 31, 2018, a total of $30,791 has been borrowed by AQSP on such terms, and warrants to purchase 25,000 shares of common stock of AQSP have been issued to Joshua A. Bloom and warrants to purchase 12,500 shares of common stock of AQSP have been issued to Gerard M. Jacobs.

The warrants to purchase common stock that were issued to Joshua A. Bloom and Gerard M. Jacobs on July 16, 2018 and July 18, 2018 were valued using the Black-Scholes valuation model as of the date they were issued. The values of these warrants were fully expensed because the notes are payable upon demand. The expense recognized related to the issuance of the warrants to Joshua A. Bloom on July 16, 2018 was $3,250. Gerard M. Jacobs’ warrants were issued to him on July 18, 2018, and the expense recognized related to the issuance of these warrants was $1,300.

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The warrants to purchase common stock that were issued to Gerard M. Jacobs on November 8, 2018, and to Joshua A. Bloom on November 12, 2018, were valued using the Black-Scholes valuation model, which incorporated the following assumptions: expected future stock volatility 465%; risk-free interest rates of 2.98% and 2.94%, respectively; dividend yield of 0% and an expected terms of 2.38 years and 2.37 years, respectively. The expected future stock volatility was based on the volatility of Acquired Sales Corp.’s historical stock prices. The risk-free interest rate was based on the U.S. Federal treasury rate for instruments due over the expected term of the warrants. The expected term of each warrant was based on the midpoint between the date the warrant vests and the contractual term of the warrant. The values of the warrants were fully expensed as of the date of issuance because they are payable upon demand. The expense recognized related to the issuance of the warrants to Gerard M. Jacobs on November 8, 2018 was $11,250. The expense recognized related to the issuance of the warrants to Joshua A. Bloom on November 12, 2018 was $21,874.

NOTE 5 – SHAREHOLDERS’ EQUITY

Share-Based Compensation – Share-based compensation expense recognized during the years ended December 31, 2018 and 2017 was $72,500 and $0, respectively.

The following is a summary of share-based compensation, stock option and warrant activity as of December 31, 2018 and changes during the year then ended:

	Shares	Weighted-Average Exercise Price (a)	Weighted-Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Outstanding, December 31, 2017	4,058,774	$ 1.29	5.59	$ 577,725
Rights to Purchase Warrants Issued During Period	250,000
Financing Warrants Issued During Period	37,500
Options Expired During Period	172,642
Options, Rights to Purchase Warrants and Financing Warrants Outstanding, December 31, 2018	4,173,632	$ 1.16	4.95	$ 2,410,100
Exercisable Options, Rights to Purchase Warrants and Financing Warrants Outstanding, December 31, 2018	2,923,632	$ 0.87	4.93	$ 2,410,100

Note:
(a) The Weighted-Average Exercise Price column excludes those warrants that have an exercise price for the common stock priced at the Capital Raise Price Per Share.

Rights to Purchase Warrants Issued During Period – On April 1, 2018, we issued to James S. Jacobs and to William C. Jacobs, an independent contractor, rights to purchase warrants, for an aggregate purchase price of $2.00, an aggregate of 250,000 shares of common stock of the Company (40,000 to James S. Jacobs, and 210,000 to William C. Jacobs), at an exercise price of $0.01 per share, such warrants to be fully vested and to be exercisable on or prior to December 31, 2024. We recorded total stock compensation expense of $72,500 related to these rights to purchase warrants; this consists of $11,600 of stock compensation for the rights to purchase warrants issued to James S. Jacobs, and $60,900 of stock compensation for the rights to purchase warrants issued to William C. Jacobs. On October 1, 2018, William C. Jacobs assigned rights to purchase warrants to purchase 10,000 shares of common stock to a separate entity.

NOTE 6 – INCOME TAXES

On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”).  The Tax Act reduced the U.S. federal statutory tax rate, broadened the

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corporate tax base through the elimination or reduction of deductions, exclusions, and credits, limited the ability of U.S. corporations to deduct interest expense, and transitioned to a territorial tax system which allows for the repatriation of foreign earnings to the U.S. with a 100% federal dividends received deduction prospectively. In addition, the Tax Act required a one-time transitional tax on foreign cash equivalents and previously unremitted earnings. Several of the new provisions enacted as part of the Tax Act require clarification and guidance from the U.S. Internal Revenue Service (“IRS”) and Treasury Department. These or other changes in U.S. tax laws could impact our profits, effective tax rate, and cash flows.

During the years ended December 31, 2018 and 2017, the Company did not incur any current tax on its continuing operations and there was no deferred tax provision or benefit from continuing operations. At December 31, 2018, the Company has U.S. Federal net operating loss carry forwards of $2,115,050 that will expire in 2030 through 2034 if not used by those dates.

As of December 31, 2018, the Company had no unrecognized tax benefits that, if recognized, would affect the Company’s effective income tax rate over the next 12 months. The Company currently believes that all significant filing positions are highly certain and that all of its significant income tax filing positions and deductions would be sustained upon audit. Therefore, the Company has no significant reserves for uncertain tax positions and no adjustments to such reserves were required by generally accepted accounting principles. The Company’s policy is to recognize accrued interest and penalties related to unrecognized tax benefits in the provision for income taxes. The Company’s tax returns are subject to examination for the years ended December 31, 2013 through 2017. A reconciliation of the amount of tax benefit computed using the U.S. federal statutory income tax rate to the provision for income taxes on continuing operations is as follows:

	For the Years Ended
	December 31,
	2018	2017
Tax expenses (benefit) at statutory rate (21%)	$ (46,330)	$ (27,211)
State tax benefit, net of federal benefit	$ -	(2,641)
Non-deductible expenses	$ 276	40
Revision of prior years' deferred tax assets	$ (30,034)	67,252
Change in valuation allowance	$ (1,488,585)	(37,439)
Provision for Income Taxes	$ -	$ -

The tax effects of temporary differences and carry forwards that gave rise to the net deferred income tax asset as of December 31, 2018 and 2017 were as follows:

	December 31,
	2018	2017
Operating loss carry forwards	$ 428,393	$ 676,116
Stock-based compensation	1,633,366	2,874,127
Other	131	233
Less: Valuation allowance	(2,061,891)	(3,550,475)
Net Deferred Income Tax Asset	$-	$-

The deferred tax asset valuation allowance decreased by $1,488,585 and $37,439 during the years ended December 31, 2018 and 2017, respectively.

NOTE 7 – CONTINGENT CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS

The Board of Directors of the Company has committed to pay compensation to Gerard M. Jacobs, our Chief Executive Officer, as an inducement to him to introduce attractive acquisitions to the Company. The amount of the compensation will be 10% of the consideration paid by the Company to acquire equity ownership interests in target companies. The timing and structure of such compensation is currently expected to be determined pursuant to negotiations to be held between Gerard M. Jacobs and the chairman of the Compensation Committee of the Board of Directors.

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NOTE 8 – SUBSEQUENT EVENTS

Additional Borrowings in Exchange for Notes, Accrued Interest and Financing Warrants

On July 13, 2018, the Audit Committee, Compensation Committee, and full Board of Directors of AQSP approved by unanimous written consent borrowings by AQSP on the following terms: (1) proceeds of the borrowings will be used to pay professional fees owed to our outside auditors, our stock transfer agent, and our securities counsel, and to pay other obligations of AQSP; (2) the borrowings will be evidenced by promissory notes of AQSP, accruing interest at the rate of 15% annually; (3) the notes will be jointly secured by a first lien security interest in all of the assets of AQSP, pursuant to a security agreement signed by AQSP in favor of the lenders, UCC filings in favor of the lenders, and a pledge to the lenders of the note payable by the William Noyes Webster Foundation Inc. to AQSP; (4) the notes shall be due and payable upon demand by the lenders delivered to AQSP; and (5) for each $1,000 loaned by AQSP on these terms, the lender of such $1,000 shall receive warrants to purchase 1,250 shares of common stock of AQSP, at an exercise price of $0.03 per share, exercisable at the discretion of such lender any time on or before July 16, 2023. During the year ended December 31, 2018, $30,791 was borrowed on these terms. Following the end of the period ended December 31, 2018, a total of $14,772 has been borrowed by AQSP on such terms.

Signing of a Definitive Stock Purchase Agreement with Ablis, Bendistillery and Bend Spirits

On February 27, 2019, the Company signed a definitive Stock Purchase Agreement (the "SPA") with Ablis, Bendistillery, Bend Spirits, Bendis Homes Pinehurst, LLC, James A. Bendis, Alan T. Dietrich, Gerard M. Jacobs and William C. "Jake" Jacobs to purchase 4.99% of the common stock of Ablis for $399,200 in cash, to purchase 4.99% of the common stock of Bendistillery for $1,347,300 in cash, and to purchase 4.99% of the common stock of Bend Spirits for $149,700 in cash. The purchases are expected to close during March 2019. Under the SPA the Company will have the right to purchase up to an additional 15% of the common stock of each of Ablis, Bendistillery and Bend Spirits.

Acceptance of Subscriptions From Accredited Investors to Purchase Newly Issued Series A Convertible Preferred Stock

On February 27, 2019, the Company accepted subscriptions from accredited investors to purchase 23,400 shares of newly issued Series A Convertible Preferred Stock ("Preferred Stock") for an aggregate purchase price of $2,340,000 in cash. These 23,400 shares of Preferred Stock are convertible at the option of the holders into 2,340,000 shares of newly issued common stock of the Company, or $1.00 per share of common stock of the Company. The Company has committed to file a registration statement covering the shares of newly issued common stock of the Company into which the Preferred Stock can be converted (the "Registration Statement"). The Preferred Stock will receive an annual dividend, and will be subject to mandatory conversion, under terms and conditions set forth in the Certificate of Designation of the Preferred Stock.

Newly Elected Director of the Company: Thomas W. Hines, CPA CFA

Thomas W. Hines, CPA CFA, a Vice President of Lowery Asset Consulting in Chicago, has been elected to serve as a Director of the Company.

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William C. "Jake" Jacobs, CPA: Elected to serve as the President, Chief Financial Officer and Treasurer of the Company

William C. "Jake" Jacobs, CPA, the son of our Company's Chief Executive Officer Gerard M. Jacobs, has been elected to serve as the President, Chief Financial Officer and Treasurer of the Company. Gerard M. Jacobs will remain as the Company's Chairman, Chief Executive Officer and Secretary.

Establishment of an Investment Committee

The Board of Directors of the Company has voted to establish an Investment Committee, the initial members of which will be Gerard M. Jacobs, William C. "Jake" Jacobs, CPA, and Thomas W. Hines, CPA CFA. Future acquisitions by the Company of direct equity ownership interests in any entity other than Ablis, Bendistillery and Bend Spirits will be subject to unanimous approval by such Investment Committee and to majority approval by the Board of Directors of the Company, provided that the requirement of unanimous approval by such Investment Committee will be terminated if the investors in the Preferred Stock no longer hold 25% or more of their investment in the form of Preferred Stock or common stock of the Company following conversion, or if the Company's common stock has closed at $10.00 per share or higher for 20 consecutive trading days and there have been on average at least 50,000 shares traded on each of those 20 consecutive trading days, or if 84 months have passed since the first date that the Registration Statement is effective.

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ACQUIRED SALES CORP.
CONDENSED BALANCE SHEETS

	March 31,	December 31,
	2019 (Unaudited)	2018
ASSETS
Current Assets
Cash and Cash Equivalents	$ 2,796,915	$ -
Total Current Assets	2,796,915	-
Total Assets	$ 2,796,915	$ -
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Accounts Payable - Related Party
Accounts Payable - Related Party - Payable to William C. Jacobs	$ 136,825	$ 164,417
Accounts Payable - Related Party - Payable to Gerard M. Jacobs	3,555	24,583
Accounts Payable - Related Party - Payable to Other Related Party	-	4,000
Accounts Payable - Related Party	140,380	193,000
Trade Accounts Payable	20,722	113,450
Notes Payable - Related Party
Notes Payable - Payable to Joshua A. Bloom	-	20,025
Notes Payable - Payable to Gerard M. Jacobs	-	10,766
Notes Payable - Related Party	-	30,791
Interest Payable - Related Party
Interest - Payable to Joshua A. Bloom	-	914
Interest - Payable to Gerard M. Jacobs	-	467
Interest Payable - Related Party	-	1,381
Series A Convertible Preferred Stock Dividends Payable	18,552	-
Total Current Liabilities	$ 179,654	$ 338,622
Commitments and Contingencies	-	-
Shareholders' Equity
Preferred Stock, $0.001 par value; 10,000,000 total shares authorized; out of which 400,000 shares of Series A Convertible Preferred Stock are authorized, and 29,900 shares of Series A Convertible Preferred Stock shares were issued and outstanding at March 31, 2019, and 0 shares of Series A Convertible Preferred Stock were issued or outstanding at December 31, 2018	30	-
Common Stock, $0.001 par value; 100,000,000 shares authorized; 2,579,648 and 2,369,648 shares outstanding at March 31, 2019 and December 31, 2018, respectively	2,580	2,370
Additional Paid-in Capital	16,683,332	13,664,697
Accumulated Deficit	(14,068,681)	(14,005,689)
Total Shareholders' Equity (Deficit)	$ 2,617,261	$ (338,622)
Total Liabilities and Shareholders' Equity	$ 2,796,915	$ -

Please see the accompanying notes to the condensed financial statements for more information.

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ACQUIRED SALES CORP.
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three Months Ended
	March 31,
	2019	2018
Selling, General and Administrative Expense	$ (26,473)	$ (16,995)
Professional Fees	(21,467)	(3,073)
Interest Expense	(27,998)	-
Loss From Operations	(75,938)	(20,068)
Other Income
Interest Income	2,302	-
Gain on Settlement	29,196	-
Total Other Income	31,498	-
Loss Before Provision for Income Taxes	(44,440)	(20,068)
Provision for Income Taxes	-	-
Net Loss	$ (44,440)	$ (20,068)

Basic and Diluted Earnings Loss per Share	$ (0.02)	$ (0.01)

Basic and diluted weighted average number of common shares outstanding:	2,405,777	2,369,648

Please see the accompanying notes to the condensed financial statements for more information.

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ACQUIRED SALES CORP.
CONDENSED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
(Unaudited)

					Additional		Total
	Preferred Stock		Common Stock		Paid-in	Accumulated	Shareholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance, December 31, 2017	-	$ -	2,369,648	$ 2,370	$ 13,554,524	$ (13,785,068)	$ (228,174)
Net Loss			-	-	-	(20,068)	(20,068)
Balance, March 31, 2018	-	$ -	2,369,648	$ 2,370	$ 13,554,524	$ (13,805,136)	$ (248,242)

Balance, December 31, 2018	-	$ -	2,369,648	$ 2,370	$ 13,664,697	$ (14,005,689)	$ (338,622)
Exercise of rights to purchase warrants to purchase shares of common stock			210,000	$ 210	$ 1,892		$ 2,102
Issuance of warrants to purchase common stock					$ 26,773		$ 26,773
Issuance of Series A Convertible Preferred Stock for cash	29,900	$ 30			$ 2,989,970		$ 2,990,000
Series A Preferred Stock dividend payable						$ (18,552)	$ (18,552)
Net Loss			-	-		$ (44,440)	$ (44,440)
Balance, March 31, 2019	29,900	$ 30	2,579,648	$ 2,580	$ 16,683,332	$ (14,068,681)	$ 2,617,261

Please see the accompanying notes to the condensed financial statements for more information.

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ACQUIRED SALES CORP.
CONDENSED STATEMENT OF CASH FLOWS
(Unaudited)
	For the Three Months Ended
	March 31,
	2019	2018
Cash Flows From Operating Activities
Net Loss	$ (44,440)	$ (20,068)
Adjustments to Reconcile Loss to Net Cash Used in Operating Activities:
Financing Cost - Issuance of Warrants to Purchase Common Stock	26,773	-
Changes in Operating Assets and Liabilities:
Accounts Payable to Related Parties	(51,396)	16,995
Trade Accounts Payable	(92,728)	3,073
Net Cash Used in Operating Activities	(161,791)	-
Cash Flows From Financing Activities
Financing Cost - Proceeds From Borrowings Under Notes Payable to Related Parties	14,772	-
Financing Cost - Repayment of Borrowings Under Notes Payable to Related Parties	(45,562)	-
Financing Cost - Repayment of Interest Payable to Related Parties	(2,606)	-
Exercise of Rights to Purchase Warrants to Purchase Shares of Common Stock	2,102	-
Issuance of Series A Convertible Preferred Stock	2,990,000	-
Net Cash Provided by Financing Activities	2,958,706	-
Net Increase in Cash	2,796,915	-
Cash and Cash Equivalents at Beginning of Period	-	-
Cash and Cash Equivalents at End of Period	$ 2,796,915	$ -

	For the Three Months Ended
	March 31,
	2019	2018
Supplemental Cash Flow Information
Cash paid for interest	$ 2,606	$ -
Cash paid for income taxes	$ -	$ -

Please see the accompanying notes to the condensed financial statements for more information.

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Acquired Sales Corp.

Notes to the Condensed Financial Statements

(Unaudited)

NOTE 1 – DESCRIPTION OF THE BUSINESS OF ACQUIRED SALES CORP.

Acquired Sales Corp. (hereinafter sometimes referred to as “Acquired Sales”, the “Company”, “AQSP”, “Acquired”, the “Company”, “we”, “us”, “our”, etc.) was organized under the laws of the State of Nevada on January 2, 1986. The Company does not currently have any business or any sources of revenue.

The Company wants to acquire all or a portion of one or more operating businesses.

Management of the Company currently is exclusively exploring potential acquisitions of all or a portion of one or more operating businesses involving the manufacture and sale of cannabidiol (CBD)-infused products such as beverages, muscle/joint rubs, oils, crystals, tinctures, bath bombs, isolate, relief balms, elixirs, body washes, med sticks, lotions, vape pens and cartridges, shatter, and gummies (a “CBD-Infused Products Company”).

In order to consummate a particular acquisition of a CBD-Infused Products Company, management of the Company is open-minded to the concept of also acquiring all or a portion of one or more operating businesses and/or assets that are related to such CBD-Infused Products Company, for example operating businesses and/or assets involving distilled spirits, beer, wine, hemp, paraphernalia, cannabis, tetrahydrocannabinol (THC)-infused products, and real estate.

Signing of Letter of Intent to Acquire 100% of the Ownership Interests of CBD Lion LLC

On May 8, 2019, Acquired Sales Corp. (the “Company”), Gerard M. Jacobs (“GJacobs”) and William C. “Jake” Jacobs (“WJacobs”) entered into a Letter of Intent with CBD Lion LLC (“Lion”) and its owners (the “Lion Owners”) to, subject to a number of conditions, acquire 100% of the ownership of Lion (the “Transaction”). The consideration to be paid by the Company in the proposed acquisition of Lion is: two million dollars ($2,000,000) in cash, plus unregistered common stock of the Company (the "Stock Consideration") in an amount that is the greater of: (i) five million (5,000,000) shares or (ii) a number of shares with a value at closing of the Transaction, based on the Company’s share price, equal to 50% of the value of the aggregate consideration deemed paid to the Lion Owners for their ownership interests in Lion, which could hypothetically increase the Stock Consideration to a number significantly higher than five million (5,000,000). The Lion Owners shall have "piggyback registration rights" for the common stock shares underlying the Stock Consideration and "demand registration rights" that are triggered if no registration statement covering the Stock Consideration is filed with the U.S. Securities and Exchange Commission within 120 days following the closing of the Transaction. In addition, the Letter of Intent requires that at the closing of the Transaction, the Company shall cause up to four hundred sixty-two thousand four hundred thirty dollars ($462,430) of related party debt owed by Lion to be repaid in full.

The terms of the proposed Transaction must be set forth in a definitive agreement. There are no assurances that the Company will be successful in negotiating an acceptable definitive agreement, when or whether a definitive agreement will be reached between the parties, or that the proposed Transaction will be consummated. Even if a definitive agreement is executed, the terms of the proposed Transaction may change materially from the terms set forth in the Letter of Intent. There will be many conditions to closing of the Transaction, many of which are outside of the parties’ control and we cannot predict whether these conditions will be satisfied. There are no assurances when or if closing of the Transaction will occur, even if the parties successfully negotiate and sign a definitive agreement.

Closing of the acquisition of Lion is subject to a number of conditions, including but not limited to the completion of due diligence investigation of Lion by the Company that is acceptable to the Company, completion of a capital raise by the Company of at least $4 million, completion of an audit of Lion acceptable to the Company, execution of definitive acquisition documents, execution of employment agreements with certain key Lion executives, obtaining necessary third-party approvals, including a tax opinion to be provided by Lion’s tax counsel indicating that the proposed Transaction will qualify as a tax-free reorganization, and completion of all necessary securities filings. In the event that most of the foregoing conditions are met, as detailed in the Letter of Intent, prior to the closing of the proposed Transaction, the Company will make a $300,000 loan to Lion to be used by Lion exclusively for growth capital.

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The Company is currently engaged in due diligence of Lion and has not yet started to negotiate a definitive agreement for the proposed Transaction. The Letter of Intent will terminate if (i) no audit of Lion satisfactory to the Company has been delivered by August 31, 2019; the Company fails to raise $4 million by September 30, 2019; or (iii) the proposed Transaction has not closed by October 31, 2019.

The Letter of Intent contains customary provisions prohibiting Lion from soliciting or encouraging any other acquisition proposal or entering into any negotiations or agreements for an alternative acquisition or financing transaction prior to the termination of the Letter of Intent.

In the event that the proposed acquisition of Lion is completed, the Letter of Intent requires that as soon as practicable following the closing of the proposed sale, the Company will change its name to "CBD Lion Corp.” and request a new trading symbol that better relates to the new proposed name.

Stock Sale and Purchase Agreement - Ablis Holding Company

Ablis Holding Company ("Ablis") is a rapidly growing leader in the exciting CBD-infused beverage industry. Ablis' all-natural, shelf-stable, GMO-free, non-alcoholic, lemon ginger, cranberry blood orange, and 0 calorie lemon water beverages target the mainstream health market and contain no THC. Ablis also manufactures and sells CBD-infused rubs, oils and crystals. Ablis' beverages are now being distributed in 11 states, online throughout the country, Puerto Rico and Guam. Also, Silver Moon Brewing, a brewery in Bend, has recently begun producing and selling Hazibliss, Oregon’s first hemp CBD-infused draft beer that incorporates Ablis’ cranberry blood orange CBD beverage.

On April 30, 2019, the Company, GJacobs, and WJacobs entered into a Stock Sale and Purchase Agreement with Ablis, Ablis, Inc., and James A. Bendis (“Bendis”) wherein the Company paid $399,200 for a post transaction 4.99% ownership of Ablis' equity. Ablis is in the business of manufacturing and sale of CBD-infused beverages, and CBD-infused products. The Stock Sale and Purchase Agreement requires that Ablis use a portion of the purchase proceeds to pay off at least $381,000 of its liabilities. Another portion of the purchase proceeds will make capital available for expanded off-line and online advertising, and additional staff and equipment.

The Stock Sale and Purchase Agreement also sets out terms for an additional equity purchase of Ablis such that the Company may purchase up to an additional 15% of Ablis for $1,200,000 so that the Company would then own 19.99% of the ownership equity of Ablis. The Company desires to purchase up to an additional 15% of the common stock of Ablis, but doing so will only be possible if the Company closes on the sale of additional Series A Convertible Preferred Stock ("Preferred Stock") or otherwise raises capital.

The management team of Ablis will continue to lead Ablis. The terms of the Stock Sale and Purchase Agreement entitle GJacobs to be a member of the board of directors of Ablis, entitles WJacobs, to be provided with access to Ablis' financial information, grants WJacobs, financial oversight functions over Ablis, and allows WJacobs the right to provide consulting/advisory services to Ablis. WJacobs’ reasonable expenses will be covered by Ablis. The Stock Sale and Purchase Agreement also requires that GJacobs and WJacobs be introduced to the owners of Ablis’ CBD isolate suppliers, and any other companies in the hemp, CBD and cannabis industries with whom Ablis and/or Bendis have relationships, and whom may potentially be interested in entering into a stock sale or merger with the Company.

The Stock Sale and Purchase Agreement requires that Ablis evaluate and seriously consider a sale of Ablis or taking Ablis public within 60 months from April 30, 2019 and that it use commercially reasonable best efforts, to close a mutually acceptable alternative exit opportunity for the Company within 72 months from April 30, 2019.

The Company’s investment in Ablis made the Company a minority owner of Ablis. As a minority owner, the Company will not be able to recognize any portion of Ablis’ revenues or earnings in the Company’s financial statements. The Company may, at some point, receive commissions for helping to sell Ablis' products either online or offline. The Company’s investment in Ablis will be tested for potential impairment of value on a quarterly basis.

Stock Purchase Agreement - Bendistillery Inc. and Bend Spirits, Inc.

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Founded in 1996, Bendistillery Inc. ("Bendistillery") is an award-winning craft distillery, with an outstanding reputation for producing Crater Lake Spirits brands including vodkas, gins, whiskeys, and white label brands offered through Bend Spirits, Inc. ("Bend Spirits").

On April 30, 2019, the Company, GJacobs, and WJacobs entered into a Stock Purchase Agreement with Bendistillery, Bend Spirits, Bendis Homes Pinehurst, LLC, an Oregon limited liability company (“Landowner”), Bendis, and Alan T. Dietrich (“Dietrich”) wherein the Company paid $1,347,300 for a post transaction 4.99% ownership of Bendistillery’s equity and $149,700 for a post transaction 4.99% ownership of Bend Spirits’ equity. Bendistillery and Bend Spirits are in the business of manufacturing and sale of alcoholic beverages, and the manufacturing of CBD-infused beverages and CBD-infused products. The Stock Purchase Agreement requires that Bendistillery and Bend Spirits use a portion of the purchase proceeds to pay off at least $835,000 of their collective liabilities. Another portion of the purchase proceeds will make capital available for expanded off-line and online advertising, and additional staff and equipment.

The Stock Purchase Agreement also sets out terms for an additional equity purchase of Bendistillery such that the Company may purchase up to an additional 15% of Bendistillery for $4,050,000 so that the Company would then own 19.99% of the ownership equity of Bendistillery. Per the terms of the Stock Purchase Agreement, the Company may also purchase up to an additional 15% of Bend Spirits for $450,000 such that the Company would then own 19.99% of the ownership equity of Bend Spirits. The Company desires to purchase up to an additional 15% of the common stock of each of Bendistillery and Bend Spirits under the Stock Purchase Agreement, but doing so will only be possible if the Company closes on the sale of additional Preferred Stock or otherwise raises capital, and receives approval to do so from the Oregon Liquor Control Commission.

Pursuant to the Stock Purchase Agreement, Landowner (as landlord) and Bendistillery (as tenant) have entered into a long-term lease of the 23 acres in Tumalo outside Bend, Oregon, where Bendistillery and Bend Spirits conduct their businesses (the “Real Estate”), which lease (the “Lease”) is consistent with the following terms: the initial term of the Lease is 20 years at a rent of $17,500 per month; Tenant has the right, in its sole discretion, to exercise a series of options to extend the term of the Lease up to a maximum of 99 years; and Tenant has a 60-day right of first refusal if Landowner ever decides to sell all or any portion of the Real Estate. Bendis is the owner of Landowner.

The management teams of Bendistillery and Bend Spirits will continue to lead their respective companies. The terms of the Stock Purchase Agreement entitle GJacobs to be a member of the board of directors of Bendistillery and Bend Spirits, entitle WJacobs to be provided with access to financial information, grants WJacobs financial oversight functions over Bendistillery and Bend Spirits, and allows WJacobs the right to provide consulting/advisory services to Bendistillery and Bend Spirits. WJacobs’ reasonable expenses will be covered by Bendistillery and Bend Spirits, as well as an advisory fee of not less than $5,000 per quarter. The Stock Purchase Agreement also requires that GJacobs and WJacobs be introduced to the owners of Deschutes Brewery, Silver Moon Brewing, LBD Beverage, and any other companies in the distilled spirits, beer, wine, hemp, CBD and cannabis industries with whom Bendistillery, Bend Spirits, Bendis and/or Dietrich have relationships, and whom may potentially be interested in entering into a stock sale or merger with the Company.

The Stock Purchase Agreement requires that Bendistillery and Bend Spirits evaluate and seriously consider a sale of Bendistillery and Bend Spirits or taking them public within 60 months from April 30, 2019 and that they use commercially reasonable best efforts to close a mutually acceptable alternative exit opportunity for the Company within 72 months from April 30, 2019.

The Company’s investments in Bendistillery and Bend Spirits made the Company a minority owner of these companies. As a minority owner, the Company will not be able to recognize any portion of Bendistillery’s or Bend Spirits’ revenues or earnings in the Company’s financial statements. The Company may, at some point, receive commissions for helping sell Bendistillery’s products either online or offline. The Company’s investments in Bendistillery and Bend Spirits will be tested for potential impairment in value on a quarterly basis.

Acceptance of Subscriptions From Accredited Investors to Purchase Newly Issued Series A Convertible Preferred Stock

Between February 27, 2019 and May 13, 2019, the Company accepted subscriptions from accredited investors to purchase 66,150 shares of newly issued Preferred Stock for an aggregate purchase price of $6,615,000 in cash. These 66,150 shares of Preferred Stock are convertible at the option of the holders into 6,615,000 shares of newly

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issued common stock of the Company, or $1.00 per share of common stock of the Company. The Company has committed to file a registration statement covering the shares of newly issued common stock of the Company into which the Preferred Stock can be converted (the "Registration Statement"). The Preferred Stock will receive an annual dividend, and will be subject to mandatory conversion, under terms and conditions set forth in the Certificate of Designation of the Preferred Stock.

Acquisition Process

The structure of the Company’s participation in business opportunities and ventures will continue to be situational. The Company is likely to structure future acquisitions as a purchase of 19.99% or less, or 50.01% or more, of a target company’s equity ownership interest, or as a so-called tax-free reorganization. It is likely that the anticipated value of the business and/or securities that the Company acquires relative to the current value of the Company’s securities will result in the issuance of a relatively large number of newly issued shares of the Company, and, as a result, substantial additional dilution to the percentage ownership of our current stockholders. Moreover, the Company’s present management and shareholders may not have control of a majority of our voting shares following a merger or purchase of stock. It is possible that the shareholders of the acquired entity or the persons who provide the capital to the Company to finance a merger or purchase of stock will gain control of the Company’s voting stock and the Company’s directors may resign and new directors may be appointed without any vote by the shareholders. Those directors are entitled to replace the Company’s officers without stockholder vote.

In regard to nearly all of the Company’s potential acquisitions, the Company is typically focused upon acquiring 19.99% or less, or 50.01% or more, of existing privately held businesses whose owners are willing to consider selling a percentage of the equity ownership interest of their businesses, or merging their entire businesses into the Company or a wholly-owned subsidiary of the Company in a so-called tax-free reorganization, and whose management teams are enthusiastic about continuing to operate their businesses following the transactions with the Company.

Closing such purchases of stock or so-called tax-free reorganizations will likely require the Company to raise millions of dollars of capital, in order to pay the cash portion of the transaction consideration. The Company can provide no assurance or guaranty whatsoever that it will be able to raise such millions of dollars of capital on acceptable terms and conditions, if at all.

An Investment Committee appointed by the Company’s Board of Directors, currently consisting of GJacobs, director Thomas W. Hines, CPA CFA, and WJacobs, CPA, will review material furnished to it and will vote whether or not the Investment Committee believes a potential acquisition is in the Company’s best interests and the interests of the Company’s shareholders. If the Investment Committee votes unanimously to approve a potential acquisition, then such acquisition will be presented to the Board of Directors of the Company for their review and a vote. The Company does not intend to proceed forward with a potential acquisition without the unanimous approval of the Investment Committee and approval by a majority of the Company’s Board of Directors.

The Company intends to source acquisition opportunities through its CEO and directors and their contacts, and in some cases through finders. These contacts include the shareholders of Ablis, professional advisors such as attorneys and accountants, securities broker dealers, venture capitalists, members of the financial community, other businesses and others who may present solicited and unsolicited proposals. Management believes that business opportunities may become available to us due to a number of factors, including, among others: (1) The Company’s ownership of shares in one or more CBD-Infused Products Companies; (2) management’s historical experience building large public companies; (3) management’s contacts and acquaintances; and (4) the Company’s flexibility with respect to the manner in which the Company may be able to structure, finance, merge with or acquire any business opportunity.

The analysis of new business opportunities will be undertaken by or under the supervision of the Investment Committee appointed by our Board of Directors. Inasmuch as the Company will have limited funds available to search for business opportunities, the Company will not be able to expend significant funds on a complete and exhaustive investigation of such business or opportunity. The Company will, however, investigate, to the extent believed reasonable by the Investment Committee, such potential business opportunities by conducting a so-called “due diligence investigation”.

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In a due diligence investigation, the Company intends to obtain and review materials regarding the business opportunity. Typically, such materials will include information regarding a target business’ products, services, contracts, management, ownership, and financial information. In addition, the Company intends to cause the Investment Committee to meet personally with management and key personnel of target businesses, ask questions regarding the target businesses’ prospects, tour facilities, and conduct other reasonable investigation of the target businesses to the extent of the Company’s limited financial resources and management and technical expertise.

There is no guarantee that the Company can obtain or maintain the funding needed for its operations, including the funds necessary to search for and investigate acquisition candidates, and to close an acquisition including paying the substantial costs of legal, accounting and other relevant professional services.

As of May 13, 2019, the Company has cash on hand of approximately $4,379,077, which are proceeds from the sale of Preferred Stock between February 27, 2019 and May 13, 2019. In prior years, the Company’s payables have been greater than their cash on hand. The Company has inconsistent income generating ability and is therefore reliant on raising money from loans or stock sales.

NOTE 2 – BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation – The accompanying financial statements include the accounts and operations of the Company for all periods presented.

Condensed Financial Statements – The accompanying financial statements are condensed and do not include all disclosures normally required by generally accepted accounting principles. These statements should be read in conjunction with the annual financial statements included in Form 10-K filed with the U.S. Securities and Exchange Commission on March 13, 2019. In particular, the basis of presentation and significant accounting principles were presented in Note 1 to the annual financial statements. In the opinion of management, all adjustments necessary for a fair presentation have been included in the accompanying unaudited condensed financial statements and consist of only normal recurring adjustments, except as disclosed herein. The results of operations for the three months ended March 31, 2019 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2019.

Use of Estimates – The preparation of financial statements in conformity with Generally Accepted Accounting Principles (“GAAP”) typically requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. Actual results and outcomes may differ from management’s estimates and assumptions. In the past, significant estimates included share-based compensation forfeiture rates and the potential outcome of future tax consequences of events that have been recognized for financial reporting purposes. Actual results and outcomes may differ from our estimates and assumptions.

Basic and Diluted Earnings (Loss) Per Common Share – Basic earnings (loss) per common share is determined by dividing earnings (loss) by the weighted-average number of common shares outstanding during the period. Diluted earnings (loss) per common share is calculated by dividing earnings (loss) by the weighted-average number of common shares and dilutive common share equivalents outstanding during the period. When dilutive, the incremental potential common shares issuable upon exercise of stock options and warrants are determined by the treasury stock method. The following table summarizes the calculations of basic and diluted earnings (loss) per common share for the three months ended March 31, 2019 and 2018:

	For the Three Months Ended
	March 31,
	2019	2018
Net Loss	$ (44,440)	$ (20,068)
Weighted Average Shares Outstanding	2,405,777	2,369,648

Basic and Diluted Loss per Share	$ (0.02)	$ (0.01)

At March 31, 2019, there were outstanding options to purchase 1,186,132 shares of common stock exercisable at between $0.001 and $3.18 per share, (b) rights to purchase warrants to purchase 2,740,000 shares of common stock

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exercisable at between $0.01 and $1.85 per share, and (c) financing warrants to purchase 56,250 shares of common stock exercisable at $0.03 per share. As of the date of this report, none of these outstanding options, rights to purchase warrants or financing warrants have been exercised into shares of common stock. However, all of them may be exercised at any time in the sole discretion of the holder except for certain rights to purchase warrants to purchase 1.25 million shares of our commons stock, which are not exercisable until a performance contingency is met. Also outstanding at March 31, 2019 were 29,900 shares of Preferred Stock, convertible into 2,990,000 shares of the Company’s common stock at an exercise price of $1.00 per common stock share pursuant to the Series A Preferred Stock’s voluntary conversion rights. All of these options, rights to purchase warrants to purchase shares of common stock, financing warrants and Preferred Stock shares were excluded from the computation of diluted earnings (loss) per share because their effect would be anti-dilutive.

In comparison, at March 31, 2018, there were 1,358,774 stock options and rights to purchase warrants to purchase 2,700,000 shares of the Company’s common stock outstanding that were excluded from the computation of diluted earnings (loss) per share because their effects would have been anti-dilutive.

Recent Accounting Pronouncements – The Company is unaware of any new accounting pronouncements that will impact the Company upon adoption, and the Company has not recently adopted any new accounting standards.

NOTE 3 – RISKS AND UNCERTAINTIES

Going Concern – The Company has a history of recurring losses which have resulted in an accumulated deficit of $14,068,681 as of March 31, 2019. During the three months ended March 31, 2019, the Company recognized a net loss of $44,440.

Also, the Company has Preferred Stock outstanding that is currently accruing dividends at the rate of 3% per year. We have no income to pay these dividends. The Company does not have any business or any sources of revenue to pay these dividends or our other operating expenses. As a result, there is substantial doubt that the Company will be able to continue as a going concern. Bankruptcy of the Company at some point in the future is a possibility. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable ot continue as a going concern.

The Company currently has no revenue-generating subsidiaries. Management plans to sustain the Company as a going concern by taking the following actions: (1) acquiring and/or developing profitable businesses that will create positive income from operations; and/or (2) completing private placements of the Company’s common stock and/or preferred stock. Management believes that by taking these actions, the Company will be provided with sufficient future operations and cash flow to continue as a going concern. However, there can be no assurances or guarantees whatsoever that the Company will be successful in consummating such actions on acceptable terms, if at all. Moreover, any such actions can be expected to result in substantial dilution to the existing shareholders of the Company.

The Company’s investments in Ablis, Bendistillery and Bend Spirits made the Company a minority owner of these companies. As a minority owner, the Company will not be able to recognize any portion of Ablis’, Bendistillery’s or Bend Spirits’ revenues or earnings in the Company’s financial statements. The Company may, at some point, receive commissions for helping sell Ablis' and Bendistillery's online or offline. The Company’s investments in Ablis, Bendistillery and Bend Spirits will be tested for potential impairment of value on a quarterly basis.

NOTE 4 – NOTES RECEIVABLE

The William Noyes Webster Foundation, Inc.

The Foundation, a non-profit Massachusetts corporation, has received a provisional registration from the Commonwealth of Massachusetts to own and operate a medical marijuana cultivation facility in Plymouth, Massachusetts, and a medical marijuana dispensary in Dennis, Massachusetts. Jane W. Heatley (“Heatley”) is the founder and a member of the board of directors of the Foundation.

Teaming Agreement – The Company believes it is highly likely that the board of directors of the Foundation will only approve contracts that have been negotiated and approved by Heatley. Consequently, on July 8, 2014, the Company entered into a Teaming Agreement (the "Teaming Agreement") with Heatley, in which, among other

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things: (1) the Company and Heatley agreed to use their respective best efforts, working exclusively together as a team, and not as a partnership or other entity, in order to consummate transactions, agreements, contracts or other arrangements pursuant to which the Company will provide capital and expertise to the Foundation; and (2) Heatley agreed that Heatley shall not, and shall not permit the Foundation to, discuss or negotiate for debt or equity financing, or consulting services or other expertise, from any third party. The Company claims that Heatley violated the Teaming Agreement by discussing and negotiating for debt or equity financing, or consulting services or other expertise, from at least one third party. Heatley claims that the Company violated the Teaming Agreement alleging that the Company failed to lend funds to the Foundation in accordance with the Teaming Agreement. The Company believes Heatley's claim to be baseless. No assurances whatsoever can be made that Heatley will comply with the terms of the Teaming Agreement, nor that the Company will be able to adequately enforce the terms of the Teaming Agreement if it is ever the subject of litigation.

Promissory Note – On July 14, 2014, the Foundation signed and delivered to the Company a Secured Promissory Note (the "Note") which is in the stated loan amount of $1,500,000, and is secured by a Security Agreement of even date therewith (the “Security Agreement”). The Note provides that the $1,500,000 loan may be advanced in one or more installments as the Foundation and the Company may mutually agree upon. The Foundation and the Company mutually agreed that the first installment of this loan would be $602,500. Pursuant to instructions from the Foundation, on July 14, 2014, the Company paid $2,500 owed by the Foundation to one of its consultants, and the Company advanced $600,000 directly to the Foundation. The amount and timing of subsequent loan installments under the Note, which could have totaled $897,500, had not yet been mutually agreed upon between the Foundation and the Company as of the date of the Note.

Between April and July 2015, the Company loaned an additional $135,350 to the Foundation, evidenced by the Note and secured by the Security Agreement. Following such additional loans, the principal of the loan from the Company to the Foundation, evidenced by the Note and secured by the Security Agreement, is now $737,850. The principal balance outstanding under the Note bore interest at the rate of 12.5% per annum, compounded monthly. It was contemplated that the first payment of accrued interest by the Foundation under the Note would be made as soon after the Foundation commences operations of the Plymouth Cultivation Facility and the Dennis Dispensary as the Foundation's cash flows shall reasonably permit, but in any event no later than one year after the Foundation commences operations. The principal of the Note would be payable in eight consecutive equal quarterly installments, commencing on the last day of the calendar quarter in which the Foundation commences operations. Principal on the Note and related accrued interest would be considered past due if the aforementioned payments were not received by their due dates.

Uncollectable Note and Interest Receivable – The Company assessed the collectability of the Note based on the adequacy of the Foundation’s collateral and the Foundation’s capability of repaying the Note according to its terms. Based on this assessment, on September 1, 2015, the Company concluded that Note and interest receivable would not be collectible. As such, the Company wrote off the Note totaling $737,850 and interest receivable totaling $97,427 as bad debt expense on September 1, 2015.

NOTE 5 – AMOUNTS OWED TO RELATED PARTIES AND THIRD PARTIES

Amounts Owed to Related Parties

At March 31, 2019, there are expense reimbursements owed to the Company's CEO GJacobs, CEO totaling $3,555. In comparison, at December 31, 2018, there were expense reimbursements owed to GJacobs totaling $24,583.

On June 21, 2016, a company affiliated with GJacobs, made a non-interest-bearing loan of $4,000 to the Company, which was payable upon demand. The $4,000 note payable to the company affiliated with GJacobs was repaid during the quarter ended March 31, 2019.

At March 31, 2019, there are independent contractor fees of $130,000, salary of $5,000, and expense reimbursements of $1,825 owed to WJacobs, who is now the Company's President and CFO, totaling $136,825. In comparison, at December 31, 2018, there were independent contractor fees of $160,000 and expense reimbursements of $4,417 owed to WJacobs totaling $164,417. WJacobs is the son of GJacobs, our Chief Executive Officer, and the nephew of director James S. Jacobs.

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During the quarter ended March 31, 2019, WJacobs was paid $40,000 for independent contractor fees he was owed for May 2016 through December 2016. He was also reimbursed $4,417 for expenses he incurred from January 2016 through November 2018.

Financing Warrants – On July 13, 2018, the Audit Committee, Compensation Committee, and full Board of Directors of the Company approved by unanimous written consent borrowings by the Company on the following terms:(1) proceeds of the borrowings will be used to pay professional fees owed to our outside auditors, our stock transfer agent, and our securities counsel, and to pay other obligations of the Company; (2) the borrowings will be evidenced by promissory notes of the Company, accruing interest at the rate of 15% annually; (3) the notes will be jointly secured by a first lien security interest in all of the assets of the Company, pursuant to a security agreement signed by the Company in favor of the lenders, UCC filings in favor of the lenders, and a pledge to the lenders of the note payable by the William Noyes Webster Foundation Inc. to the Company; (4) the notes shall be due and payable upon demand by the lenders delivered to the Company; and (5) for each $1,000 loaned by the Company on these terms, the lender of such $1,000 shall receive warrants to purchase 1,250 shares of common stock of the Company, at an exercise price of $0.03 per share, exercisable at the discretion of such lender any time on or before July 16, 2023.

As of December 31, 2018, a total of $30,791 had been borrowed by the Company on such terms, and warrants to purchase 25,000 shares of common stock of the Company had been issued to director Joshua A. Bloom and warrants to purchase 12,500 shares of common stock of the Company had been issued to the Company's CEO GJacobs. As of December 31, 2018, there was also a total of $1,381 in interest payable to Joshua A. Bloom and GJacobs, related to these borrowings.

Between January 7, 2019 and February 6, 2019, an additional $14,772 was lent by GJacobs to the Company on such terms, and warrants to purchase 18,750 shares of common stock of the Company were issued to GJacobs.

On March 13, 2019, all of these borrowings and the related interest payable to Joshua A. Bloom and GJacobs was repaid. In total, $21,540 was paid to Joshua A. Bloom, and $26,628 was paid to GJacobs.

Amounts Owed to Third Parties

On March 15, 2019, the Company settled and paid its debt of $61,500 to its previous independent registered public accounting firm, Eide Bailly LLP.

NOTE 6 – SHAREHOLDERS’ EQUITY

Issuance of Preferred Stock – The Company has authorized 400,000 shares of its Preferred Stock. Each share of Preferred Stock may be converted into 100 shares of common stock. The Preferred Stock pays dividends at the rate of 3% annually. The Preferred Stock dividends are cumulative if the Company does not have the necessary cash to pay the dividend when due. The Preferred Stock dividends shall cease to accrue at such time as the Company’s Common Stock has closed at $3.00 per share or higher for 20 consecutive trading days after the first date that the registration statement is effective, and there have been, on average, at least 25,000 shares traded on each of those 20 consecutive trading days. The Preferred Stock have no voting rights. The holders of the Preferred Stock shall have voluntary conversion rights. Shares of Preferred Stock are subject to mandatory conversion (in the discretion of the Company) at such time as the Company’s common stock has closed at $5.00 per share or higher for 20 consecutive trading days after the first date that the registration statement is effective, and there have been, on average, at least 50,000 shares traded on each of those 20 consecutive trading days.

Between February 27, 2019 and May 13, 2019, the Company accepted subscriptions from accredited investors to purchase 66,150 shares of newly issued Preferred Stock for an aggregate purchase price of $6,615,000 in cash. These 66,150 shares of Preferred Stock are convertible at the option of the holders into 6,615,000 shares of newly issued common stock of the Company, or $1.00 per share of common stock of the Company. The Company has committed to file a registration statement covering the shares of newly issued common stock of the Company into which the Preferred Stock can be converted (the "Registration Statement"). The Preferred Stock will receive an annual dividend, and will be subject to mandatory conversion, under terms and conditions set forth in the Certificate of Designation of the Preferred Stock.

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Issuance of Financing Warrants – On July 13, 2018, the Audit Committee, Compensation Committee, and full Board of Directors of AQSP approved by unanimous written consent borrowings by AQSP on the following terms:(1) proceeds of the borrowings will be used to pay professional fees owed to our outside auditors, our stock transfer agent, and our securities counsel, and to pay other obligations of AQSP; (2) the borrowings will be evidenced by promissory notes of AQSP, accruing interest at the rate of 15% annually; (3) the notes will be jointly secured by a first lien security interest in all of the assets of AQSP, pursuant to a security agreement signed by AQSP in favor of the lenders, UCC filings in favor of the lenders, and a pledge to the lenders of the note payable by the William Noyes Webster Foundation Inc. to AQSP; (4) the notes shall be due and payable upon demand by the lenders delivered to AQSP; and (5) for each $1,000 loaned by AQSP on these terms, the lender of such $1,000 shall receive warrants to purchase 1,250 shares of common stock of AQSP, at an exercise price of $0.03 per share, exercisable at the discretion of such lender any time on or before July 16, 2023.

During the quarter ended March 31, 2019, a total of $14,772 was borrowed by AQSP on such terms from GJacobs, and warrants to purchase 18,750 shares of common stock of AQSP were issued to G Jacobs.

The warrants to purchase common stock that were issued to G Jacobs during the quarter ended March 31, 2019 were valued using the Black-Scholes valuation model as of the date they were issued. The values of these warrants were fully expensed because the notes are payable upon demand. The expense recognized related to the issuance of the warrants to GJacobs during the quarter ended March 31, 2019 was $26,773, which was a debit to interest expense and credit to additional paid-in capital.

Share-Based Compensation – There was no share-based compensation expense recognized during the periods ended March 31, 2019 or 2018.

Stock Option and Warrant Activity – The following is a summary of stock option and warrant activity as of March 31, 2019 and changes during the period then ended:

			Weighted-Average	Aggregate
		Weighted-Average	Remaining Contractual	Intrinsic
	Shares	Exercise Price (a)	Term (Years)	Value
Exercisable Options, Rights to Purchase Warrants to Purchase Common Stock and Financing Warrants Outstanding, December 31, 2018	2,923,632	$ 0.87	4.93	$ 2,410,100
Financing Warrants Issued During the Period	18,750
Rights to Purchase Warrants to Purchase Shares of Common Stock Exercised During Period	(210,000)
Exercisable Options, Rights to Purchase Warrants to Purchase Common Stock and Financing Warrants Outstanding, March 31, 2019	2,732,382	$ 0.93	4.20	$ 2,176,550
Outstanding Options, Rights to Purchase Warrants to Purchase Common Stock and Financing Warrants, March 31, 2019	3,982,382	$ 1.22	4.65	$ 2,176,550

NOTE 7 – CONTINGENT CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS

Compensation to GJacobs

The Board of Directors of the Company has committed to pay compensation to GJacobs, our Chief Executive Officer, as an inducement to him to introduce attractive acquisitions to the Company. The amount of the authorized compensation is 10% of the consideration paid by the Company to acquire equity ownership interests in target companies. Notwithstanding the foregoing, the timing, amount and structure of GJacobs' compensation in regard to successful acquisitions of equity ownership interests in target companies is currently expected to be determined pursuant to negotiations to be held between GJacobs and director Joshua A. Bloom, the chairman of the Compensation Committee of the Company's Board of Directors.

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Payment of Finders’ Fees Related to Ablis

The Company has agreed to pay finders’ fees to two finders in regard to the purchase of 4.99% of the stock of Ablis. Such finders’ fees are warrants to purchase a total of 14,042 unregistered shares of common stock of the Company at an exercise of $1 per share, exercisable at any time on or before April 30, 2024.

The Company has also agreed to pay those two finders additional warrants to purchase shares of common stock of the Company at an exercise price of $1 per share exercisable at any time on or before April 30, 2024; in the event that the Company closes on the purchase of up to an additional 15% of the common stock of Ablis, then the total amount of such warrants will be 2,814 unregistered shares of common stock of AQSP at an exercise price of $1 per share for each additional one percent of Ablis’ common stock so purchased (a maximum issuance of warrants to purchase 42,210 unregistered shares of common stock of the Company at an exercise price of $1 per share).

Payment of Finder’s Fee Related to CBD Lion

The Company has agreed to pay a finder’s fee to a finder if the Company closes on the acquisition of 100% of the ownership interests of CBD Lion LLC, such finder’s fee to be warrants to purchase 55,000 unregistered shares of common stock of the Company at an exercise price of $0.01 per share, exercisable at any time on or prior to the fifth anniversary of such closing. An additional finder’s fee may be paid to a second finder if the Company closes on the acquisition of 100% of the ownership interests of CBD Lion LLC.

Payment of Brokers’ Fees Related to the Sale of Preferred Stock

The Company has committed to pay brokers’ fees in regard to the capital being raised for the Company by such brokers in the Company’s private placement of Preferred Stock, such fee to consist of warrants to purchase unregistered shares of common stock of the Company at an exercise price of $1 per share, exercisable at any time during a five year period; the number of such shares will be calculated as six percent of the aggregate capital raised by such brokers in the private placement of Preferred Stock divided by $1.

Issuance of Warrants to Purchase Shares of Common Stock of the Company to Board Members

The Company has recently added Thomas W. Hines as a seventh member to the Company’s Board of Directors, and the Company expects to add two more members to the Board of Directors during the second quarter of 2019, which will bring the Company's Board of Directors to a total of nine persons. The Compensation Committee of the Company's Board of Directors may recommend that certain warrants to purchase shares of common stock of the Company should be issued to Mr. Hines and to such two additional new Board members, as inducement to them to serve on the Company’s Board of Directors.

NOTE 8 – SUBSEQUENT EVENTS

Signing of Letter of Intent to Acquire 100% of the Ownership Interests of CBD Lion LLC

Please refer to the description included in NOTE 1 – DESCRIPTION OF THE BUSINESS OF ACQUIRED SALES CORP.

Acceptance of Subscription From Accredited Investor to Purchase Newly Issued Series A Convertible Preferred Stock

Between April 1, 2019 and May 13, 2019, the Company accepted subscriptions from accredited investors to purchase 36,250 shares of newly issued Series A Convertible Preferred Stock ("Preferred Stock") for a purchase price of $3,625,000 in cash. These 36,250 shares of Preferred Stock are convertible at the option of the holder into 3,625,000 shares of newly issued common stock of the Company, or $1.00 per share of common stock of the Company. The Company has committed to file a registration statement covering the shares of newly issued common stock of the Company into which the Preferred Stock can be converted (the "Registration Statement"). The Preferred Stock will receive an annual dividend, and will be subject to mandatory conversion, under terms and conditions set forth in the Certificate of Designation of the Preferred Stock.

28

Payment of Independent Contractor Fees and Reimbursement of Expenses

On May 3, 2019, WJacobs was paid the $130,000 in independent contractor fees that were owed to him for the period January 2017 through February 2019. He was also reimbursed for all of the expenses owed to him as of May 3, 2019, which totaled $10,270.

29

ACQUIRED SALES CORP.

 SERIES A PREFERRED STOCK CONVERTIBLE INTO 6,615,000 SHARES OF COMMON STOCK

PROSPECTUS

, 2019

A

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We estimate that expenses in connection with the distribution described in this registration statement (other than brokerage commissions, discounts or other expenses relating to the sale of the shares by the selling security holders) will be as set forth below. We will pay all of the expenses with respect to the distribution, and such amounts, with the exception of the Securities and Exchange Commission registration fee, are estimates.

Accounting fees and expenses	$ 5,500.00
Legal fees and expenses	$ 20,000.00
Printing and related expenses	$ 1,000.00
Transfer agent fees and expenses	$ 1,500.00
SEC registration fee	$ 227.00
Miscellaneous	$ 1,773.00
Total	$ 30,000.00

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Nevada law provides that a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed proceeding, except an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the proceeding, if such person:

•is not liable for breach of his or her fiduciary duties to the corporation; or

•acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

In addition, a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by such person in connection with the defense or settlement of the action, if he or she:

•is not liable for breach of his or her fiduciary duties to the corporation; or

•acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation.

Under Nevada law, indemnification may not be made for any claim as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that a court of competent jurisdiction determines that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any non-derivative proceeding or any derivative proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify such person against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense.

Further, Nevada law permits a Nevada corporation to purchase and maintain insurance or to make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise for any liability asserted against him or her and liability and expenses incurred by him or her in his or her capacity as a director, officer, employee or agent, or arising out of his or her status as such, whether or not the corporation has the authority to indemnify such person against such liability and expenses.

Our Articles of Incorporation require us to indemnify any and all persons who may serve or who have served at any time as directors or officers or who at the request of the Board of Directors of the Corporation, may serve or any time have served as directors or officers of another corporation in which the Corporation at such time owned or may own shares of stock or of which it was or may be a creditor, and their respective heirs, administrators, successors and assigns.

The scope of the indemnity set out in the Articles of Incorporation includes any and all expenses, including amounts paid upon judgment, counsel fees and amounts paid in settlement (before of after suit is commenced), actually and necessarily by such persons in connection with the defense or settlement of any claim, action, suit or proceeding in which they, or any of them, are made parties, or a party, or which may be asserted against them or any of them, by reason of being or having been our directors, or of such other corporation. Such indemnification shall be in addition to any other rights to which those indemnified may be entitled under any law, by law, agreement, vote of shareholder or otherwise.

Our bylaws, as amended, require us to indemnify our directors to the fullest extent authorized by Nevada law, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by a director. The right to indemnification set out in our bylaws, as amended are a contract right and include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

The following information sets forth certain information with respect to all securities that we have sold during the last three years.

Gerard M. Jacobs has not received any salary for his services as our Chief Executive Officer for over ten years. And, our directors have not received any monthly or annual fees for their service as directors of Acquired Sales for over ten years. In November 2014, the officers and directors of the Company were awarded the right to purchase, directly or using a designee, for an aggregate price of $2 per director: (a) warrants to purchase an aggregate of 1.35 million shares of common stock of the Company at an exercise price of $0.01 per share all of which are vested; and (b) warrants to purchase an aggregate of 1.35 million shares of common stock of the Company at an exercise price of $1.85 per share, 100,000 of which warrants are vested, and 1.25 million of which warrants are subject to the condition that the Company shall have acquired at least one of certain properties beneficially owned by Vincent J. Mesolella and/or Gerard M. Jacobs (the “Mesolella/Jacobs Properties”).

On May 13, 2019, we completed a private placement to 27 accredited investors 66,150 shares of Series A Preferred Stock convertible into 6,615,000 shares of our common stock at an exercise price of $1.00 per share.  We paid brokers’ fees in regard to the capital being raised for the Company by such brokers in the May 13, 2019 private placement of Preferred Stock. The fees consisted of warrants to purchase 396,900 unregistered shares of common stock of the Company at an exercise price of $1 per share, exercisable at any time during a five-year period.

On June 28, 2019, we commenced a private placement to accredited investors, offering to sell up to 5,000,000 shares of Series B Preferred Stock convertible into 5,000,000 shares of our common stock at an exercise price of $5.00 per share. As of the date of this report, the Company has accepted a subscription from one accredited investor to purchase 60,000 shares of Series B Preferred Stock for an aggregate purchase price of $300,000 in cash, convertible at the option of the holder into 60,000 shares of newly issued common stock of the Company, or $5.00 per share of common stock of the Company. We will pay brokers’ fees in regard to the capital being raised for the Company by such brokers in the private placement of the Series B Preferred Stock. The fees will consist of warrants to purchase a number of unregistered shares of common stock of the Company equal to 6% of the number of shares of Series B Preferred Stock sold in such private placement, exercisable at $5.00 per share at any time during a five-year period.

As discussed in our prior public filings, we have attempted to acquire one or more of the Mesolella/Jacobs Properties. The Mesolella/Jacobs Properties are parcels of real estate in Rhode Island that are owned by entities affiliated with Vincent J. Mesolella and his son Derek V. Mesolella, formerly an independent contractor to AQSP. One of the Mesolella/Jacobs Properties is also partly owned by an affiliate of our Chief Executive Officer, Gerard M. Jacobs. Discussions among Messrs. Mesolella and Jacobs and our independent directors have made it highly likely that we will never purchase any of the Mesolella/Jacobs Properties.

All of the issuances of securities described above were restricted share issuances and deemed to be exempt from registration in reliance on Rule 506 of Regulation D and/or Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering. Each investor represented that they were accredited investors, as defined in Rule 501 of Regulation D and, there was no general solicitation or general advertising used to market the securities. We made available to each investor disclosure of all aspects of our business, including providing the investor with press releases, access to our auditors, and other financial, business, and corporate information. All securities issued were restricted with an appropriate restrictive legend on certificates for notes and warrants issued stating that the securities (and underlying shares) have not been registered under the Securities Act and cannot be sold or otherwise transferred without an effective registration or an exemption therefrom.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Form 10-SB	March 23, 2007
3.1	Articles of Incorporation dated December 12, 1985
3.2	Amended Articles of Incorporation Dated July 1992
3.3	Amended Articles of Incorporation Dated November 1996
3.4	Amended Articles of Incorporation Dated June 1999
3.5	Amended Articles of Incorporation Dated January 25, 2006
3.6	Amended Bylaws

Form 8-K	August 2, 2007
5.01	Shareholder Agreement

Form 10-Q	May 18, 2010
10.1	Private Merchant Banking Agreement-Anniston Capital, Inc.
10.2	Warrant Agreement #1-Anniston Capital, Inc.
10.3	Warrant Agreement #2-Anniston Capital, Inc.
10.4	$100,000 Promissory Note – December 1, 2007
10.5	$10,000 Promissory Note – January 30, 2008
10.6	$10,000 Promissory Note – November 9, 2008

Form 8-K	November 5, 2010
10.9	Letter of Intent Agreement Cogility Software dated November 4, 2010
99.1	Press Release

Form 10-K	December 17, 2010
10.7 10.8	$4,000 Promissory Note – April 19, 2010 $20,000 Promissory Note – October 12, 2010

Form 10-K	March 31, 2011
4.1	Form of Note 3%
4.2	Form of Warrant
10.10	Subscription Agreement

Schedule DEF 14-C	August 9, 2011
Information
Statement
10.11	The Johns Hopkins University Applied Physics Laboratory Firm Fixed Price-Time And Material Contract No. 961420, dated October 20, 2009 (filed as Exhibit (E)(i) thereto)
10.12	The Analysis Corporation Task Order Subcontract Agreement, dated January 4, 2010 (filed as Exhibit (E)(ii) thereto)
10.13	Defense & Security Technology Group, LLC, Program Budget & Asset Management Tool Proof of Concept Pilot, dated June 27, 2011 (filed as Exhibit (E)(iii) thereto)
10.14	Defense & Security Technology Group, LLC, Command Information Center – Data Integration Proof of Concept, dated June 27, 2011 (filed as Exhibit (E)(iv) thereto)

Form 8-K	October 4, 2011
10.15	Agreement and Plan of Merger
10.16	NAVAIR PMA 265 contract, in regard to a Program Budget & Asset Management Tool Proof of Concept Pilot, dated July 15, 2011
10.17	NAVAIR 4.2 Cost Performance contract, in regard to Command Information Center - Data Integration (CIC-DI) Proof of Concept, dated July 15, 2011
10.18	Sotera Defense Solutions, Inc. subcontract number SOTERA-SA-FY11-040, dated June 20, 2011
10.19	$4,000 Promissory Note – September 13, 2011
10.20	CACI Prime Contract No.: W15P7T-06-D-E402 Prime Delivery Order No.: 0060, dated August 24, 2011
10.21	$4,000 Promissory Note – September 13, 2011
14.1	[Proposed] Code of Business Conduct and Ethics

Form 10-Q	May 21, 2012
10.22

Agreement dated as of October 17, 2011, by and among Deborah Sue Ghourdjian Separate Property Trust, Matthew Ghourdjian, Daniel F. Terry, Jr., Roberti Jacobs Family Trust, Acquired Sales

Corp., Vincent J. Mesolella, and Minh Le

Form 10-Q	November 13, 2012
10.23	Firm Fixed Price subcontract; Defense & Security Technology Group, Inc. subsidiary and CAS, Inc., dated September 19, 2012
10.24	Firm-Fixed-Price, Level-of-Effort, IDIQ Subcontract; Cogility subsidiary and Booz Allen Hamilton, dated November 1, 2012
Form 8-K	January 16, 2013
10.25 99.1	Stock Purchase Agreement dated January 11, 2013 regarding sale of our subsidiary Cogility Software Corporation to Drumright Group, LLC. Press Release

Form 8-K	February 12, 2013
10.26	Amendment No. 1 Stock Purchase Agreement

Form 8-K	August 1, 2013
10.27	Amendment No. 2 Stock Purchase Agreement
10.28	Release Agreement
Form 8-K 99.1	September 4, 2013 Letter – Change of certifying accountant due to acquisition of accountant
Form 8-K	October 4, 2013
10.29	Stock Purchase Agreement dated March 31, 2013

Form 8-K	July 16, 2014
10.30	Promissory Note; William Noyes Webster Foundation, Inc.
10.31	Security Agreement relating to Promissory Note with the William Noyes Webster Foundation, Inc.

Form 8-KDecember 2, 2014

10.32Letter of Intent; Acquired Sales Corp. Merger with PPV, Inc. and Bravo Environmental NW, Inc.

99.1Press Release

Form 8-K February 5, 2015

99.1Press Release

Form 8-KJune 24, 2016

10.33Letter of Intent; Acquired Sales Corp. acquisitions of Aggregated Marketing Platform Inc. and Processing for a Cause Inc.

99.1Press Release

Form 8-K April 18, 2017

99.1Press Release

Form 8-KNovember 21, 2018

10.34Letter of Intent; Acquired Sales Corp. to purchase a 19.99% ownership interest in each of Ablis LLC, Bend Spirits, Inc. and Bendistillery Inc.

99.1Press Release

Form 8-KMarch 4, 2019

10.35Stock Purchase Agreement (the “SPA”) with Ablis LLC (“Ablis”), Bendistillery Inc. d/b/a Crater Lake Spirits (“Bendistillery”), Bend Spirits, Inc. (“Bend Spirits”), Bendis Homes Pinehurst, LLC, James A. Bendis, Alan T. Dietrich, Gerard M. Jacobs and William C. “Jake” Jacobs

4.3Registration Rights Agreement

4.4Certificate of Designation of the Relative Rights and Preferences of the Series A Convertible Preferred Stock of Acquired Sales Corp.

99.1Press Release Dated March 4, 2019

Form 10-KMarch 12, 2019

10.35.2James S. Jacobs Right to Purchase Warrant Agreement

10.36William C. Jacobs Right to Purchase Warrant Agreement

10.37Security Agreement

10.38

Demand Promissory Note Payable to Joshua A. Bloom dated July 16, 2018

10.39

Common Stock Purchase Warrants – Joshua A. Bloom – dated July 16, 2018

10.40

Demand Promissory Note Payable to Gerard M. Jacobs dated July 18, 2018

10.41Common Stock Purchase Warrants – Gerard M. Jacobs – dated July 18, 2018

10.42 Common Stock Purchase Warrants – Gerard M. Jacobs – dated November 8, 2018

10.43

Common Stock Purchase Warrants – Joshua A. Bloom – dated November 12, 2018

10.44

Common Stock Purchase Warrants – Gerard M. Jacobs – dated January 7, 2019

10.45Common Stock Purchase Warrants – Gerard M. Jacobs – dated January 21, 2019

10.46

Common Stock Purchase Warrants – Gerard M. Jacobs – dated February 6, 2019

Form 8-KMay 1, 2019

Exhibit 10.49Stock Sale and Purchase Agreement among Ablis Holding Company, Ablis, Inc., James A. Bendis, Acquired Sales Corp., Gerard M. Jacobs and William C. “Jake” Jacobs

Exhibit 10.50Stock Purchase Agreement among Bendistillery Inc., Bend Spirits, Inc., Bendis Homes Pinehurst, LLC, James A. Bendis, Alan T. Dietrich, Acquired Sales Corp., Gerard M. Jacobs and William C. “Jake” Jacobs

Form 8-KMay 8, 2019

Exhibit 10.51Letter of Intent between Acquired Sales Corp., Gerard M. Jacobs, William C. “Jake” Jacobs and CBD Lion LLC and its owners

Form 8-KMay 23, 2019

Exhibit 10.52Letter of Intent between Acquired Sales Corp., Gerard M. Jacobs, William C. “Jake” Jacobs and Warrender Enterprise Inc. d/b/a Lifted Liquids and Nicholas S. Warrender and Erik S. Lundgren

Form 8-KJune 26, 2019

Exhibit 10.53Compensation Agreement between Acquired Sales Corp., Gerard M. Jacobs and William C. "Jake" Jacobs dated as of June 19, 2019

Form 8-KJune 26, 2019

Exhibit 10.53Compensation Agreement between Acquired Sales Corp., Gerard M. Jacobs and William C. "Jake" Jacobs dated as of June 19, 2019

This S-1July 31, 2019

Exhibit 5.1 Opinion of David S. Hunt, P.C.

Exhibit 23.1 Consent of Fruci & Associates II, PLLC - Independent Registered Public Accounting Firm

Exhibit 23.2 Consent David S. Hunt, P.C. (included in Exhibit 5.1)

ITEM 17. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any acts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that subparagraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(7) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer or controlling person of a Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, that Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(8) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on the Amendment No. 1 to Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Forest, State of Illinois, on the 31st day of July, 2019.

ACQUIRED SALES CORP.

By: /s/ Gerard M. Jacobs

Gerard M. Jacobs, Chief Executive Officer and Chairman

Date: July 31, 2019

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

By: /s/ Gerard M. Jacobs

Gerard M. Jacobs, Chief Executive Officer and Chairman

Principal Executive Officer

Date: July 31, 2019

By: /s/ William C. “Jake” Jacobs, CPA

William C. “Jake” Jacobs, CPA, President, Chief Financial Officer and Treasurer

Principal Financial Officer

Date: July 31, 2019

/s/ Joshua A. Bloom, M.D.

Joshua A. Bloom, M.D.

Director

Date: July 31, 2019

/s/ James S. Jacobs, M.D.

James S. Jacobs, M.D.

Director

Date: July 31, 2019

/s/ Michael D. McCaffrey

Michael D. McCaffrey

Director

Date: July 31, 2019

/s/ Richard E. Morrissy

Richard E. Morrissy

Director

Date: July 31, 2019

/s/ Vincent J. Mesolella

Vincent J. Mesolella

Director

Date: July 31, 2019

/s/ Thomas W. Hines, CPA CFA

Thomas W. Hines, CPA CFA

Director

Date: July 31, 2019